Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

WEJO GROUP LIMITED,

TKB CRITICAL TECHNOLOGIES 1

AND

GREEN MERGER SUBSIDIARY LIMITED

DATED AS OF JANUARY 10, 2023

i

EXHIBIT 1.4(a)	—	TKB Surviving Company Articles
EXHIBIT 1.4(b)	—	Wejo Surviving Company Articles
EXHIBIT 8.17(wwww)	—	Knowledge of TKB
EXHIBIT 8.17(xxxx)	—	Knowledge of Wejo
EXHIBIT 5.23	—	Holdco Organizational Documents

SCHEDULE A	—	Key Wejo Shareholders
SCHEDULE B	—	Form of Wejo Voting Agreement
SCHEDULE C	—	Form of Sponsor Voting Agreement
SCHEDULE D	—	Form of Registration Rights Agreement
SCHEDULE E-1	—	Form of TKB Plan of Merger
SCHEDULE E-2	—	Form of Wejo Plan of Merger
SCHEDULE 5.24	—	Vesting Waivers

INDEX OF DEFINED TERMS

Action	8.17(a)
Affiliate	8.17(b)
Agreement	Preamble
Anti-Corruption Laws	8.17(c)
Anti-Money Laundering Laws	8.17(d)
Bermuda Companies Act	8.17(e)
Business Combination	8.17(f)
Business Day	8.17(g)
Cayman Companies Act	8.17(h)
Cayman Registrar	8.17(i)
Closing	1.2(a)
Closing Date	1.2(a)
Closing Payments	5.18
Code	8.17(j)
Competition Laws	8.17(k)
Confidentiality Agreement	5.3(a)
Contract	8.17(l)
Conversion Intended U.S. Tax Treatment	Recitals
Copyrights	8.17(bb)
COVID-19	8.17(m)
COVID-19 Measures	8.17(n)
D&O Insurance	5.9(b)
Dissenting TKB Shareholders	2.4(a)
Dissenting Wejo Shareholders	2.5(a)
Effect	8.17(kkkk)
Effective Time	1.2(c)
Enforceability Exceptions	3.2(a)
Environmental Laws	8.17(o)
ERISA	8.17(q)
ERISA Affiliate	8.17(r)
Export Control Laws	8.17(p)
Extension	5.21
Extension Approval	5.21
Extension Proposal	5.21
Extension Shareholders’ Meeting	5.21
Forward Purchasers	8.17(s)
GAAP	3.4(b)
GDPR	8.17(rr)
GM Transaction Documents	8.17(t)
Governmental Authority	8.17(u)
Governmental Filings	3.9
Governmental Order	8.17(v)
Hazardous Material	8.17(w)
Holdco Board	8.17(x)
Holdco Common Shared	8.17(y)

v

Holdco Equity Plan	5.20
Holdco Organizational Documents	8.17(z)
Holdco RSU Award	2.2(e)
Holdco Stock Option	2.2(f)
Indebtedness	8.17(aa)
Initial Holdco Interest	1.1(a)
Initial Holdco Interest Redemption Amount	1.1(d)
Insurance Policies	4.15(a)
Intellectual Property	8.17(bb)
Intellectual Property Agreements	8.17(cc)
Intended U.S. Tax Treatment	Recitals
Investment Screening Laws	8.17(dd)
IRS	8.17(ee)
IT Assets	8.17(ff)
IT Contracts	8.17(gg)
Joinder	5.23(a)
Joint Proxy Statement	5.11(a)
Known to TKB	8.17(wwww)
Known to Wejo	8.17(xxxx)
Law	8.17(hh)
Liability	8.17(ii)
Lien	8.17(jj)
Merger Sub 1	Preamble
Merger Sub Shares	8.17(ll)
NSIA 2021	8.17(mm)
Open Source Software	8.17(nn)
Outside Date	7.1(b)(i)
Patents	8.17(bb)
Permitted Lien	8.17(oo)
Person	8.17(pp)
Personal Information	8.17(qq)
PFIC	4.8(k)
Privacy Laws	8.17(rr)
Prospectus	8.1
Public TKB Acquisition Proposal	7.2(c)(i)(C)
Public Wejo Acquisition Proposal	7.2(b)(i)(C)
Purchase Agreement	8.17(ss)
Redemption Amount	8.17(tt)
Registration Rights Agreement	Recitals
Registration Statement	5.11(a)
Representatives	8.17(uu)
Sanctions Laws	8.17(vv)
Schedules	IV
SEC	2.3(b)(i)
Securities Act	2.3(b)(i)
Securities Laws	8.17(ww)

Software	8.17(xx)
Sponsor	8.17(yy)
Sponsor Director Nominees	1.5(a)(i)
Sponsor Voting Agreement	Recitals
Subsidiary	8.17(zz)
Surviving Companies	1.1(c)
Tax Return	8.17(bbb)
Taxes	8.17(aaa)
TKB	Preamble
TKB Acquisition Proposal	5.7(a)
TKB Adverse Recommendation Change	5.7(b)
TKB Assumed Warrant	2.1(d)
TKB Board	Recitals
TKB Class A Shares	8.17(ccc)
TKB Class B Conversion	2.1(b)(i)
TKB Class B Shares	8.17(ddd)
TKB D&O Indemnified Persons	5.9(a)
TKB Disclosure Schedules	III
TKB Dissenting Shares	2.4(a)
TKB Effective Time	1.2(b)
TKB Excluded Shares	8.17(eee)
TKB Expense Reimbursement	7.2(b)(i)(D)
TKB Filed SEC Report	3.4(a)
TKB Financial Statements	3.4(b)
TKB Intervening Event	8.17(fff)
TKB Material Adverse Effect	8.17(ggg)
TKB Merger Filing Documents	8.17(hhh)
TKB Merger Intended U.S. Tax Treatment	Recitals
TKB Notice of Recommendation Change	5.7(c)
TKB Organizational Documents	8.17(iii)
TKB Plan of Merger	1.1(b)
TKB Private Warrant	8.17(jjj)
TKB Private Warrants Purchase Agreement	8.17(kkk)
TKB Public Warrant	8.17(lll)
TKB Redeeming Shares	8.17(mmm)
TKB SEC Reports	III
TKB Securities	8.17(nnn)
TKB Share Redemption	8.17(ooo)
TKB Share Rights	3.3(d)
TKB Shareholder	8.17(ppp)
TKB Shareholder Approval	3.2(c)
TKB Shareholders’ Meeting	5.11(d)
TKB Shares	8.17(qqq)
TKB Superior Proposal	5.7(a)
TKB Surviving Company	1.1(b)

TKB Surviving Company Articles	1.4(a)
TKB Termination Fee	7.2(c)(i)(A)
TKB Transaction Expenses	8.17(rrr)
TKB Unit	8.17(sss)
TKB Warrant	2.1(d)
TKB Warrant Agreement	8.17(ttt)
TKB Warrants	8.17(uuu)
to the Knowledge of TKB	8.17(wwww)
to the Knowledge of Wejo	8.17(xxxx)
to TKB’s Knowledge	8.17(wwww)
to Wejo’s Knowledge	8.17(xxxx)
Trade Secrets	8.17(bb)
Trademarks	8.17(bb)
Transaction Agreements	8.17(vvv)
Transaction Expenses	8.17(www)
Transfer Agent	2.3(a)(i)
Treasury Regulations	8.17(xxx)
Trojan horses	4.10(l)
Trust Account	3.15(a)
Trust Agreement	3.15(a)
Trustee	3.15(a)
U.K. GDPR	8.17(rr)
WARN	8.17(yyy)
Wejo	Preamble
Wejo Acquisition Proposal	5.6(a)
Wejo Adverse Recommendation Change	5.6(b)
Wejo Assumed Warrant	2.2(c)
Wejo Benefit Plans	8.17(zzz)
Wejo Board	Recitals
Wejo Bye-Laws	8.17(aaaa)
Wejo Common Shares	8.17(bbbb)
Wejo D&O Indemnified Persons	5.9(a)
Wejo Data Privacy and Security Laws	4.10(n)
Wejo Director Nominees	1.5(a)(i)
Wejo Disclosure Schedules	IV
Wejo Dissenting Shares	2.5(a)
Wejo Effective Time	1.2(c)
Wejo Employee	8.17(cccc)
Wejo Equity Plan	8.17(dddd)
Wejo Excluded Shares	8.17(eeee)
Wejo Filed SEC Report	4.5(a)
Wejo Financial Statements	4.5(b)
Wejo Financing Agreement	8.17(ffff)
Wejo Intellectual Property	8.17(gggg)
Wejo Intervening Event	8.17(hhhh)
Wejo IT Assets	8.17(iiii)
Wejo IT Contracts	8.17(jjjj)

Wejo Lease	4.7(b)
Wejo Leased Real Property	4.7(b)
Wejo Material Adverse Effect	8.17(kkkk)
Wejo Material Contracts	4.9(a)
Wejo Material Customers	4.22(a)
Wejo Material Suppliers	4.22(b)
Wejo Merger Consideration	2.2(a)(i)
Wejo Merger Filing Documents	8.17(llll)
Wejo Merger Intended U.S. Tax Treatment	Recitals
Wejo Non-U.S. Benefit Plan	4.14(i)
Wejo Notice of Recommendation Change	5.6(c)
Wejo Organizational Documents	8.17(mmmm)
Wejo Permits	4.19(a)
Wejo Plan of Merger	1.1(c)
Wejo Privacy Obligations	4.10(n)
Wejo Products	8.17(nnnn)
Wejo Registered Intellectual Property	4.10(a)
Wejo RSU Award	8.17(oooo)
Wejo SEC Reports	IV
Wejo Securities	8.17(pppp)
Wejo Security Incidents	4.10(l)
Wejo Service Provider	8.17(qqqq)
Wejo Share Rights	4.4(d)
Wejo Shareholder Approval	4.3(c)
Wejo Shareholders’ Meeting	5.11(c)
Wejo Stock Option	8.17(rrrr)
Wejo Subsidiaries Organizational Documents	4.2(c)
Wejo Subsidiary	8.17(ssss)
Wejo Superior Proposal	5.6(a)
Wejo Surviving Company	1.1(c)
Wejo Surviving Company Articles	1.4(b)
Wejo Termination Fee	7.2(b)(i)(A)
Wejo Transaction Expenses	8.17(tttt)
Wejo Voting Agreement	Recitals
Wejo Warrant	2.2(c), 8.17(uuuu)
Wejo Warrant Agreement	8.17(vvvv)
Withholding Agent	2.3(d)

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of January 10, 2023, is by and among Wejo Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Wejo”), TKB Critical Technologies 1, an exempted company incorporated under the laws of the Cayman Islands (“TKB”), and Green Merger Subsidiary Limited, an exempted company incorporated under the laws of the Cayman Islands (“Merger Sub 1”).

WITNESSETH:

WHEREAS, TKB is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Wejo Holdings Limited is a newly formed exempted company limited by shares incorporated under the laws of Bermuda (“Holdco”) and a wholly owned Subsidiary of Wejo formed for the sole purpose of participating in the transactions contemplated hereby and becoming the publicly traded holding company for Wejo and TKB;

WHEREAS, Merger Sub 1 is a newly formed exempted company incorporated under the laws of the Cayman Islands and a wholly owned Subsidiary of Wejo formed for the sole purpose of effecting the TKB Merger;

WHEREAS, prior to the TKB Merger, Wejo will transfer all of its Merger Sub 1 Shares to Holdco;

WHEREAS, Wejo Acquisition Company Limited is a newly formed exempted company limited by shares incorporated under the laws of Bermuda (“Merger Sub 2” and together with Merger Sub 1, each a “Merger Sub” and collectively, the “Merger Subs”) and a wholly owned Subsidiary of Holdco formed for the sole purpose of effecting the Wejo Merger;

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub 1 shall merge with and into TKB (the “TKB Merger”), with TKB surviving the TKB Merger. At the TKB Effective Time, Merger Sub 1 will cease to exist, and TKB will become a wholly owned subsidiary of Holdco, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, simultaneous with the TKB Merger, Merger Sub 2 shall merge with and into Wejo (the “Wejo Merger” and, together with the TKB Merger, the “Mergers”), with Wejo surviving the Wejo Merger. At the Wejo Effective Time, Merger Sub 2 will cease to exist, and Wejo will become a wholly owned subsidiary of Holdco, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Wejo (the “Wejo Board”), on the terms and subject to the conditions set forth herein, has unanimously (i) determined that the Wejo Merger is advisable, fair to, and in the best interests of Wejo and its shareholders, (ii) approved this Agreement, the other Transaction Agreements to which Wejo is a party, the Wejo Merger and the other actions contemplated by this Agreement, and declared their advisability and (iii) determined to recommend that the shareholders of Wejo vote to approve and adopt this Agreement and the Wejo Plan of Merger, and approve the Wejo Merger and the other transactions contemplated by this Agreement;

WHEREAS, the sole director of Merger Sub 1, on the terms and subject to the conditions set forth herein, has (i) determined that this Agreement, the other Transaction Agreements to which Merger Sub 1 is a party and the TKB Merger are advisable, fair to, and in the best interests of Merger Sub 1 and its sole shareholder, (ii) approved this Agreement, the other Transaction Agreements to which Merger Sub 1 is a party, the TKB Merger and the other actions contemplated by this Agreement, and declared their advisability and (iii) determined to recommend the approval and adoption of this Agreement and the TKB Plan of Merger, and the approval of the TKB Merger and the other transactions contemplated by this Agreement to its sole shareholder;

WHEREAS, the board of directors of TKB (the “TKB Board”) on the terms and subject to the conditions set forth herein, has unanimously (i) determined that this Agreement, the other Transaction Agreements to which TKB is a party and the TKB Merger are advisable, fair to, and in the best interests of, TKB and its shareholders and the TKB Merger constitutes a Business Combination, (ii) approved this Agreement, the other Transaction Agreements to which TKB is a party, the TKB Merger and the other actions contemplated by this Agreement, and declared their advisability, and (iii) determined to recommend that the shareholders of TKB vote to approve and adopt this Agreement and the TKB Plan of Merger, and approve the TKB Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain shareholders of Wejo listed on Schedule A hereto are entering into voting and support agreements with TKB in substantially the form attached hereto as Schedule B (the “Wejo Voting Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor and certain shareholders of TKB are entering into a voting and support agreement with Wejo in substantially the form attached hereto as Schedule C (the “Sponsor Voting Agreement”);

WHEREAS, in connection with the consummation of the Mergers, at the Closing, Holdco, Sponsor, the Sponsor’s members and its or their transferees, the Sponsor Director Nominees, and the Forward Purchasers, will enter into a Registration Rights Agreement in substantially the form attached hereto as Schedule D (the “Registration Rights Agreement”); and

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), it is intended that (a) the TKB Class B Conversion qualify as a reorganization within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder (the “Conversion Intended U.S. Tax Treatment”), (b) the Wejo Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and that the Wejo Merger and the TKB Merger, taken together, qualify as a transaction described in Section 351(a) of the Code and the Treasury Regulations promulgated thereunder (the “Wejo Merger Intended U.S. Tax Treatment”), and (c) the Wejo Merger and the TKB Merger, taken together, qualify as a transaction described in Section 351(a) of the Code and the Treasury Regulations promulgated thereunder (the “TKB Merger Intended U.S. Tax Treatment” and, together with the Conversion Intended U.S. Tax Treatment and the Wejo Merger Intended U.S. Tax Treatment, the “Intended U.S. Tax Treatment”), and (d) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3, to which Holdco, Wejo, TKB, Merger Sub 1, and Merger Sub 2 are parties under Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

THE MERGERs

Section 1.1 The Mergers.

(a) In order to facilitate the formation of Holdco, Wejo has contributed $100.00 to Holdco in exchange for all the issued share capital in Holdco as of the date hereof (the “Initial Holdco Interest”).

(b) At the TKB Effective Time, and upon the terms and subject to the conditions of this Agreement, the plan of merger to be entered into among TKB, Merger Sub 1 and Holdco in substantially the form attached hereto as Schedule E-1 (the “TKB Plan of Merger”), and in accordance with the Cayman Companies Act, at the TKB Effective Time (as defined in Section 1.2(b)), Merger Sub 1 shall be merged with and into TKB. As a result of the TKB Merger: (i) the separate corporate existence of Merger Sub 1 shall cease and TKB shall continue as the surviving company following the TKB Merger (sometimes referred to herein as the “TKB Surviving Company”); and (ii) TKB shall (A) become a wholly owned subsidiary of Holdco, (B) continue to be governed by the Laws of the Cayman Islands, (C) continue to have a registered office in the Cayman Islands, and (D) succeed to and assume all of the rights, properties and obligations of Merger Sub 1 and TKB in accordance with the Cayman Companies Act and the existing shareholders of TKB shall be entitled to the TKB Merger Consideration in accordance with the provisions of Article II of this Agreement.

(c) At the Wejo Effective Time, and upon the terms and subject to the conditions of this Agreement, the statutory merger agreement to be entered into among Wejo, Merger Sub 2 and Holdco in substantially the form attached hereto as Schedule E-2 (the “Wejo Plan of Merger”), and in accordance with the Bermuda Companies Act, at the Wejo Effective Time (as defined in Section 1.2(c)), Merger Sub 2 shall be merged with and into Wejo. As a result of the Wejo Merger: (i) the separate corporate existence of Merger Sub 2 shall cease and Wejo shall continue as the surviving company following the Wejo Merger (sometimes referred to herein as the “Wejo Surviving Company” and together with the TKB Surviving Company, each a “Surviving Company” and collectively, the “Surviving Companies”); and (ii) Wejo shall (A) become a wholly owned subsidiary of Holdco, (B) continue to be governed by the Laws of Bermuda, (C) continue to have a registered office in Bermuda, and (D) succeed to and assume all of the rights, properties and obligations of Merger Sub 2 and Wejo in accordance with the Laws of Bermuda and the existing shareholders of Wejo shall be entitled to the Wejo Merger Consideration in accordance with the provisions of Article II of this Agreement.

(d) At the Effective Time, the Initial Holdco Interest shall be automatically redeemed and cancelled for an aggregate of $100.00 in cash pursuant to Section 2.2(g) (the “Initial Holdco Interest Redemption Amount”).

Section 1.2 Closing; Effective Time.

(a) The closing of the Mergers (the “Closing”) shall take place electronically on a remote basis, at 09:00 a.m., Eastern Time, on a date to be specified by Holdco, Wejo and TKB, which shall be no later than the third (3rd) Business Day after the satisfaction or (to the extent permitted by Law) waiver of all of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or (to the extent permitted by Law) waiver of such conditions at the Closing), unless another time, date or place is agreed to in writing by Holdco, Wejo and TKB. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) On the Closing Date, each of TKB and Merger Sub 1 shall (and Holdco shall cause Merger Sub 1 to), in coordination with each other, cause the executed TKB Plan of Merger and other required TKB Merger Filing Documents to be filed with the Cayman Registrar. The parties hereto agree that the time at which the TKB Merger becomes effective is referred to herein as the “TKB Effective Time” which shall be the same time as the Wejo Effective Time.

(c) On the Closing Date, each of Wejo and Merger Sub 2 shall (and Holdco shall cause Merger Sub 2 to), in coordination with each other, cause the required Wejo Merger Filing Documents to be filed with the Registrar of Companies in Bermuda. The parties hereto agree that the time at which the Wejo Merger becomes effective is referred to herein as the “Wejo Effective Time” which shall be the same time as the TKB Effective Time. The TKB Effective Time and the Wejo Effective Time shall referred to herein collectively as the “Effective Time”.

Section 1.3 Effect of the Merger.

(a) The TKB Merger shall have the effects set forth in this Agreement, the TKB Plan of Merger and as specified in the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the TKB Effective Time, by virtue of, and simultaneously with, the TKB Merger and without any further action on the part of Holdco, Merger Sub 1, TKB or any shareholder of TKB, (i) all the properties, rights, privileges, powers and franchises of TKB and Merger Sub 1 shall vest in the TKB Surviving Company; (ii) all debts, liabilities and duties of TKB and Merger Sub 1 shall become the debts, liabilities and duties of the TKB Surviving Company; and (iii) all the rights, privileges, immunities, powers and franchises of TKB (as the TKB Surviving Company) shall continue unaffected by the TKB Merger in accordance with the Cayman Companies Act. Merger Sub 1 will cease to exist and will be stricken from the register of companies in the Cayman Islands, and TKB will become a private company directly and wholly owned (including with respect to any warrants, options or other securities) by Holdco, all as provided under the Cayman Companies Act.

(b) The Wejo Merger shall have the effects set forth in this Agreement, the Wejo Plan of Merger and as specified in the applicable provisions of the Bermuda Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Wejo Effective Time, by virtue of, and simultaneously with, the Wejo Merger and without any further action on the part of Holdco, Merger Sub 2, Wejo or any shareholder of Wejo, (i) all the properties, rights, privileges, powers and franchises of Wejo and Merger Sub 2 shall vest in the Wejo Surviving Company; (ii) all debts, liabilities and duties of Wejo and Merger Sub 2 shall become the debts, liabilities and duties of the Wejo Surviving Company; and (iii) all the rights, privileges, immunities, powers and franchises of Wejo (as the Wejo Surviving Company) shall continue unaffected by the Wejo Merger in accordance with the Bermuda Companies Act. Merger Sub 2 will cease to exist and will be stricken from the register of companies in Bermuda, and Wejo will become a private company directly and wholly owned (including with respect to any warrants, options or other securities) by Holdco, all as provided under the Bermuda Companies Act.

Section 1.4 Organizational Documents.

(a) At the Effective Time, the memorandum and articles of association of the TKB Surviving Company shall be in the form of the TKB Organizational Documents in effect immediately prior to the TKB Effective Time, until thereafter amended or restated as provided therein and by applicable Law. Immediately after the Effective Time, the memorandum and articles of association of the TKB Surviving Company shall be amended and restated in their entirety to read as set forth in Exhibit 1.4(a), and as so amended shall remain in effect after the TKB Effective Time as the memorandum and articles of association of the TKB Surviving Company (the “TKB Surviving Company Articles”) until thereafter amended or restated as provided by applicable Law and such TKB Surviving Company Articles.

(b) At the Wejo Effective Time, the Wejo Bye-Laws shall be amended and restated in their entirety to read as set forth in Exhibit 1.4(b), and as so amended shall remain in effect from and after the Wejo Effective Time as the bye-laws of the Wejo Surviving Company (the “Wejo Surviving Company Articles” and together with the TKB Surviving Company Articles, the “Surviving Company Articles”) until thereafter amended as provided by applicable Law and such Wejo Surviving Company Articles.

Section 1.5 Directors and Officers.

(a) Directors of Holdco. The parties hereto shall take all actions necessary so that, from and after the Effective Time:

(i) the Holdco Board shall consist of nine (9) directors, of whom (A) two (2) individuals meeting the Nasdaq independence requirements will be designated in writing by the Sponsor (the “Sponsor Director Nominees”), and (B) seven (7) individuals will be designated in writing by Wejo (the “Wejo Director Nominees”), in each case by no later than ten (10) Business Days before the date on which the Registration Statement is declared effective by the SEC, each such director to hold office in accordance with the Holdco Organizational Documents. A majority of members of the Holdco Board shall qualify as an “independent director” under Nasdaq regulations and comply with all diversity requirements under applicable Law.

(ii) the officers of Wejo holding such positions as set forth in Section 1.5(a)(ii) of the Wejo Disclosure Schedules shall be appointed as the officers of Holdco, each such officer to hold office in accordance with the Holdco Organizational Documents.

(b) Directors and Officers of the Surviving Companies.

(i) The parties hereto shall take all actions necessary so that from and after the Effective Time, the Surviving Companies board of directors shall be constituted with those individuals as shall be designated by Holdco until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with the applicable Surviving Company Articles, as the case may be.

(ii) The parties hereto shall take all actions necessary so that from and after the Effective Time, the officers of the Surviving Companies shall be those individuals as designated by Holdco until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Article II

EFFECTS OF THE MERGERs; EXCHANGE

Section 2.1 Effect on TKB Share Capital. Subject to the terms and conditions of this Agreement, at the TKB Effective Time, by virtue of the TKB Merger and without any action on the part of Holdco, Merger Sub 1, TKB or the holders of TKB Securities:

(a) TKB Units. Immediately prior to the TKB Effective Time, each TKB Unit then outstanding shall be automatically detached and the holder thereof shall be deemed to hold one TKB Class A Share and one-half of a TKB Public Warrant in accordance with the terms of the applicable TKB Unit, which underlying TKB Class A Shares and TKB Public Warrants shall be converted in accordance with the applicable terms of this Section 2.1.

(b) TKB Shares.

(i) Immediately prior to the TKB Effective Time, each TKB Class B Share shall automatically be converted into one TKB Class A Share, subject to the terms of the TKB Organizational Documents and the Sponsor Voting Agreement (the “TKB Class B Conversion”).

(ii) At the TKB Effective Time, immediately following the detachment of each TKB Unit in accordance with Section 2.1(a) and the TKB Class B Conversion in accordance with Section 2.1(b)(i), each TKB Share issued and outstanding immediately prior to the TKB Effective Time (other than TKB Excluded Shares, TKB Redeeming Shares and TKB Dissenting Shares) shall be automatically converted into and represent the right to receive a number of validly issued, fully paid and nonassessable Holdco Common Shares equal to the Exchange Ratio (such number of Holdco Common Shares, the “TKB Merger Consideration”). For the purposes of this Agreement, (A) “Exchange Ratio” shall mean an amount equal to the quotient (rounded to the nearest whole cent, with .05 being rounded up) obtained by dividing $11.25 by the Average Wejo Share Price; provided, however, that if the average Wejo Share Price is (x) greater than 3.00, the Exchange Ratio shall be 3.75 or (y) less than 0.50, the Exchange Ratio shall be 22.50; and (B) “Average Wejo Share Price” means the volume weighted average price per Wejo Common Share (rounded to the nearest whole cent, with .05 being rounded up) on Nasdaq (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the fifteen (15) consecutive trading days immediately preceding the second trading day prior to the date of the Wejo Shareholders’ Meeting.

(iii) At the TKB Effective Time, each TKB Excluded Share issued and outstanding immediately prior to the TKB Effective Time shall be cancelled and no TKB Merger Consideration shall be paid or payable with respect thereto.

(iv) At the TKB Effective Time, each TKB Redeeming Share issued and outstanding immediately prior to the TKB Effective Time shall be cancelled and each holder of such TKB Redeeming Shares shall thereafter cease to have any rights with respect to such securities except the right to be paid a pro rata share of the Redemption Amount in accordance with the TKB Organizational Documents.

(v) At the TKB Effective Time, each TKB Dissenting Share issued and outstanding immediately prior to the TKB Effective Time shall be cancelled and each holder of such TKB Dissenting Shares shall thereafter cease to have any rights with respect to such securities except the rights granted by Section 238 of the Cayman Companies Act to Dissenting TKB Shareholders, subject to Section 2.4.

(vi) As of the TKB Effective Time, (a) all TKB Shares (other than TKB Excluded Shares, TKB Redeeming Shares and TKB Dissenting Shares), pursuant to this Section 2.1(b), shall be deemed transferred under Cayman Law to Holdco, and each holder of a TKB Share (other than TKB Excluded Shares, TKB Redeeming Shares and TKB Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the applicable TKB Merger Consideration upon surrender of such TKB Shares in accordance with Section 2.3 and (b) the register of members of TKB shall be closed with respect to, and there shall be no further registration of transfers on the register of members of the TKB Surviving Company of, TKB Shares which were outstanding immediately prior to the TKB Effective Time. In the event that a holder of TKB Shares converted pursuant to the TKB Merger shall be entitled to receive a fraction of a Holdco Common Share (after aggregating all shares represented by the TKB Shares) then the number of Holdco Common Shares issuable to such holder shall be rounded up or down to the nearest whole Holdco Common Share (with .5 being rounded up). Notwithstanding any other provision of this Agreement, the TKB Merger Consideration shall not include any cash consideration.

(c) Conversion of Merger Sub 1 Shares. At the TKB Effective Time, each Merger Sub 1 Share that is issued and outstanding immediately prior to the Effective Time shall be automatically and without further action converted into one (1) validly issued, fully paid and nonassessable Class A ordinary share, par value $0.0001 per share, of the TKB Surviving Company, and the shares of the TKB Surviving Company into which the Merger Sub 1 Shares are so converted shall be the only shares of the TKB Surviving Company that are issued and outstanding immediately after the TKB Effective Time.

(d) Conversion of TKB Warrants. Each warrant to acquire TKB Shares (each, a “TKB Warrant”) that is outstanding and unexercised immediately prior to the TKB Effective Time, shall cease to represent a TKB Warrant in respect of TKB Shares and shall be assumed by Holdco and automatically represent a warrant to acquire Holdco Common Shares (each, a “TKB Assumed Warrant”). The number of Holdco Common Shares subject to each such TKB Assumed Warrant shall be equal to the product (rounded to the nearest whole number, with .5 being rounded up) of (x) the number of TKB Shares subject to such TKB Warrant immediately prior to the TKB Effective Time multiplied by (y) the Exchange Ratio, and the exercise price of each such TKB Assumed Warrant shall be equal to the quotient of (1) the per share exercise price of such TKB Warrant immediately prior to the TKB Effective Time divided by (2) the Exchange Ratio, which quotient shall be rounded to the nearest whole cent (with .05 being rounded up). Holdco shall assume each such TKB Warrant in accordance with its terms, and except as expressly provided above, following the TKB Effective Time, each TKB Assumed Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the applicable TKB Warrant immediately prior to the TKB Effective Time. Prior to the TKB Effective Time, TKB shall take all action necessary for the treatment of the TKB Warrants in accordance with this Section 2.1(d), including executing an amendment to the TKB Warrant Agreement pursuant to Section 9.8 thereto.

(e) Fractional Shares. No certificate or scrip representing fractional Holdco Common Shares shall be issued upon the surrender for exchange of TKB Shares. Any fractional Holdco Common Share that otherwise would be issuable pursuant to the TKB Merger shall be treated as provided in Section 2.1(b)(vi).

(f) Adjustments to TKB Merger Consideration. The TKB Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any share split, sub-division, reverse share split, consolidation, share dividend (including any dividend or distribution of securities convertible into TKB Shares, Wejo Common Shares or Holdco Common Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of TKB Shares, Wejo Common Shares or Holdco Common Shares outstanding after the date hereof and prior to the TKB Effective Time to provide the same economic effect to Wejo equityholders, the Holdco equityholders and TKB equityholders. Nothing in this Section 2.1(f) shall be construed to permit TKB, Wejo or Holdco to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2 Effect on Wejo Share Capital. Subject to the terms and conditions of this Agreement, at the Wejo Effective Time, by virtue of the Wejo Merger and without any action on the part of Holdco, Merger Sub 2, Wejo or the holders of Wejo Securities:

(a) Wejo Common Shares.

(i) Each Wejo Common Share issued and outstanding immediately prior to the Wejo Effective Time (other than Wejo Excluded Shares and Wejo Dissenting Shares) shall be automatically converted into and represent the right to receive one validly issued, fully paid and non-assessable Holdco Common Share (such number of Holdco Common Shares, the “Wejo Merger Consideration”).

(ii) At the Wejo Effective Time, each Wejo Excluded Share issued and outstanding immediately prior to the Wejo Effective Time shall be cancelled and no Wejo Merger Consideration shall be paid or payable with respect thereto.

(iii) At the Wejo Effective Time, each Wejo Dissenting Share issued and outstanding immediately prior to the Wejo Effective Time shall be cancelled and each holder of such Wejo Dissenting Shares shall thereafter cease to have any rights with respect to such securities except the rights granted by section 106 of the Bermuda Companies Act to Dissenting Wejo Shareholders, subject to Section 2.5.

(iv) As of the Wejo Effective Time, (a) all Wejo Common Shares (other than Wejo Excluded Shares and Wejo Dissenting Shares), pursuant to this Section 2.2(a), shall be deemed transferred under Bermuda Law to Holdco, and each holder of a Wejo Common Share (other than Wejo Excluded Shares and Wejo Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the applicable Wejo Merger Consideration upon surrender of such Wejo Common Shares in accordance with Section 2.3 and (b) the register of members of Wejo shall be closed with respect to all Wejo Common Shares outstanding and no further transfer of any such Wejo Common Shares shall be recorded on the register of members of Wejo after the Wejo Effective Time. In the event that a holder of Wejo Common Shares converted pursuant to the Wejo Merger shall be entitled to receive a fraction of a Holdco Common Share (after aggregating all shares represented by the Wejo Common Shares) then the number of Holdco Common Shares issuable to such holder shall be rounded up or down to the nearest whole Holdco Common Share (with .5 being rounded up). Notwithstanding any other provision of this Agreement, the Wejo Merger Consideration shall not include any cash consideration.

(b) Conversion of Merger Sub 2 Shares. At the Wejo Effective Time, each Merger Sub 2 Share that is issued and outstanding immediately prior to the Effective Time shall be automatically and without further action converted into one (1) validly issued, fully paid and nonassessable ordinary share, par value $0.001 per share, of the Wejo Surviving Company, and the shares of the Wejo Surviving Company into which the Merger Sub 2 Shares are so converted shall be the only shares of the Wejo Surviving Company that are issued and outstanding immediately after the Wejo Effective Time.

(c) Conversion of Wejo Warrants. Each warrant to acquire Wejo Common Shares (each, a “Wejo Warrant”) that is outstanding and unexercised immediately prior to the Wejo Effective Time, shall cease to represent a Wejo Warrant in respect of Wejo Common Shares and shall be assumed by Holdco and automatically represent a warrant to acquire one Holdco Common Share (each, a “Wejo Assumed Warrant”). Holdco shall assume each such Wejo Warrant in accordance with its terms, and except as expressly provided above, following the Wejo Effective Time, each Wejo Assumed Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the applicable Wejo Warrant immediately prior to the Wejo Effective Time.

(d) Adjustments to Wejo Merger Consideration. The Wejo Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any share split, sub-division, reverse share split, consolidation, share dividend (including any dividend or distribution of securities convertible into Wejo Common Shares, TKB Shares or Holdco Common Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Wejo Common Shares, TKB Shares or Holdco Common Shares outstanding after the date hereof and prior to the Wejo Effective Time to provide the same economic effect to the TKB equityholders, Holdco equityholders and Wejo equityholders. Nothing in this Section 2.2(d) shall be construed to permit TKB, Wejo or Holdco to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e) Wejo RSU Awards. At the Wejo Effective Time, each Wejo RSU Award that is outstanding immediately prior to the Wejo Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be converted into a restricted stock unit award (a “Holdco RSU Award”) in respect of that number of Holdco Common Shares equal to the total number of Wejo Common Shares subject to the Wejo RSU Award immediately prior to the Wejo Effective Time. Each Holdco RSU Award issued pursuant to this Section 2.2(e) shall be subject to the same terms and conditions (including the vesting schedule) as applicable to the corresponding Wejo RSU Award immediately prior to the Wejo Effective Time. Notwithstanding the foregoing, any Wejo RSU Award that will settle in accordance with its terms upon the Wejo Effective Time shall, automatically and without any required action on the part of any holder or beneficiary thereof, be cancelled immediately prior to the Wejo Effective Time, and, in exchange therefor, each such holder thereof shall receive, as soon as reasonably practicable after the Wejo Effective Time, (i) a number of Holdco Common Shares equal to the total number of Wejo Common Shares subject to the Wejo RSU Award immediately prior to the Wejo Effective Time, less any applicable withholding Taxes, and rounded down to the nearest whole share, or, (ii) if provided for by the award agreement governing the Wejo RSU Award, a mix of Holdco Common Shares and cash as required by such award agreement, with an aggregate value equal to that which the Wejo RSU Award holder would have received if he or she received exclusively Holdco Common Shares in respect to such Wejo RSU Award pursuant to the foregoing clause (i).

(f) Wejo Stock Options. At the Wejo Effective Time, each Wejo Stock Option that is outstanding immediately prior to the Wejo Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by Holdco and converted into an option (a “Holdco Stock Option”) to purchase a number of Holdco Common Shares equal to the total number of Wejo Common Shares subject to the Wejo Stock Option immediately prior to the Wejo Effective Time, and at the exercise price per Holdco Common Share equal to the exercise price applicable to such Wejo Stock Option immediately prior to the Wejo Effective Time. Each Wejo Stock Option issued pursuant to this Section 2.2(f) shall be subject to the same terms and conditions (including vesting schedule) as applicable to the corresponding Wejo Stock Option immediately prior to the Wejo Effective Time; provided, that Holdco shall convert Wejo Stock Options into Holdco Stock Options in a manner that would not cause the Holdco Stock Options to be treated as a grant of a new stock right for purposes of Section 409A of the Code.

(g) Cancellation of Shares. Each share of Holdco share capital that is issued and outstanding immediately prior to the Effective Time (which shall consist solely of the Initial Holdco Interest) shall be automatically redeemed and cancelled in exchange for the right to receive its pro rata portion of the Initial Holdco Interest Redemption Amount. Promptly following the Effective Time, Holdco shall pay the Initial Holdco Interest Redemption Amount pro rata, to the holders of Holdco share capital immediately prior to the Effective Time.

(h) GM Transaction Documents. Holdco shall take commercially reasonable steps to assume, at the Wejo Effective Time, all of the obligations of Wejo under the GM Transaction Documents pursuant to their terms.

Section 2.3 Exchange of Securities.

(a) Exchange.

(i) Prior to the TKB Effective Time, Holdco shall engage Continental Stock Transfer & Trust Company (the “Transfer Agent”) as its Transfer Agent. At the TKB Effective Time, Holdco shall instruct the Transfer Agent to issue the TKB Merger Consideration to the record holders of TKB Units, TKB Class A Shares and TKB Class B Shares entitled to receive a portion of the TKB Merger Consideration hereunder (other than holders of TKB Excluded Shares, TKB Redeeming Shares and TKB Dissenting Shares) in book entry form, and the electronic or book entry positions representing the TKB Securities shall be cancelled.

(ii) At the Wejo Effective Time, Holdco shall instruct the Transfer Agent to issue the Wejo Merger Consideration to the record holders of Wejo Common Shares entitled to receive a portion of the Wejo Merger Consideration hereunder (other than holders of Wejo Excluded Shares and Wejo Dissenting Shares) in book entry form, and the electronic or book entry positions representing the Wejo Securities shall be cancelled.

(b) No Further Ownership Rights.

(i) All Holdco Common Shares issued at the TKB Effective Time in accordance with the terms of this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to TKB Shares entitled to receive a portion of the TKB Merger Consideration hereunder (other than TKB Excluded Shares, TKB Redeeming Shares and TKB Dissenting Shares). At the TKB Effective Time, the register of members of TKB shall be closed with respect to, and there shall be no further registration of transfers on the register of members of the TKB Surviving Company of TKB Shares which were outstanding immediately prior to the TKB Effective Time. If, after the TKB Effective Time, TKB Shares are presented to the TKB Surviving Company or the Transfer Agent for any reason, they shall be cancelled and exchanged as provided in this Article II. Notwithstanding anything to the contrary in this Agreement, TKB Shares to be exchanged by any Person constituting an “affiliate” of TKB for purposes of Rule 145 under the Securities Act of 1933, as amended, and the applicable rules and regulations of the Securities Exchange Commission (the “SEC”) thereunder (the “Securities Act”), shall be subject to the restrictions described in such Rule 145.

(ii) All Holdco Common Shares issued at the Wejo Effective Time in accordance with the terms of this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to Wejo Common Shares entitled to receive a portion of the Wejo Merger Consideration hereunder (other than Wejo Excluded Shares and Wejo Dissenting Shares). At the Wejo Effective Time, the register of members of Wejo shall be closed with respect to, and there shall be no further registration of transfers on the register of members of the Wejo Surviving Company of Wejo Common Shares which were outstanding immediately prior to the Wejo Effective Time. If, after the Wejo Effective Time, Wejo Common Shares are presented to the Wejo Surviving Company or the Transfer Agent for any reason, they shall be cancelled and exchanged as provided in this Article II. Notwithstanding anything to the contrary in this Agreement, Wejo Common Shares to be exchanged by any Person constituting an “affiliate” of Wejo for purposes of Rule 145 under the Securities Act, shall be subject to the restrictions described in such Rule 145.

(c) No Liability. None of Holdco, Merger Sub 1, Merger Sub 2, TKB, Wejo or the Transfer Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any Holdco Common Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any TKB Shares or Wejo Common Shares shall not have been surrendered prior to five (5) years after the TKB Effective Time or Wejo Effective Time, as applicable, or immediately prior to such earlier date on which any Holdco Common Shares, or any dividends or distributions with respect to Holdco Common Shares issuable in respect of such TKB Shares or Wejo Common Shares, as applicable, would otherwise escheat to or become the property of any Governmental Authority, any such shares, dividends or distributions in respect of such TKB Shares or Wejo Common Shares, as applicable, shall, to the extent permitted by applicable Law, become the property of the TKB Surviving Company or Wejo Surviving Company, as applicable, free and clear of all claims or interests of any Person previously entitled thereto.

(d) Withholding Rights. TKB, the Transfer Agent, Wejo, Holdco, the Wejo Surviving Company, the TKB Surviving Company and any other Person who has any obligation to deduct or withhold from any amount or consideration payable pursuant to this Agreement (each such Person, a “Withholding Agent”) shall be entitled to deduct and withhold from any amount or consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax law or under any applicable Laws. To the extent such amounts are so deducted or withheld, such amounts shall be timely paid over to the applicable Governmental Authority, and shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Withholding Agent, and the Transfer Agent or other applicable Withholding Agent (if any) shall furnish as promptly as practicable such Person with a documentation evidencing such Tax withholding or deduction.

Section 2.4 TKB Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, TKB Shares that are issued and outstanding immediately prior to the TKB Effective Time and that are held by TKB Shareholders who shall have validly exercised their dissenters’ rights for such TKB Shares in accordance with Section 238 of the Cayman Companies Act, and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “TKB Dissenting Shares”, and the holders of such TKB Dissenting Shares being the “Dissenting TKB Shareholders”) shall not be converted into, and such Dissenting TKB Shareholders shall have no right to receive, the applicable TKB Merger Consideration unless and until such Dissenting TKB Shareholder fails to perfect or withdraws or otherwise loses their right to dissenters’ rights under the Cayman Companies Act. The TKB Shares owned by any TKB Shareholder who fails to perfect or who effectively withdraws or otherwise loses their dissenters’ rights under Section 238 of the Cayman Companies Act shall cease to be TKB Dissenting Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable TKB Merger Consideration in accordance with Section 2.1(b)(ii), without any interest thereon.

(b) Prior to the TKB Effective Time, TKB shall give Wejo (i) prompt written notice of any written objections to the TKB Merger or demands for dissenters’ rights received by TKB from TKB Shareholders and any withdrawals of such objections or demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such objection or demand for dissenters’ rights under the Cayman Companies Act. TKB shall not, except with reasonable consultation with Wejo, make any offers or payment or otherwise agree or commit to any payment or other consideration with respect to any exercise by a TKB Shareholder of its rights to dissent from the TKB Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

Section 2.5 Wejo Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Bermuda Companies Act, each holder of Wejo Common Shares issued and outstanding immediately prior to the Wejo Effective Time who did not vote in favor of the Wejo Merger and who shall have validly complied with all the provisions of the Bermuda Companies Act concerning the right of holders of Wejo Common Shares to require appraisal of their Wejo Common Shares pursuant to Bermuda law (the “Wejo Dissenting Shares”, and the holders of such Wejo Dissenting Shares being the “Dissenting Wejo Shareholders”) shall be cancelled (but shall not entitle their holders to receive the Wejo Merger Consideration) and shall be converted into the right to receive the fair value thereof under Section 106 of the Bermuda Companies Act. The Wejo Common Shares owned by any Dissenting Wejo Shareholder who fails to perfect or who effectively withdraws or otherwise loses their dissenters’ rights under the Bermuda Companies Act shall cease to be Wejo Dissenting Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Wejo Merger Consideration in accordance with Section 2.2(a)(i), without any interest thereon.

(b) Prior to the Wejo Effective Time, Wejo shall give TKB (i) prompt written notice of any written objections to the Wejo Merger or demands for dissenters’ rights received by Wejo from Wejo shareholders and any withdrawals of such objections or demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such objection or demand for dissenters’ rights under the Bermuda Companies Act. Wejo shall not, except with reasonable consultation with TKB, make any offers or payment or otherwise agree or commit to any payment or other consideration with respect to any exercise by a Wejo shareholder of its rights to dissent from the Wejo Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

Article III

REPRESENTATIONS AND WARRANTIES OF TKB

TKB represents and warrants to Wejo, Holdco and each Merger Sub as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date or time) as follows (except (i) as set forth in the disclosure schedules (which shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such disclosure schedules shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent on its face) delivered by TKB to Wejo, Holdco and each Merger Sub in connection with the execution and delivery of this Agreement (the “TKB Disclosure Schedules”) or (ii) as disclosed in all forms, reports, statements and documents filed with or furnished to the SEC by TKB (“TKB SEC Reports”) on or after May 19, 2021, and publicly available at least three (3) Business Days prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature), and without regard to any amendment thereto filed after the date of this Agreement):

Section 3.1 Organization and Corporate Power. TKB is duly incorporated, validly existing and in good standing (or has the equivalent status under the Laws of its jurisdiction of formation) and has all requisite corporate (or comparable) power and authority to own, lease or operate its assets and properties and to carry on its business as currently conducted. TKB is qualified to do business and is in good standing (or its equivalent, if applicable) in every jurisdiction in which its ownership or lease of property or assets or the conduct of business as currently conducted requires it to qualify, except where the failure to be so qualified or, where relevant, in good standing, (1) has not had and would not, either individually or in the aggregate, reasonably be expected to be material to TKB and (2) has not had and would not, either individually or in the aggregate, reasonably be expected to have, a material adverse effect on the ability of TKB to consummate the TKB Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof. The TKB Organizational Documents, as in effect on the date hereof, previously made available by TKB to Wejo, (a) are true, correct and complete and (b) are in full force and effect. TKB is not in default or violation of any provision of the TKB Organizational Documents. TKB has no Subsidiaries and does not own (directly or indirectly) or hold the right to acquire any shares, stock, partnership interest or joint venture interest or other equity or voting interest in, or any securities or obligations convertible into or exchangeable for shares, securities or interests, in any Person.

Section 3.2 Authorization; No Conflicts.

(a) TKB has full power and authority to execute and deliver this Agreement and each other Transaction Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to TKB Shareholder Approval. The execution, delivery and performance of this Agreement and each other Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action on the part of TKB, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Agreements (other than obtaining TKB Shareholder Approval and filing the TKB Merger Filing Documents with the Cayman Registrar as required by the Cayman Companies Act). This Agreement and each other Transaction Agreement to which TKB is a party has been, or will be at or prior to the Closing, duly and validly authorized, executed and delivered by TKB, and assuming that this Agreement and each of the Transaction Agreements to which TKB is a party to be executed by TKB is a valid and binding obligation of the other parties hereto and thereto, this Agreement and each other Transaction Agreement to which TKB is a party constitute, or when so executed and delivered will constitute, legal, valid and binding obligations of TKB, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity (the “Enforceability Exceptions”).

(b) Except (i) for the requirements under the Securities Laws, Nasdaq and any other Laws that are required for the consummation of the transactions contemplated hereby and (ii) as set forth on Section 3.2(b)of the TKB Disclosure Schedules, the execution, delivery and performance of this Agreement and each of the Transaction Agreements to be executed by TKB and the consummation of the transactions contemplated hereby and thereby, or compliance by TKB with any of the provisions hereof or thereof, do not and will not (a) assuming the TKB Shareholder Approval is obtained, conflict with or result in any violation of any provision of the TKB Organizational Documents, (b) result in a breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent or approval or right of first offer or refusal, or result in the creation of a Lien on any material property or asset of TKB, (c) subject to the approvals and filings set forth in this Agreement and assuming TKB Shareholder Approval is obtained, conflict with or violate any outstanding judgment, order or decree, any applicable Law, or any rule or regulation of any securities exchange on which TKB Securities are listed for trading, or any of the material properties or assets of TKB, except, in the case of clauses (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which are not reasonably expected to be material to TKB.

(c) Except for (i) with respect to the adoption and approval of this Agreement and the TKB Merger and the other transactions contemplated by this Agreement as TKB’s Business Combination, an ordinary resolution passed by the affirmative vote of holders of a simple majority of the TKB Shares and (ii) with respect to the adoption and approval of the TKB Plan of Merger, a special resolution passed by the affirmative vote of holders of a majority of at least two-thirds of the TKB Shares, in each case that are present and voting at a quorate general meeting and compliant with the provisions of the Cayman Companies Act (the “TKB Shareholder Approval”), no other vote or consent of the holders of any class or series of TKB Securities is required or necessary to adopt or approve this Agreement, the other Transaction Agreements to which TKB is a party, the TKB Merger and the other transactions contemplated by this Agreement.

Section 3.3 Capitalization.

(a) As of the date hereof, TKB has issued (i) 23,000,000 TKB Units, each consisting of one TKB Class A Share and one-half of one TKB Public Warrant, (ii) 11,500,000 TKB Public Warrants and (iii) 10,750,000 TKB Private Warrants. As of the date hereof, the issued and outstanding share capital of TKB consists of 28,750,000 TKB Shares, which comprise 23,000,000 TKB Class A Shares and 5,750,000 TKB Class B Shares.

(b) Except as set forth on Section 3.3(b) of the TKB Disclosure Schedules, all the outstanding share capital and other equity or voting securities or interests of TKB (i) have been duly authorized and are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such equity interests) and free of preemptive rights, (ii) were issued in all material respects in compliance with applicable Law, (iii) were issued in compliance with the TKB Organizational Documents, and (iv) were not issued in material breach or violation of any Contract or preemptive right or right of first refusal, rights of first offer or similar rights. Except as set forth on Section 3.3(b) of the TKB Disclosure Schedules, there are no outstanding options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities, options or rights convertible into or exercisable or exchangeable for, any shares or securities or interests containing any equity features of TKB, or Contracts, commitments, understandings or arrangements, by which TKB is or may become bound to issue additional shares or other equity or voting securities or interests or options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares or other equity or voting securities or interests.

(c) Except as set forth on Section 3.3(c) of the TKB Disclosure Schedules, there are no securities or rights of TKB, or Contracts, commitments, understandings or arrangements by which TKB is bound obligating TKB to repurchase, redeem or otherwise acquire TKB Shares or other equity securities or interests of TKB. Except as set forth on Section 3.3(c) of the TKB Disclosure Schedules, TKB has no outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for shares or securities having the right to vote) with the share or equity holders of TKB on any matter. Except as set forth on Section 3.3(c) of the TKB Disclosure Schedules, there are no voting trusts or other agreements or understandings to which TKB is a party with respect to the voting of TKB Shares or other equity or voting securities or interests of TKB.

(d) Except (i) for the TKB Securities or (ii) as necessary to give effect to the TKB Merger and the other transactions contemplated by this Agreement, as of the date hereof, there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by TKB (i) relating to any issued or unissued share capital or equity interest of TKB, (ii) obligating TKB to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests in TKB or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of share capital of TKB (each of (i), (ii) and (iii), collectively, “TKB Share Rights”). All outstanding TKB Securities are, and all TKB Securities that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of TKB to pay any dividend or make any other distribution in respect of any share capital or equity interest of TKB (including any TKB Securities) or to provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

Section 3.4 SEC Reports; Financial Statements.

(a) Except as set forth on Section 3.4(a) of the TKB Disclosure Schedules, TKB has timely filed all TKB SEC Reports required to be filed with the SEC since October 29, 2021, each of which has complied in all material respects with the applicable requirements of the Securities Act and the applicable rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent TKB SEC Report filed or furnished to the SEC by TKB, and in either case, publicly available prior to the date hereof (each, a “TKB Filed SEC Report”). None of the TKB Filed SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed or currently contains any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent TKB Filed SEC Report. Since October 29, 2021, TKB has not received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the TKB Filed SEC Reports (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Authority that such TKB Filed SEC Reports (including the financial statements included therein) are being reviewed or investigated, and, to the TKB’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Authority of any TKB Filed SEC Reports (including the financial statements included therein).

(b) Except to the extent updated, amended, restated or corrected by a subsequent TKB Filed SEC Report, all of the financial statements included in any TKB Filed SEC Report, in each case, including any related notes and schedules thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “TKB Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules of the SEC with respect thereto and have been prepared in accordance with the United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a TKB Material Adverse Effect). The consolidated balance sheets (including the related notes) included in such TKB Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent TKB Filed SEC Report) fairly present, in all material respects, the consolidated financial position of TKB at the respective dates thereof, and the consolidated statements of operations, shareholders’ equity and cash flows (in each case, including the related notes) included in such TKB Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent TKB Filed SEC Report) fairly present, in all material respects, the consolidated statements of operations, shareholders’ equity and cash flows of TKB for the periods indicated, subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a TKB Material Adverse Effect.

(c) Each of the co-principal executive officers of TKB and the principal financial officer of TKB (or each former principal executive officer of TKB and each former principal financial officer of TKB, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to TKB Filed SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. TKB has no outstanding, and has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(i) TKB maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of TKB’s assets that could have a material effect on its financial statements.

(ii) TKB’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by TKB in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to TKB’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of TKB required under the Exchange Act with respect to such reports.

(iii) Neither TKB is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, including any contract or arrangement relating to any transaction or relationship between or among TKB, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, TKB in TKB’s published financial statements or other TKB Filed SEC Reports.

(iv) Since October 29, 2021, TKB has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in TKB’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2, as in effect on the date hereof.

Section 3.5 No TKB Material Adverse Effect; Absence of Certain Developments.

(a) Since September 30, 2022, through the date of this Agreement, there has not been any TKB Material Adverse Effect.

(b) Except as set forth on Section 3.2(b) of the TKB Disclosure Schedules, and except in connection with the transactions contemplated hereby, since September 30, 2022 through the date of this Agreement, TKB has conducted its business in the ordinary course of business consistent with past practice.

Section 3.6 Tax Matters.

(a) TKB has timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required by Law to be filed by TKB, and all such Tax Returns remain, true, correct and complete in all material respects. All Taxes due and shown as due on such returns have been timely paid, other than Taxes for which adequate reserves have been established on the financial statements of TKB.

(b) TKB has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with all applicable Laws with respect to Tax withholding.

(c) TKB is not currently engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. TKB has not received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the Knowledge of TKB, no such dispute or claim is pending. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of TKB.

(d) There are no Liens with respect to Taxes on any of the assets of TKB, other than Permitted Liens.

(e) TKB has not received a written claim from a jurisdiction where it does not file a Tax Return that it is or may be subject to Taxes by, or may be required to file Tax Returns with respect to such Taxes in, such jurisdiction, which claim has not been resolved.

(f) TKB has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or similar provision of state, local or foreign Law).

(g) Other than in connection with the transactions contemplated hereby, TKB has not requested, entered into, been issued or received any ruling or determination related to Taxes from any Governmental Authority that would reasonably be expected to affect TKB’s liability for Taxes for any taxable period ending after the Closing Date.

(h) TKB has no material liability for the Taxes of any Person (other than TKB) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by contract or otherwise.

(i) TKB is not a party to, or bound by, or has no material obligation with respect to Taxes of any Person (other than TKB) under any Tax allocation, Tax sharing, Tax indemnification agreement or otherwise (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(j) TKB is and has since formation been treated as a corporation for U.S. federal (and applicable state and local) income tax purposes.

(k) Within the past two years, TKB has not been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or a similar provision of state, local or non-U.S. Tax Law).

(l) TKB is not aware of the existence of or has knowledge of any fact, agreement, plan or circumstance as of the date hereof, or has taken, agreed, or knowingly omitted to take any action, that could reasonably be expected to prevent or impede the Intended U.S. Tax Treatment, except due to the failure of the Wejo Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder by reason of the assets of, and the business conducted by, Wejo on the Closing Date not constituting “historic business assets” or a “historic business,” respectively, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

(m) Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 3.6 are the sole and exclusive representations and warranties of TKB in respect of Taxes.

Section 3.7 Litigation. Except for as set forth on Section 3.7 of the TKB Disclosure Schedules, since April 20, 2021, there have not been, and there is no (a) Action pending or, to the Knowledge of TKB, threatened, or (b) Governmental Order or investigation, examination or audit now pending or outstanding or that were rendered before or by any Governmental Authority, in either case of (a) or (b), by or against TKB or any of its properties, rights, assets, officers, directors, or employees (in their capacity as such). The items listed on Section 3.7 of the TKB Disclosure Schedules, if finally determined adversely to TKB, will not, individually or in the aggregate, reasonably be expected to be material to TKB.

Section 3.8 Business Activities. Since its incorporation, TKB has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination.

Section 3.9 Governmental Consents. Except (a) for the requirements of Securities Laws, Nasdaq and any other regulations that are required for the consummation of the transactions contemplated hereby, (b) for filing the required TKB Merger Filing Documents with the Cayman Registrar and the Cayman Registrar registering the TKB Plan of Merger as required by the Cayman Companies Act and (c) as set forth on Section 3.9 of the TKB Disclosure Schedules, no consent, approval, order or authorization of, or registration, declaration, notification or filing with, any Governmental Authority (collectively, “Governmental Filings”) is necessary or required in connection with any of the execution, delivery or performance of this Agreement or the other Transaction Agreements to be executed by TKB or the consummation by TKB of the transactions contemplated hereby.

Section 3.10 Affiliated Transactions. Except as set forth on Section 3.10 of the TKB Disclosure Schedules, no Affiliate or shareholder of TKB, any director, officer or manager of TKB (other than TKB) is a party to any Contract that is still in effect with TKB or has any ownership or financial interest in any material asset or property owned by TKB.

Section 3.11 Brokerage. Except as set forth on Section 3.11 of the TKB Disclosure Schedules, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of TKB or any of their respective shareholders or Affiliates.

Section 3.12 Compliance with Laws. TKB is, and has been since April 20, 2021, in compliance in all material respects with all Laws and Governmental Orders applicable to it or any of its properties, rights or assets.

Section 3.13 Registration Statement. The information relating to TKB to be contained in the Joint Proxy Statement and Registration Statement and any other documents filed or furnished with or to the SEC or pursuant to the Securities Act or Exchange Act in each case in connection with the Mergers will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first mailed to the shareholders of TKB and at the time the Registration Statement is declared effective (and any amendment or supplement thereto) or at the time of the TKB Shareholders’ Meeting (as defined below), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement and Registration Statement (other than the portions thereof relating solely to the meeting of the shareholders of Wejo) and any related documents will comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.13, no representation or warranty is made by TKB with respect to information or statements made or incorporated by reference in the Joint Proxy Statement or the Registration Statement which were not supplied by or on behalf of TKB.

Section 3.14 Opinion of Financial Advisor. The TKB Board has received an oral opinion, to be confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion and based on and subject to various assumptions, qualifications, limitations and other matters set forth in such opinion, (a) the Exchange Ratio provided for in the TKB Merger, after giving effect to the Wejo Merger, pursuant to this Agreement is fair, from a financial point of view, to the holders of TKB Class A Shares other than the Sponsor and other excluded holders (as such term is defined therein) and (b) Wejo has an aggregate fair market value equal to at least 80% of the balance of the funds held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the interest earned on the Trust Account).

Section 3.15 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $234,600,000 invested in a U.S.-based trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated October 26, 2021, by and between TKB and the Trustee (as it may be amended, including to accommodate the Extension, the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the TKB Organizational Documents and TKB’s final prospectus dated October 26, 2021. Amounts in the Trust Account are invested in United States Government treasury bills with a maturity of one hundred and eighty five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. TKB has performed all material obligations required to be performed by it to date under, and is not in material default or breach under or materially delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred that, with or without notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. As of the date hereof, TKB has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement or pursuant to a TKB Share Redemption). As of the Effective Time, the obligations of TKB to dissolve or liquidate pursuant to the TKB Organizational Documents shall terminate, and as of the Effective Time, TKB shall have no obligation whatsoever pursuant to the TKB Organizational Documents to dissolve and liquidate the assets of TKB by reason of the consummation of the TKB Merger and the other transactions contemplated by this Agreement. To the Knowledge of TKB, as of the date hereof, following the Effective Time, no TKB Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such TKB Shareholder validly tenders TKB Class A Shares in a TKB Share Redemption. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Wejo SEC Reports to be inaccurate or that would entitle any Person (other than a holder of TKB Redeeming Shares) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of Wejo contained herein and the compliance by Wejo with its obligations hereunder, TKB has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to TKB on the Closing Date (net of obligations with respect to redemptions and the payment of Taxes and other permitted payments or distributions).

(c) As of the date hereof, TKB does not have any present intention, agreement, arrangement or understanding to enter into or incur any obligations with respect to or under any new Indebtedness.

Section 3.16 Nasdaq Stock Market Quotation. The issued and outstanding TKB Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “USCTU”. The issued and outstanding TKB Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “USCT”. The issued and outstanding TKB Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “USCTW”. TKB is, and has been since October 29, 2021, in compliance in all material respects with the applicable regulations of Nasdaq.

Section 3.17 Employees; Benefit Plans. TKB does not have and has never had any employees and TKB has no unsatisfied material liability with respect to any employee thereof. TKB does not currently maintain or have any direct liability under any employee benefit plan, and neither the execution and delivery of this Agreement nor the consummation of the TKB Merger and the other transactions contemplated thereby will (i) result in any payment of compensation or benefits (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, individual independent contractor or employee of TKB, or (ii) result in the acceleration of the time of payment or vesting of any compensation or benefits.

Section 3.18 No Other Representations. TKB is not relying, and has not relied, on, or otherwise has been induced by, any representations or warranties whatsoever regarding this Agreement, the other Transaction Agreements, the TKB Merger and the other transactions contemplated by this Agreement, express or implied, or any other information provided or made available to TKB, Sponsor or its Representatives in connection with the TKB Merger and the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available in certain “data rooms” or management presentations, or the accuracy or completeness of any of the foregoing, except for the representations and warranties in Article IV. Such representations and warranties by Holdco, Wejo and Merger Subs constitute the sole and exclusive representations and warranties of Holdco, Wejo and Merger Subs in connection with this Agreement, the other Transaction Agreements, the TKB Merger and the other transactions contemplated by this Agreement, and TKB understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by Wejo.

Article IV

REPRESENTATIONS AND WARRANTIES OF WEJO, HOLDCO and MERGER SUbs

Each of Wejo, Holdco, Merger Sub 1 and Merger Sub 2 represents and warrants to TKB as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date or time) as follows (except (i) as set forth in the disclosure schedules (which shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such disclosure schedules shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent on its face) delivered by Wejo to TKB in connection with the execution and delivery of this Agreement (the “Wejo Disclosure Schedules” and, together with the TKB Disclosure Schedules, the “Schedules”) or (ii) as disclosed in all forms, reports, statements and documents filed with or furnished to the SEC by Wejo (“Wejo SEC Reports”) on or after May 28, 2021, and publicly available at least three (3) Business days prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature), and without regard to any amendment thereto filed after the date of this Agreement):

Section 4.1 Organization and Corporate Power. Each of Wejo, Holdco, Merger Sub 1 and Merger Sub 2 is duly incorporated, validly existing and in good standing (or has the equivalent status under the Laws of its jurisdiction of formation) and each of them has all requisite corporate (or comparable) power and authority to own, lease or operate its assets and properties and to carry on its business as currently conducted. Each of Wejo, Holdco, Merger Sub 1 and Merger Sub 2 is qualified to do business and in good standing (or its equivalent, if applicable) in every jurisdiction in which the ownership or lease of their respective properties or assets or the conduct of their business as currently conducted requires each of them to qualify, except where the failure to be so qualified or, where relevant, in good standing, (a) has not had and would not, either individually or in the aggregate, reasonably be expected to be material to such entities, taken as a whole and (b) has not had and would not, either individually or in the aggregate, reasonably be expected to have, a material adverse effect on the ability of Holdco, Wejo or Merger Subs to consummate the Mergers and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement. The Wejo Organizational Documents, as in effect on the date hereof, previously made available by Wejo to TKB, (i) are true, correct and complete and (ii) are in full force and effect. Wejo is not in default or violation of any provision of the Wejo Organizational Documents.

Section 4.2 Wejo Subsidiaries.

(a) Section 4.2(a) of the Wejo Disclosure Schedules sets forth an accurate and complete list of each Wejo Subsidiary, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Wejo Subsidiary, (ii) the type and percentage of interests held, directly or indirectly, by Wejo in each Wejo Subsidiary and (iii) the names and type of and percentage interests held by any Person other than Wejo or a Wejo Subsidiary in each Wejo Subsidiary. Except as set forth on Section 4.2(a) of the Wejo Disclosure Schedules, Wejo does not own (directly or indirectly) or hold the right to acquire any shares, stock, partnership interest or joint venture interest or other equity or voting interest in, or any securities or obligations convertible into or exchangeable for shares, securities or interests, in any other Person.

(b) Except as set forth on Section 4.2(b) of the Wejo Disclosure Schedules, Wejo owns, directly or indirectly, of record and beneficially, all shares, capital stock and other equity interests in each of the Wejo Subsidiaries, free and clear of all Liens (other than Permitted Liens and Liens arising under applicable Securities Laws), and all such shares, capital stock and other equity interests are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such shares, capital stock and other equity interests). Each Wejo Subsidiary is duly incorporated, formed or organized, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of incorporation, formation or organization, and has all requisite corporate (or comparable) power and authority to own, lease or operate its properties and assets and to carry on its businesses as currently conducted.

(c) Each Wejo Subsidiary is qualified to do business and is in good standing (or its equivalent, if applicable) in every jurisdiction in which its ownership or lease of property or assets or the conduct of business as currently conducted requires it to qualify, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to be material to Wejo or any Wejo Subsidiary, taken as a whole. The copies of the organizational documents, certificate of incorporation (as applicable), by-laws or similar governing documents of each Wejo Subsidiary, as in effect on the date hereof (collectively, the “Wejo Subsidiaries Organizational Documents”), previously made available by Wejo to TKB, (i) are true, correct and complete and (ii) are in full force and effect. Other than in respect of the Wejo Subsidiaries listed in Section 4.2(a), Wejo does not own (directly or indirectly) or hold the right to acquire any shares, stock, partnership interest or joint venture interest or other equity or voting interest in, or any securities or obligations convertible into or exchangeable for shares, securities or interests, in any Person.

Section 4.3 Authorization; No Conflicts.

(a) Each of Wejo and Merger Sub 1 has, and Holdco and Merger Sub 2 will have upon executing the Joinders as set forth in Section 5.23, full power and authority to execute and deliver this Agreement and each other Transaction Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to Wejo Shareholder Approval and the Merger Sub Shareholder Approvals. The execution, delivery and performance of this Agreement and each other Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been, or will be, as to the parties executing Joinders as set forth in Section 5.23, upon execution of such Joinders, duly and validly authorized and approved by all requisite action on the part of Wejo, Holdco and Merger Subs, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Agreements (other than obtaining Wejo Shareholder Approval, the Merger Sub Shareholder Approvals, and filing the required TKB Merger Filing Documents and Wejo Merger Filing Documents with the Cayman Registrar in accordance with the Cayman Companies Act and the Registrar of Companies in Bermuda in accordance with the Bermuda Companies Act, respectively). This Agreement and each other Transaction Agreement to which Holdco, Wejo or Merger Subs are a party has been, or will be at or prior to the Closing, duly and validly authorized, executed and delivered by each of Wejo, Merger Sub 1, Merger Sub 2 and Holdco, and assuming that this Agreement and each of the Transaction Agreements to which Wejo, Holdco, Merger Sub 1 or Merger Sub 2 is a party to be executed by each of Holdco, Wejo, Merger Sub 1 and Merger Sub 2 is a valid and binding obligation of the other parties hereto and thereto, this Agreement and each other Transaction Agreement to which Holdco, Wejo, Merger Sub 1 or Merger Sub 2 is a party constitute, or when so executed and delivered will constitute, legal, valid and binding obligations of each of Holdco, Wejo and Merger Subs, enforceable against it in accordance with their respective terms, subject to any Enforceability Exceptions.

(b) Except (i) for the requirements under the Securities Laws, Nasdaq and any other Laws that are required for the consummation of the transactions contemplated hereby (including the Investment Screening Laws) and (ii) as set forth on Section 4.3(b) of the Wejo Disclosure Schedules, the execution, delivery and performance of this Agreement and each of the Transaction Agreements to be executed by Holdco, Wejo and/or Merger Subs and the consummation of the transactions contemplated hereby and thereby, or compliance by Holdco, Wejo and Merger Subs with any of the provisions hereof or thereof, do not and will not (a) assuming the Wejo Shareholder Approval and the Merger Sub Shareholder Approvals are obtained, conflict with or result in any violation of any provision of (1) the Wejo Organizational Documents, (2) the Holdco Organizational Documents or (3) the equivalent organizational documents of the Merger Subs, (b) result in a breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent or approval or right of first offer or refusal, or result in the creation of a Lien on any material property or asset of Wejo or any Wejo Subsidiary, (c) subject to the approvals and filings set forth in this Agreement and assuming Wejo Shareholder Approval and the Merger Sub Shareholder Approvals are obtained, conflict with or violate any outstanding judgment, order or decree, any applicable Law, or any rule or regulation of any securities exchange on which Wejo Common Shares are listed for trading, in each case applicable to Wejo or any Wejo Subsidiary or any of the material properties or assets of Wejo or any Wejo Subsidiary, except, in the case of clauses (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which are not reasonably expected, individually or in the aggregate, to be material to Wejo, Holdco, Merger Subs or any Wejo Subsidiary, taken as a whole.

(c) The affirmative vote (or action by written consent) (the “Wejo Shareholder Approval”) of the majority of holders of the Wejo Common Shares that are present and voting at a quorate general meeting is the only vote or consent of the holders of any class or series of Wejo Common Shares necessary to adopt or approve this Agreement, the other Transaction Agreements to which Wejo is a party, and the other transactions contemplated by this Agreement. The vote (or action by written consent) (the “Merger Sub Shareholder Approvals”) of Holdco, as the sole shareholder of each Merger Sub, is the only vote or consent of the holders of any class or series of share capital of the Merger Subs necessary to approve the Mergers and the other transactions contemplated by this Agreement, and to adopt this Agreement.

Section 4.4 Capitalization.

(a) Section 4.4(a) of the Wejo Disclosure Schedules sets forth, as of January 6, 2023, a true, correct and complete list of the number and class of issued and outstanding shares, shares of capital stock or any other equity or voting securities interests of Wejo and each Wejo Subsidiary.

(b) Except as set forth on Section 4.4(b) of the Wejo Disclosure Schedules, all the outstanding share capital and other equity or voting securities or interests of Wejo or any Wejo Subsidiary (i) have been duly authorized and are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such equity interests) and free of preemptive rights, (ii) were issued in all material respects in compliance with applicable Law, (iii) were issued in compliance with the Wejo Organizational Documents or the respective Wejo Subsidiaries Organizational Documents (as applicable), and (iv) were not issued in material breach or violation of any Contract or preemptive right or right of first refusal, rights of first offer or similar rights. Except as set forth on Section 4.4(b) of the Wejo Disclosure Schedules, there are no outstanding options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities, options or rights convertible into or exercisable or exchangeable for, any shares or securities or interests containing any equity features of Wejo or any Wejo Subsidiary, or Contracts, commitments, understandings or arrangements, by which Wejo or any Wejo Subsidiary is or may become bound to issue additional shares or other equity or voting securities or interests or options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares or other equity or voting securities or interests.

(c) Except as set forth on Section 4.4(c) of the Wejo Disclosure Schedules, there are no securities or rights of Wejo or any Wejo Subsidiary, or Contracts, commitments, understandings or arrangements by which Wejo or any Wejo Subsidiary is bound obligating any of them to redeem or otherwise acquire any of their respective shares, shares of capital stock or other equity securities or interests. Except as set forth on Section 4.4(c) of the Wejo Disclosure Schedules, neither Wejo nor any of the Wejo Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for shares or securities having the right to vote) with the share or equity holders of Wejo or any Wejo Subsidiary on any matter. Except as set forth on Section 4.4(c) of the Wejo Disclosure Schedules, there are no voting trusts or other agreements or understandings to which Wejo or any Wejo Subsidiary is a party with respect to the voting of their respective shares, shares of capital stock or other equity or voting securities or interests.

(d) Except (i) as set forth in Section 4.4(a) of the Wejo Disclosure Schedules, or (ii) as necessary to give effect to the Mergers and the other transactions contemplated by this Agreement, as of the date hereof, there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Wejo or any Wejo Subsidiary (i) relating to any issued or unissued share capital or equity interest of Wejo or any Wejo Subsidiary, (ii) obligating Wejo or any Wejo Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests in, Wejo or any Wejo Subsidiary or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of share capital of Wejo or any Wejo Subsidiary (each of (i), (ii) and (iii), collectively, “Wejo Share Rights”). All outstanding Wejo Common Shares are, and all Wejo Common Shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Wejo or any Wejo Subsidiary to repurchase, redeem or otherwise acquire any share capital or equity interest of Wejo (including any Wejo Common Shares) or any Wejo Subsidiary or any Wejo Share Rights or to pay any dividend or make any other distribution in respect thereof or to provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person other than pursuant to the Wejo Equity Plan.

(e) Section 4.4(e) of the Wejo Disclosure Schedules contains a true, complete and correct list, as of January 6, 2023, of, with respect to each Wejo RSU Award, Wejo Stock Option and Wejo Warrant, as applicable, (i) the number of Wejo Common Shares subject thereto, (ii) the grant date, (iii) the expiration date, (iv) the exercise or base price, (v) applicable vesting schedule, (vi) the names of the holders thereof, (vii) the particular plan (if any) pursuant to which such Wejo Stock Option or Wejo RSU Award was granted, and (viii) whether the Wejo Stock Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option.

(f) The authorized share capital of Merger Sub 1 consists of 50,000 ordinary shares of par value $1.00 each, of which one (1) ordinary share is validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub 1 is as of the date hereof directly owned by Wejo, and as of immediately prior to the Effective Time shall be, directly owned by Holdco.

(g) The authorized share capital of Merger Sub 2 consists of 100 common shares of par value $1.00 each, of which one hundred (100) common shares are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub 2 is and as of the Effective Time shall be, directly owned by Holdco.

(h) The authorized share capital of Holdco consists of 100 common shares of par value $1.00 each, of which one hundred (100) common shares are validly issued and outstanding. All of the issued and outstanding share capital of Holdco is and as of immediately prior to the Effective Time, shall be, directly owned by Wejo.

Section 4.5 SEC Reports; Financial Statements.

(a) Except as set forth on Section 4.5(a) of the Wejo Disclosure Schedules, Wejo has timely filed all Wejo SEC Reports required to be filed with the SEC since May 28, 2021, each of which has complied in all material respects with the applicable requirements of the Securities Act and the applicable rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent Wejo SEC Report filed or furnished to the SEC by Wejo, and in either case, publicly available prior to the date hereof (each, a “Wejo Filed SEC Report”). None of Wejo Filed SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed or currently contains any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent Wejo Filed SEC Report. Since May 28, 2021, neither Wejo nor any Wejo Subsidiary has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the Wejo Filed SEC Reports (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Authority that such Wejo Filed SEC Reports (including the financial statements included therein) are being reviewed or investigated, and, to the Wejo’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Authority of any Wejo Filed SEC Reports (including the financial statements included therein). No Wejo Subsidiary is required to file any forms, reports or other documents with the SEC.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Wejo Filed SEC Report, all of the financial statements included in any Wejo Filed SEC Report, in each case, including any related notes and schedules thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Wejo Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a Wejo Material Adverse Effect). The consolidated balance sheets (including the related notes) included in such Wejo Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Wejo Filed SEC Report) fairly present, in all material respects, the consolidated financial position of Wejo and the Wejo Subsidiaries at the respective dates thereof, and the consolidated statements of operations, shareholders’ equity and cash flows (in each case, including the related notes) included in such Wejo Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Wejo Filed SEC Report) fairly present, in all material respects, the consolidated statements of operations, shareholders’ equity and cash flows of Wejo and the Wejo Subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a Wejo Material Adverse Effect.

(c) Each of the principal executive officer of Wejo and the principal financial officer of Wejo (or each former principal executive officer of Wejo and each former principal financial officer of Wejo, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Wejo Filed SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Wejo nor any Wejo Subsidiary has any outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(i) Wejo maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Wejo’s assets that could have a material effect on its financial statements.

(ii) Wejo’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Wejo in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Wejo’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Wejo required under the Exchange Act with respect to such reports.

(iii) Neither Wejo nor any Wejo Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, including any contract or arrangement relating to any transaction or relationship between or among Wejo or any Wejo Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Wejo or the Wejo Subsidiary in Wejo’s or any Wejo Subsidiary’s published financial statements or other Wejo Filed SEC Reports.

(iv) Since May 28, 2021, Wejo has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in Wejo’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2, as in effect on the date hereof.

Section 4.6 No Wejo Material Adverse Effect; Absence of Certain Developments.

(a) Since September 30, 2022, through the date of this Agreement, there has not been any Wejo Material Adverse Effect.

(b) Except as set forth on Section 4.6(b) of the Wejo Disclosure Schedules, and except in connection with the transactions contemplated hereby, since September 30, 2022 through the date of this Agreement, Wejo and each Wejo Subsidiary has conducted its business in the ordinary course of business consistent with past practice.

Section 4.7 Title to Properties.

(a) Wejo and each Wejo Subsidiary owns good and valid title to, or holds a valid leasehold interest in, all of the material tangible personal property used by it in the conduct of its business, free and clear of all Liens, except for Permitted Liens. Each such item of material tangible personal property is in all material respects in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course.

(b) Neither Wejo nor any Wejo Subsidiary owns any real property, nor has Wejo or any Wejo Subsidiary ever owned any real property. Section 4.7(b) of the Wejo Disclosure Schedules contains a list of all real property leased or subleased by Wejo and each Wejo Subsidiary as of the date hereof (the “Wejo Leased Real Property”), including the address thereof and a list of the Wejo Lease related thereto. Wejo has delivered to TKB a true and complete copy of each lease, including all amendments thereto and guarantees thereof, with respect to each parcel of Wejo Leased Real Property (each, a “Wejo Lease”). Except as set forth on Section 4.7(b) of the Wejo Disclosure Schedules, with respect to each Wejo Lease: (i) either Wejo or the Wejo Subsidiaries has a valid and enforceable leasehold interest in each Wejo Leased Real Property (in accordance with the terms of such Wejo Leases, subject to the Enforceability Exceptions); (ii) neither Wejo nor any Wejo Subsidiary has received written notice of any existing material defaults thereunder by Wejo or any Wejo Subsidiary (as applicable) nor, to the Knowledge of Wejo, are there any existing material defaults by the lessor thereof; (iii) no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by Wejo or any Wejo Subsidiary (as applicable) or, to the Knowledge of Wejo, any other party thereto; and (iv) the Wejo Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, in all material respects and is maintained in a manner consistent with standards generally followed with respect to similar properties. Wejo and each Wejo Subsidiary holds a valid leasehold interest in the Wejo Leased Real Property, free and clear of all Liens, except for Permitted Liens. No Wejo Leased Real Property, or portion thereof, is subleased by Wejo or any Wejo Subsidiary to a third party. There are no condemnation proceedings pending, or the Knowledge of Wejo, threatened, with respect to any Wejo Leased Real Property or portion thereof.

Section 4.8 Tax Matters.

(a) Wejo, Holdco, the Merger Subs and the Wejo Subsidiaries have timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required by Law to be filed by Wejo, Holdco, the Merger Subs or any Wejo Subsidiary, and all such Tax Returns remain, true, correct and complete in all material respects. All Taxes due and shown as due on such returns have been timely paid, other than Taxes for which adequate reserves have been established on the financial statements of Wejo, Holdco, the Merger Subs or any Wejo Subsidiary.

(b) Each of Wejo, Holdco, the Merger Subs and any Wejo Subsidiary has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with all applicable Laws with respect to Tax withholding.

(c) None of Wejo, Holdco, the Merger Subs or any Wejo Subsidiary is currently engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. None of Wejo, Holdco, the Merger Subs or any Wejo Subsidiary has received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the Knowledge of Wejo, no such dispute or claim is pending. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Wejo, Holdco, the Merger Subs or any Wejo Subsidiary.

(d) There are no Liens with respect to Taxes on any of the assets of Wejo, Holdco, the Merger Subs or any Wejo Subsidiary, other than Permitted Liens.

(e) None of Wejo, Holdco, the Merger Subs or any Wejo Subsidiary has received a written claim from a jurisdiction where it does not file a Tax Return that it is or may be subject to Taxes by, or may be required to file Tax Returns with respect to such Taxes in, such jurisdiction, which claim has not been resolved.

(f) None of Wejo, Holdco, the Merger Subs or any Wejo Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or similar provision of state, local or foreign Law).

(g) Other than in connection with the transactions contemplated hereby, none of Wejo, Holdco, the Merger Subs or any Wejo Subsidiary has requested, entered into, been issued or received any ruling or determination related to Taxes from any Governmental Authority that would reasonably be expected to affect Wejo’s, Holdco’s, the Merger Sub’s or any Wejo Subsidiary’s liability for Taxes for any taxable period ending after the Closing Date.

(h) Neither Wejo nor any Wejo Subsidiary has any material liability for the Taxes of any Person (other than Wejo or another Wejo Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by contract or otherwise.

(i) None of Wejo, Holdco, the Merger Subs or any Wejo Subsidiary is a party to, or bound by, or has any material obligation with respect to Taxes of any Person (other than Wejo, Holdco, the Merger Subs or another Wejo Subsidiary) under any Tax allocation, Tax sharing, Tax indemnification agreement or otherwise (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(j) Within the past two years, none of Wejo, Holdco, the Merger Subs or any Wejo Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or a similar provision of state, local or non-U.S. Tax Law).

(k) Wejo was not a passive foreign investment company, as defined in Section 1297(a) of the Code (“PFIC”) for the 2021 or 2022 taxable years, does not believe that it or Holdco will be a PFIC for the 2023 taxable year, and has no reason, on the basis of facts presently known, to believe that Wejo or Holdco will become a PFIC for any subsequent year.

(l) Wejo, Holdco, and each Wejo Subsidiary is registered (where required) for the purposes of VAT.

(m) None of Wejo, Holdco, the Merger Subs, or any Wejo Subsidiary is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code. None of Wejo, Holdco, the Merger Subs, or any Wejo Subsidiary (nor any of their respective predecessors) (i) is treated as a domestic corporation under Section 7874(b) of the Code or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a). None of Wejo, Holdco, the Merger Subs, or any Wejo Subsidiary (or any of their respective predecessors) has knowledge of any facts or of any reason that would reasonably be expected to cause Wejo or Holdco to be treated, following the completion of the transactions contemplated hereby, as a domestic corporation for U.S. federal income tax purposes under Section 7874 of the Code.

(n) None of Wejo, Holdco, the Merger Subs, or any Wejo Subsidiary is aware of the existence of or has knowledge of any fact, agreement, plan or circumstance as of the date hereof, or has taken, agreed, or knowingly omitted to take any action, that could reasonably be expected to prevent or impede the Intended U.S. Tax Treatment, except due to the failure of the Wejo Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder by reason of the assets of, and the business conducted by, Wejo on the Closing Date not constituting “historic business assets” or a “historic business,” respectively, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

(o) Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 4.8 and Section 4.14 (to the extent expressly related to Taxes) are the sole and exclusive representations and warranties of Wejo, Holdco, the Merger Subs, and the Wejo Subsidiaries in respect of Taxes.

Section 4.9 Contracts and Commitments.

(a) Other than any Wejo Benefit Plan and except as set forth on Section 4.9(a) of the Wejo Disclosure Schedules and, without any requirement of listing any “material contract” (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) that is filed as an exhibit, without any redactions and including schedules and exhibits, to the Wejo SEC Reports prior to the date of this Agreement, neither Wejo nor any Wejo Subsidiary is, as of the date hereof, a party to (collectively, the “Wejo Material Contracts”):

(i) any collective bargaining agreement or other Contract with any labor union, works counsel or other labor organization;

(ii) any Contract or indenture relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of Wejo or any Wejo Subsidiary;

(iii) any guaranty of any obligation for borrowed money or other material guaranty;

(iv) any individual lease or other Contract (including any Wejo Lease) under which Wejo or any Wejo Subsidiary is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $1,200,000;

(v) any individual lease or other Contract under which Wejo or any Wejo Subsidiary is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $1,700,000;

(vi) other than purchase orders entered into in the ordinary course of business consistent with past practice, any Contract with any Wejo Material Customer or Wejo Material Supplier;

(vii) any material Intellectual Property Agreements, other than (A) Contracts for the license of commercially available, off-the-shelf software that is not incorporated into any Wejo Product owned or purported to be owned by Wejo or any Wejo Subsidiary or, to the Knowledge of Wejo, any other Wejo Product; (B) Contracts for the non-exclusive license of Intellectual Property granted by Wejo or any Wejo Subsidiary to customers in the ordinary course of business consistent with past practices; and (C) Open Source Software licenses;

(viii) any Contract that purports to limit the ability of Wejo or any Wejo Subsidiary from competing with any Person, operating or doing business in any location, market or line of business (other than, for the avoidance of doubt, any field of use or geographical limitations under Wejo’s or any Wejo Subsidiary’s ordinary course license agreements that do not otherwise restrict competition);

(ix) any Contract providing for indemnification by Wejo or any Wejo Subsidiary of any Person, except for any such Contracts that are entered into in the ordinary course of business consistent with past practice;

(x) any Contract that (A) contains any “most favored nation” or similar provision, or (B) grants to any Person any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;

(xi) any Contract that would require the disposition of any material assets or line of business of Wejo or any Wejo Subsidiary;

(xii) any joint venture, strategic alliance and similar Contract;

(xiii) any Contract entered into in the last two (2) years for the settlement of any Action for which Wejo or any Wejo Subsidiary has any ongoing liability or obligation;

(xiv) any Contract requiring or providing for any capital expenditure in excess of $1,000,000;

(xv) any Contract relating to the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business entered into during the past two (2) years or the future acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business; and

(xvi) any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,200,000 in the aggregate per Contract or series of Contracts with the same party or any of its Affiliates, or (B) the performance of services having a value in excess of $1,200,000 in the aggregate per Contract or series of Contracts with the same party or any of its Affiliates.

(b) Each Wejo Material Contract is in full force and effect, and is the legal, valid and binding obligation of either Wejo or any Wejo Subsidiary which is party thereto, and, to the Knowledge of Wejo, of the other parties thereto, enforceable against each of them in accordance with its terms, subject to any Enforceability Exceptions. Except as set forth on Section 4.9(b) of the Wejo Disclosure Schedules, neither Wejo nor any Wejo Subsidiary is in material breach of, or material default under any Wejo Material Contract, and, to the Knowledge of Wejo, the other party to each Wejo Material Contract is not in material default thereunder. Except as set forth on Section 4.9(b) of the Wejo Disclosure Schedules, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the part of Wejo or any Wejo Subsidiary or, to the Knowledge of Wejo, any other party under any Contract listed on Section 4.9(a) of the Wejo Disclosure Schedules. No party to any Wejo Material Contract has given Wejo or any Wejo Subsidiary written notice of its intent to terminate or materially modify or amend the terms and conditions of any Wejo Material Contract, and no party has given Wejo or any Wejo Subsidiary written notice of any material claim or dispute with respect to any Wejo Material Contract and/or written notice claiming that any other party is in breach of, or default under, any Wejo Material Contract. Wejo has made available to TKB true, correct and complete copies of each Wejo Material Contract, together with all amendments, modifications or supplements thereto. Except as set forth in Section 4.9(b), upon consummation of the transactions contemplated by this Agreement, each Wejo Material Contract shall remain in full force and effect at the Effective Time without any loss of benefits thereunder and without the need to obtain the consent of any party thereto with respect to the transactions contemplated by this Agreement or any other Transaction Agreement, in each case except for the expiration, termination or cancellation of any Wejo Material Contract pursuant to its terms as of the date hereof.

Section 4.10 Intellectual Property; IT and Privacy Matters.

(a) Section 4.10(a) of the Wejo Disclosure Schedule sets forth a complete and accurate list of all (i) issued Patents and pending patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications and (iv) internet domain name registrations, in each case, that are owned or purported to be owned by Wejo or any of its Subsidiaries (collectively, the “Wejo Registered Intellectual Property”). Section 4.10(a)(v) of the Wejo Disclosure Schedule sets forth a complete and accurate list of all material unregistered Wejo Intellectual Property. Wejo owns all right, title and interest in the Wejo Intellectual Property free and clear of all Liens, other than Permitted Liens. Each material item of Wejo Registered Intellectual Property has been duly registered in, filed in or issued by an official governmental register or issuer (or officially recognized register or issuer) for such Intellectual Property and each such registration, filing, issuance or application, (x) has not been abandoned or cancelled, (y) has been maintained effective by all requisite filings, renewals and payments, and (z) remains valid and in full force and effect, in each case, other than commercially reasonable routine Intellectual Property prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business consistent with past practice.

(b) Each of Wejo and its Subsidiaries owns and possesses all right, title and interest in and to (or has the right pursuant to a valid and enforceable license or otherwise possesses legally enforceable rights to use) all Intellectual Property that is necessary for, used or held for use in the conduct of the business of Wejo and its Subsidiaries in substantially the same manner as presently conducted. Neither the execution and delivery of this Agreement by Wejo, nor the performance of this Agreement by Wejo, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of Wejo or any of its Subsidiaries in any Wejo Intellectual Property. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Wejo and its Subsidiaries, taken as a whole, no third party has a joint ownership interest in or any exclusive rights that remain in effect in, and no third party has any “pick” right or other option to acquire ownership or exclusive rights in, including temporarily and including any rights of first offer, negotiation or refusal with respect to, any Wejo Intellectual Property.

(c) Neither Wejo nor any of its Subsidiaries nor the conduct of their businesses is infringing, misappropriating, diluting, or otherwise violating, or since October 1, 2020, has infringed, misappropriated, diluted, or otherwise violated, the Intellectual Property rights of any Person. Neither Wejo nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice since January 1, 2020 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that Wejo or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person). To the Knowledge of Wejo, no Person is infringing, misappropriating, diluting or otherwise violating any material Wejo Intellectual Property owned by Wejo or any of its Subsidiaries. Neither Wejo nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or notice since October 1, 2020 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution or violation which alleged infringement, misappropriation, dilution or violation. There are no written orders, judgments, holdings, consents, decrees, settlements or rulings with respect to Wejo Intellectual Property to which Wejo or any of its Subsidiaries is bound (excluding, for the avoidance of doubt, ordinary course determinations by the United States Patent and Trademark Office or any equivalent foreign governmental authority).

(d) Wejo and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Wejo Intellectual Property. All Wejo Intellectual Property that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of Wejo, adequate for protection against unauthorized disclosure or use. There has been no unauthorized disclosure of any Wejo Intellectual Property. All former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of Wejo and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the creation, conception, authorship or development of Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with Wejo or any of its Subsidiaries or predecessors, vesting ownership of such Intellectual Property in Wejo or any of its Subsidiaries or ownership of such Intellectual Property automatically vested in Wejo or any of its Subsidiaries pursuant to applicable Law, and (v) no such Person has asserted, and to the Knowledge of Wejo, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Wejo Intellectual Property.

(e) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Wejo and its Subsidiaries, taken as a whole, neither Wejo nor any of its Subsidiaries has used, modified or distributed any Open Source Software in a manner that: (i) requires the disclosure, licensing or distribution of any source code for any Wejo Product (other than with respect to any such Open Source Software itself); (ii) imposes any restriction on the consideration to be charged for the distribution of any Wejo Products; or (iii) creates obligations for Wejo or any of its Subsidiaries with respect to the Wejo Products (other than with respect to any such Open Source Software itself), or grants to any third party any rights or immunities under any Wejo Intellectual Property.

(f) (i) No source code for any Wejo Products has been delivered, licensed or made available to any escrow agent or other Person who was not, as of the time thereof, an employee or independent contractor of Wejo or any of its Subsidiaries subject to reasonably customary and enforceable confidentiality and limited use obligations, (ii) neither Wejo nor any of its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Wejo Products to any escrow agent or other Person, and (iii) to the Knowledge of Wejo, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code for any Wejo Products to any other Person who is not, as of the date hereof, an employee or independent contractor of Wejo or any of its Subsidiaries subject to reasonably customary and enforceable confidentiality and limited use obligations.

(g) Wejo or any of its Subsidiaries are not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Wejo Intellectual Property. No funding, facilities, or personnel of any Governmental Authority were used, to develop or create, in whole or in part, any Wejo Intellectual Property in a manner that grants to such Governmental Authority any present or contingent rights or license with respect to any Wejo Intellectual Property.

(h) Neither Wejo nor any of its Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards organization, body, working group or any similar organization that requires Wejo or any of its Subsidiaries to grant or offer to any Person any license or right to any Wejo Intellectual Property or to refrain from enforcing any Wejo Intellectual Property.

(i) Neither Wejo nor any Subsidiary of Wejo is a party to any Contract which, upon the consummation of this Agreement or the Closing of the Mergers and the other transactions contemplated by this Agreement, will result in (or purport to result in) the granting of any right, license, immunity from suit or covenant not to assert to any third party under or with respect to (1) any Wejo Intellectual Property existing prior to the Closing Date, or (2) any TKB Intellectual Property (for clarity, not including Wejo Intellectual Property) existing prior to the Closing Date.

(j) Wejo and its Subsidiaries either own or have a valid license to use all Wejo IT Assets. The Wejo IT Assets operate in all material respects in accordance with their documentation and functional specifications and as required by Wejo and its Subsidiaries to operate the business of Wejo and its Subsidiaries as presently conducted and have not, since October 1, 2019, materially malfunctioned or failed.

(k) Wejo and its Subsidiaries have implemented adequate policies and commercially reasonable security regarding the confidentiality, integrity, availability and security of such Wejo IT Assets and information transmitted, stored or contained therein, including in relation to unauthorized use, access, interruption or corruption. Wejo and its Subsidiaries have implemented commercially reasonable and regularly tested data backup, data storage, system redundancy and disaster avoidance procedures with respect to the Wejo IT Assets and information transmitted, stored or contained therein.

(l) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Wejo and its Subsidiaries, taken as a whole, there have been no security incidents that have compromised the integrity or availability of the Wejo IT Assets and there has been no loss, damage or unauthorized access, disclosure, use or breach of security of any information in the possession, custody or control, or otherwise held or processed by Wejo and its Subsidiaries (“Wejo Security Incidents”). Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Wejo and its Subsidiaries, taken as a whole, the Wejo IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software or other vulnerability, faults or malicious code or damaging devices designed or reasonably expected to adversely impact the functionality of or permit unauthorized access or to disable or otherwise harm any IT Assets.

(m) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Wejo and its Subsidiaries, taken as a whole, (i) all material Wejo IT Contracts are valid, binding and in full force and effect and Wejo and the Wejo Subsidiaries (as applicable) comply and have complied with all material Wejo IT Contracts in all material respects and (ii) no written notices of material breach or termination have been served on or by Wejo or the Wejo Subsidiaries in respect of any material Wejo IT Contracts and there are and have been no claims, disputes or proceedings arising or threatened under any material Wejo IT Contracts.

(n) Since January 1, 2019: (i) Wejo and its Subsidiaries have been in material compliance with applicable Privacy Laws that govern Wejo’s and its Subsidiaries’ processing of Personal Information and direct marketing (collectively, “Wejo Data Privacy and Security Laws”), and Wejo’s and its Subsidiaries’ privacy policies and contractual commitments relating to data privacy and data security (collectively with Wejo Data Privacy and Security Laws, “Wejo Privacy Obligations”), (ii) Wejo and its Subsidiaries have not made or been required to make, and there have been no facts or circumstances that would require Wejo and its Subsidiaries to make, any disclosure, notification or take any other action under applicable Privacy Laws in connection with any Wejo Security Incident, (iii) Wejo and its Subsidiaries have not received any written notification from any Governmental Authority or Person that alleges a violation of any Wejo Privacy Obligations and there has never been any audit, investigation, enforcement action (including any fines or other sanctions), by any Governmental Authority or Person relating to any actual, alleged, or suspected Wejo Security Incident or violation of any Wejo Privacy Obligations, and (iv) there have been no requests to Wejo and its Subsidiaries made by individuals in respect of their rights under applicable Wejo Data Privacy and Security Laws, that have not been resolved in compliance with the requirements of Wejo Data Privacy Security Laws, as of the date of this Agreement.

Section 4.11 Litigation. Except for as set forth on Section 4.11 of the Wejo Disclosure Schedules, in the last three (3) years, there have not been, and there is no (a) Action pending or, to the Knowledge of Wejo, threatened, or (b) Governmental Order or investigation, examination or audit now pending or outstanding or that were rendered before or by any Governmental Authority, in either case of (a) or (b), by or against Wejo or any of its Subsidiaries or any of their respective properties, rights, assets, officers, directors, or employees (in their capacity as such). The items listed on Section 4.11 of the Wejo Disclosure Schedules, if finally determined adversely to Wejo or its Subsidiaries, will not, individually or in the aggregate, reasonably be expected to be material to Wejo or any Wejo Subsidiary, taken as a whole. In the past three (3) years, to the Knowledge of Wejo, none of the current officers or directors of Wejo or any Wejo Subsidiary has been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

Section 4.12 Undisclosed Liabilities. Except for (a) Liabilities that are reflected, or for which reserves were established, on the audited consolidated balance sheet of Wejo as of December 31, 2021 (including the notes to such balance sheet) included in the Wejo SEC Reports, (b) Liabilities incurred in the ordinary course of business and consistent with past practice since December 31, 2021 (none of which are Liabilities related to a breach of Contract, breach of warranty, tort, infringement, or violation of applicable Law) and (c) Liabilities that are disclosed in Wejo SEC Reports, neither Wejo nor any Wejo Subsidiary has any material Liabilities, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Wejo (or disclosed in the notes to such balance sheet).

Section 4.13 Governmental Consents. Except (a) for the requirements of Securities Laws, Nasdaq and any other regulations that are required for the consummation of the transactions contemplated hereby, (b) for filing the required TKB Merger Filing Documents with the Cayman Registrar and the Cayman Registrar registering the TKB Plan of Merger as required by the Cayman Companies Act, (c) for filing the required Wejo Merger Filing Documents with the Registrar of Companies in Bermuda in accordance with the Bermuda Companies Act and (d) as set forth on Section 4.13 of the Wejo Disclosure Schedules, no Governmental Filings are necessary or required in connection with any of the execution, delivery or performance of this Agreement or the other Transaction Agreements to be executed by Wejo, Merger Subs, Holdco or any Wejo Subsidiary or the consummation by Wejo, Merger Subs, Holdco or any Wejo Subsidiary of the transactions contemplated hereby.

Section 4.14 Employee Benefit Plans.

(a) Section 4.14(a) of the Wejo Disclosure Schedules sets forth a complete list, as of the date hereof, of each material Wejo Benefit Plan (other than any individual employment offer letters, or employment agreements or individual equity awards on the forms set forth on Section 4.14(a) of the Wejo Disclosure Schedules), separately identifying any Wejo Non-U.S. Benefit Plan. With respect to each material Wejo Benefit Plan, Wejo has made available to TKB true, complete and correct copies of, as applicable: (i) all material plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto; (ii) the most recent summary plan description, including any summary of material modifications; (iii) the most recent annual report (Form 5500) filed with the United States Department of Labor (or, for any Wejo Benefit Plan maintained for the benefit of employees primarily performing services outside the United States, any similar annual report); (iv) the most recently received IRS determination or opinion letter (or, for any Wejo Benefit Plan maintained for the benefit of employees primarily performing services outside the United States, any similar determination by an applicable Governmental Authority); (v) the most recent summary annual report, actuarial report or other financial statement relating to such Wejo Benefit Plan; and (vi) all material, non-routine correspondence between Wejo and any Governmental Authority and all material, non-routine documents filed by Wejo with any Governmental Authority, in each case, in the last year.

(b) Each Wejo Benefit Plan (including, without limitation, any Wejo Non-U.S. Benefit Plan) complies in all material respects in form and operation with its terms and all applicable Laws, including ERISA and the Code. There are no material Actions (other than routine claims for benefits) pending or, to the Knowledge of Wejo, threatened against any Wejo Benefit Plan or, to the Knowledge of Wejo, any administrator or fiduciary thereof. With respect to each Wejo Benefit Plan, all contributions and premium payments for all time periods ending on or prior to the Effective Time have been made or properly accrued in accordance with GAAP except as would not reasonably be expected to result in a material liability to Wejo or any Wejo Subsidiary, taken as a whole.

(c) Each Wejo Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the IRS.

(d) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with any other event(s)) would reasonably be expected to: (i) result in any severance pay to any Wejo Employee or Wejo Service Provider, (ii) result in the acceleration of the time of payment or the funding or vesting of any payment of compensation or benefits to any Wejo Employee or Wejo Service Provider, or (iii) materially increase the amount payable to a Wejo Employee or Wejo Service Provider pursuant to any of the Wejo Benefit Plans, including without limitation, any Wejo Non-U.S. Benefit Plans.

(e) No amount that could be, or has been, received by any Wejo Employee or Wejo Service Provider under any Wejo Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise Tax under Section 4999 of the Code.

(f) Neither Wejo nor any Wejo Subsidiary has any current or contingent obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.

(g) Neither Wejo nor any Wejo Subsidiary nor any ERISA Affiliate thereof, either currently or within the past six (6) years, maintains or maintained, contributes or contributed to, sponsors or sponsored or otherwise has or had any liability (contingent or otherwise) with respect to (i) a “multiemployer plan” subject to ERISA that is described in Section 3(37) of ERISA, (ii) a pension plan subject to Title IV of ERISA or Sections 412 or 430 of the Code (or similar provision of state, local or foreign Law), or (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(h) Neither Wejo nor the Wejo Subsidiaries is obligated to provide coverage under any retiree or post-employment health or life insurance to any Person, other than health continuation coverage to the extent required by Law.

(i) Each Wejo Benefit Plan maintained, sponsored or contributed to for the benefit of Wejo Employees located outside of the United States (each, a “Wejo Non-U.S. Benefit Plan”) except as would not reasonably be expected to result in a material liability to Wejo or any Wejo Subsidiary, taken as a whole, (i) complies in all material respects with applicable Law, (ii) is funded or book reserved, as appropriate, to the extent such Wejo Non-U.S. Benefit Plan is required by Law or the terms of the plan to be funded or book-reserved, (iii) has been registered to the extent required, and has been maintained in good standing with applicable Governmental Authorities, and (iv) if required by Law or the terms of such Wejo Non-U.S. Benefit Plan to qualify for special Tax treatment, meets all requirements for such treatment. No Wejo Non-U.S. Benefit Plan contains or has ever contained a “defined benefit provision” or otherwise provided any defined benefit pensions. Except as would not reasonably be expected to result in a Wejo Material Adverse Effect, neither Wejo nor any Wejo Subsidiary nor, to the Knowledge of Wejo, any of their respective agents or delegates, has breached any fiduciary obligation with respect to the administration or investment of any Wejo Non-U.S. Benefit Plan.

Section 4.15 Insurance.

(a) Section 4.15 of the Wejo Disclosure Schedules sets forth each insurance policy maintained by Wejo and the Wejo Subsidiaries on their properties, assets, products, business or personnel (other than policies underlying any Wejo Benefit Plans) with respect to the policy period that includes the date of this Agreement (the “Insurance Policies”). True and complete copies of such policies have been delivered or made available to TKB. All such Insurance Policies (a) are in full force and effect and shall be outstanding and in full force and effect without interruption at and after the Effective Time until their respective termination dates or until their earlier termination by the respective insurers or by the Wejo pursuant to their terms, (b) all premiums with respect thereto covering all periods up to the Effective Time will have been paid, and (c) shall otherwise be maintained by Wejo and the Wejo Subsidiaries in full force and effect in all material respects as they apply to any matter, action or event relating to Wejo and the Wejo Subsidiaries occurring through the Effective Time. Neither Wejo nor any Wejo Subsidiary has received a written notice of cancellation of, or communication of default under, any of the Insurance Policies or of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any of the Insurance Policies or refusal of any coverage or rejection of any claim under any such policy or any material changes that are required in the conduct of the business of Wejo or any Wejo Subsidiary as a condition to the continuation of coverage under, or renewal of, any of the Insurance Policies. Neither Wejo nor any Wejo Subsidiary is in default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any claim under any Insurance Policy in due and timely fashion. There is no pending claim by Wejo or any Wejo Subsidiary against any insurance carrier under any such insurance policy for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

(b) Wejo and each of the Wejo Subsidiaries are, and continually since the later of December 31, 2021 or the date of acquisition by Wejo with respect to any Wejo Subsidiaries have been, insured against such losses and risks and in such amounts as are customary in the business in which they are engaged and as required by applicable Law, except where the failure to be so insured would not reasonably be expected to have, individually or in the aggregate, a Wejo Material Adverse Effect.

Section 4.16 Environmental Matters.

(a) Wejo and the Wejo Subsidiaries are, and have been during the past three (3) years, in compliance in all material respects with all Environmental Laws, which compliance includes the possession of and compliance with all permits required under Environmental Laws, applicable to their operations or their occupancy of the real property listed on Section 4.16 of the Wejo Disclosure Schedules.

(b) Neither Wejo nor any Wejo Subsidiary has during the past three (3) years received written notice from any Governmental Authority regarding any actual or alleged material violation of any Environmental Laws applicable to its operations or the real property listed on Section 4.16 of the Wejo Disclosure Schedules that has not been resolved to the satisfaction of the applicable Governmental Authority.

(c) Neither Wejo nor any Wejo Subsidiary is subject to any pending or, to the Knowledge of Wejo, threatened, Actions asserting a material remedial obligation or material liability under Environmental Laws.

(d) Neither Wejo nor any Wejo Subsidiary is subject to any outstanding Governmental Order pursuant to any applicable Environmental Law, which Governmental Order imposes material obligations or material liabilities on Wejo or any Wejo Subsidiary.

(e) Neither Wejo nor any Wejo Subsidiary has agreed to indemnify any Person or assumed by Contract or by operation of Law the defense or material liability of any third party arising under Environmental Law.

(f) Neither Wejo nor any Wejo Subsidiary has (i) treated, stored, disposed of, arranged for, or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or released any Hazardous Material, or (ii) owned or operated any facility or property which is contaminated by any Hazardous Material, in each case, so as to give rise to a material liability of Wejo or any Wejo Subsidiary pursuant to any Environmental Laws. For the avoidance of doubt, the foregoing shall not apply to off-the-shelf equipment, office electronics, and the like, which are used in the ordinary course of business.

Section 4.17 Affiliated Transactions. Except (a) for the provision of compensation and benefits to Wejo Employees in the ordinary course of business and (b) as set forth on Section 4.17 of the Wejo Disclosure Schedules, no Affiliate or shareholder of Wejo, any director, officer or manager of Wejo or any Wejo Subsidiary (other than Wejo and the Wejo Subsidiaries) is a party to any Contract that is still in effect with Wejo or any Wejo Subsidiary or has any ownership or financial interest in any material asset or property owned by Wejo or any Wejo Subsidiary.

Section 4.18 Brokerage. Except as set forth on Section 4.18 of the Wejo Disclosure Schedules, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Holdco, Wejo, Merger Subs, any Wejo Subsidiary or any of their respective shareholders or Affiliates.

Section 4.19 Permits; Compliance with Laws.

(a) Except as set forth on Section 4.19(a) of the Wejo Disclosure Schedules, Wejo and each Wejo Subsidiary holds and is in compliance, in all material respects, with all material licenses, approvals, consents, certificates, registrations, franchises and permits of any Governmental Authority or pursuant to any applicable Law which are required for the operation of Wejo and/or the Wejo Subsidiaries or which are necessary for them to own, lease and operate properties and assets or to carry on their businesses as presently conducted (collectively, the “Wejo Permits”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Wejo Material Adverse Effect, all Wejo Permits are in full force and effect and no default (with or without notice, lapse of time or both) has occurred under any such Wejo Permit. Neither Wejo nor any Wejo Subsidiary has received written notice of any Actions pending or, to the Knowledge of Wejo, threatened, relating to the suspension, revocation, withdrawal or material modification of any Wejo Permit.

(b) Except as set forth on Section 4.19(a) of the Wejo Disclosure Schedules, Wejo and the Wejo Subsidiaries are, and have been during the past three (3) years, in compliance in all material respects with all Laws and Governmental Orders applicable to them or any of their respective properties, rights or assets.

(c) Wejo is, and has been since November 18, 2021, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.20 Employees.

(a) Except as set forth on Section 4.20(a) of the Wejo Disclosure Schedules, (i) neither Wejo nor any of the Wejo Subsidiaries is party to or bound by any collective bargaining agreement, organized labor agreement, or any similar labor-related agreement or arrangement with any labor organization, trade union, works council or information and consultation body, or any national, industry-wide, or sector-specific agreements outside of the United States, (ii) no Wejo Employees are represented by any labor union, labor organization or works council, and (iii) no union, labor organization, works council or group of Wejo Employees has made a demand for recognition to Wejo or any Wejo Subsidiary or a request for recognition to any Governmental Authority.

(b) Except as set forth on Section 4.20(b) of the Wejo Disclosure Schedules: (i) to the Knowledge of Wejo, there are, and within the past three (3) years have been, no union organizing activities involving Wejo Employees and (ii) there are no pending or, to the Knowledge of Wejo, threatened strikes, material work stoppages, material walkouts, lockouts, hand billing, picketing, material arbitrations, material unfair labor practice charges, material grievances or other material labor disputes, in each case, against or affecting Wejo or any Wejo Subsidiary, and no such disputes have occurred within the past three (3) years. Since September 30, 2022, neither Wejo nor any Wejo Subsidiary has carried out any redundancies which would trigger the application of the U.K.’s collective redundancy rules, or incurred any material liability under WARN or any similar state, local, municipal, or non-U.S. Law, and, except as set forth on Section 4.20(b) of the Wejo Disclosure Schedules, neither Wejo nor any Wejo Subsidiary reasonably expects to effect any such redundancies, or to conduct any such layoff of, Wejo Employees as of or following the date hereof, in each case, which would trigger the application of the U.K.’s collective redundancy rules or WARN or any similar state, local, municipal, or non-U.S. Law.

(c) Wejo and the Wejo Subsidiaries are in compliance, and in the past three (3) years have complied, in all material respects, with all applicable Laws relating to labor, labor relations or employment, including any provisions thereof relating to equal employment opportunity, wages, hours, overtime regulation, employee safety and health, immigration control, drug testing, termination pay, paid sick leave, vacation pay, and collective bargaining, information and consultation of employees and workers, and the payment or accrual of the same, and neither Wejo nor any Wejo Subsidiary is liable for any material arrearage (other than arrearages occurring in the ordinary course of business) or penalties for failure to comply with any of the foregoing, in each case except, where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Wejo Material Adverse Effect.

(d) With respect to any officer-level Wejo Employee or Wejo Service Provider, or any Wejo Employee or Wejo Service Provider whose annualized aggregate compensation or fees exceed $250,000 per annum (or local equivalent), (i) no notice to terminate the Contract of any such Wejo Employee or Wejo Service Provider has been given or, to the Knowledge of Wejo, threatened by either party to the Contract, and (ii) to the Knowledge of Wejo, no such Wejo Employee or Wejo Service Provider has provided notice to Wejo in writing indicating his or her intent to terminate his or her employment or engagement in connection with the transactions contemplated hereby or for any other reason.

(e) No Wejo Employee or Wejo Service Provider is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to Wejo or the Wejo Subsidiaries or (ii) to the Knowledge of Wejo, to a former employer or engager of any such employee or service provider relating (A) to the right of any such employee or service provider to be employed or engaged by Wejo or the Wejo Subsidiaries or (B) to the knowledge or use of Trade Secrets or proprietary information.

(f) None of Wejo or the Wejo Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of Wejo or the Wejo Subsidiaries that involves allegations relating to discrimination, harassment (including sexual harassment) or sexual misconduct by either (i) an officer of Wejo or the Wejo Subsidiaries or (ii) a Wejo Employee at the level of Vice President or above. To the Knowledge of Wejo, in the last five (5) years, no allegations of sexual harassment have been made against (i) any officer of Wejo or the Wejo Subsidiaries or (ii) a Wejo Employee at a level of Vice President or above.

(g) Except as would not reasonably be expected to result in a material Liability to Wejo or any Wejo Subsidiary, (i) each current or former Wejo Service Provider is or was, while providing services to Wejo or any of the Wejo Subsidiaries as an independent contractor or consultant, properly classified and properly treated as an independent contractor or consultant by Wejo and the Wejo Subsidiaries and (ii) each individual who is currently providing services to Wejo or any of the Wejo Subsidiaries through a third party service provider, or who previously provided services to Wejo or any of the Wejo Subsidiaries through a third party service provider, is not or was not an employee of Wejo or any of the Wejo Subsidiaries. Neither Wejo nor any of the Wejo Subsidiaries has a single employer, joint employer, alter ego or similar relationship with any other company.

Section 4.21 Registration Statement. The information relating to Wejo and any Wejo Subsidiary to be contained or incorporated by reference in the Joint Proxy Statement and Registration Statement and any other documents filed or furnished with or to the SEC or pursuant to the Securities Act or Exchange Act in each case in connection with the Mergers will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first mailed to the shareholders of Wejo and at the time the Registration Statement is declared effective (and any amendment or supplement thereto) or at the time of the Wejo Shareholders’ Meeting (as defined below), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement and Registration Statement (other than the portions thereof relating solely to the meeting of the shareholders of TKB) and any related documents will comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.21, no representation or warranty is made by Wejo with respect to information or statements made or incorporated by reference in the Joint Proxy Statement or the Registration Statement which were not supplied by or on behalf of Wejo.

Section 4.22 Customers and Suppliers.

(a) Section 4.22(a) of the Wejo Disclosure Schedules lists the five (5) largest customers (by volume in dollars of sales to such customers) of Wejo and the Wejo Subsidiaries on a consolidated basis during (x) the twelve (12) month ended December 31, 2021, and (y) the nine (9) months ended September 30, 2022 (the “Wejo Material Customers”) and whether such revenues are annual or monthly recurring revenues. No Wejo Material Customer has (i) terminated its relationship with Wejo or any Wejo Subsidiary, (ii) reduced its business with Wejo or any Wejo Subsidiary or adversely modified its relationship with any of them, (iii) notified Wejo or any Wejo Subsidiary of its intention to take any such action and to the Knowledge of Wejo, no such Wejo Material Customer is contemplating such an action, or (iv) to the Knowledge of Wejo, become insolvent or subject to bankruptcy proceedings.

(b) Section 4.22(b) of the Wejo Disclosure Schedules lists the five (5) largest suppliers and vendors (measured by dollar volume of purchases) of Wejo and the Wejo Subsidiaries on a consolidated basis during (x) the twelve (12) month ended December 31, 2021, and (y) the nine (9) months ended September 30, 2022 (the “Wejo Material Suppliers”). No Wejo Material Supplier has (i) terminated its relationship with Wejo or any Wejo Subsidiary, (ii) reduced its business with Wejo or any Wejo Subsidiary or adversely modified its relationship with any of them, (iii) notified Wejo or any Wejo Subsidiary of its intention to take any such action and to the Knowledge of Wejo, no such Wejo Material Supplier is contemplating such an action, or (iv) to the Knowledge of Wejo, become insolvent or subject to bankruptcy proceedings.

Section 4.23 Anti-Corruption, Sanctions & Export Control Matters.

(a) Wejo and the Wejo Subsidiaries and, to the Knowledge of Wejo, any Person acting for or on behalf of Wejo and the Wejo Subsidiaries currently comply in all material respects with and have, during the past three (3) years, complied in all material respects with, all applicable Anti-Corruption Laws or Anti-Money Laundering Laws. During the past three (3) years, (i) neither Wejo nor any of the Wejo Subsidiaries has been convicted of violating any Anti-Corruption Laws or Anti-Money Laundering Laws or subjected to any investigation by a Governmental Authority for a violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) neither Wejo nor any Wejo Subsidiary has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any Anti-Corruption Laws or Anti-Money Laundering Laws (other than with respect to the submission by Wejo any Wejo Subsidiary of suspicious activity reports or similar reports to a Governmental Authority in connection with alleged or potential violations of any Anti-Corruption Laws or Anti-Money Laundering Laws by customers of Wejo or any Wejo Subsidiary), and (iii) neither Wejo nor any of the Wejo Subsidiaries has received any written notice or citation, or to the Knowledge of Wejo, any non-written notice, from a Governmental Authority for any actual or potential material noncompliance with any applicable Anti-Corruption Laws or Anti-Money Laundering Laws.

(b) None of Wejo, the Wejo Subsidiaries, nor, to the Knowledge of Wejo, any of their respective Representatives acting in its capacity as such, (i) is a Person with whom transactions are prohibited under applicable Sanctions Laws or Export Control Laws, (ii) during the past three (3) years, has engaged in any prohibited dealings or transactions with any Person that, at the time of the dealing or transaction, is or was the subject of comprehensive, territory-wide sanctions, including currently the Crimea, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea, or Syria, or (iii) has violated any Sanctions Laws or Export Control Laws during the past three (3) years. Wejo and the Wejo Subsidiaries, and to the Knowledge of Wejo, their respective Representatives have implemented and maintain in effect policies and procedures reasonably designed to promote compliance with Sanctions Laws.

(c) Wejo and the Wejo Subsidiaries are not now, and have not been in the past three (3) years, the subject of any actual or, to the Knowledge of Wejo, asserted or threatened charge, proceeding, investigation or inquiry with respect to potential or actual violations of any Sanctions Laws or Export Control Laws.

(d) Wejo and the Wejo Subsidiaries have not, in the past three (3) years made any voluntary disclosure with respect to an apparent violation of Sanctions Laws or Export Control Laws to any Governmental Authority. Wejo and the Wejo Subsidiaries have not been subject to civil or criminal penalties imposed by any Governmental Authority administering Sanctions Laws or Export Control Laws.

Section 4.24 No Holdco or Merger Subs Activity. Each of Holdco and Merger Subs were formed for the sole purpose of entering into this Agreement and the other Transaction Agreements to which they are a party and effecting the Mergers and the other transactions contemplated by this Agreement. None of Merger Sub 1, Merger Sub 2 or Holdco has assets, obligations or liabilities other than immaterial obligations or liabilities incident to its formation, the execution of this Agreement and the other Transaction Agreements to which they are a party and the completion of the Mergers and the other transactions contemplated by this Agreement.

Section 4.25 No Other Representations. Neither Wejo, Merger Subs nor Holdco is relying, and neither Wejo, Merger Subs nor Holdco have relied, on, or otherwise have been induced by, any representations or warranties whatsoever regarding this Agreement, the other Transaction Agreements, the Mergers and the other transactions contemplated by this Agreement, express or implied, or any other information provided or made available to Wejo, Merger Subs, Holdco or their respective Representatives in connection with the Mergers and the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available in certain “data rooms” or management presentations, or the accuracy or completeness of any of the foregoing, except for the representations and warranties in Article III. Such representations and warranties by TKB constitute the sole and exclusive representations and warranties of TKB in connection with this Agreement, the other Transaction Agreements, the Mergers and the other transactions contemplated by this Agreement, and Wejo understands, acknowledges and agrees, on its own behalf and on behalf of Merger Subs and Holdco, that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by TKB.

Article V

COVENANTS

Section 5.1 Conduct of TKB’s Business Pending the Merger.

(a) Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Wejo in writing (including by electronic mail) (such consent not to be unreasonably withheld, conditioned or delayed), and except (A) as disclosed in Section 5.1(a) of the TKB Disclosure Schedules or the TKB SEC Reports, (B) as required by applicable Law, (C) for any actions reasonably required in response to COVID-19 or any COVID-19 Measures or (D) as otherwise explicitly required by this Agreement, (i) TKB shall conduct its business only in, and TKB shall not take any action except in, the ordinary course of business consistent with past practice in all material respects and (ii) TKB shall use its commercially reasonable best efforts to preserve intact its business organization and to keep available the services of its current directors and officers.

(b) Without limiting the generality of the foregoing and whether or not disclosed in the TKB SEC Reports, except as set forth in Section 5.1(b) of the TKB Disclosure Schedules, as required by applicable Law or as otherwise explicitly permitted or required by this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Wejo in writing (including by electronic mail) (such consent not to be unreasonably withheld, conditioned or delayed), TKB shall not:

(i) except in connection with the Extension, change, modify or amend the TKB Organizational Documents or the Trust Agreement;

(ii) declare or pay any dividends on or make other distributions (whether in cash, shares or property) in respect of any of its share capital or other equity interests, other than to provide eligible TKB Shareholders with the opportunity to effect TKB Share Redemptions as required by the TKB Organizational Documents;

(iii) subdivide, consolidate, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its respective shares or other equity interests;

(iv) repurchase, redeem or otherwise acquire any TKB Securities, other than to provide eligible TKB Shareholders with the opportunity to effect TKB Share Redemptions as required by the TKB Organizational Documents;

(v) issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale, or otherwise dispose of or encumber, any TKB Securities;

(vi) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another Person, or repay, redeem or repurchase any such indebtedness;

(vii) make any loans, advances or capital contributions to, or any investments in, any other Person;

(viii) directly or indirectly acquire (x) by amalgamating, merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) any material assets;

(ix) implement or adopt any material change in its accounting policies other than as may be required by applicable Law or GAAP and as concurred with by TKB’s independent auditors;

(x) pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business consistent with past practice or indemnification pursuant to any indemnification agreements in effect as of the date hereof) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any Affiliate of any of its officers or directors;

(xi) except as in the ordinary course of business consistent with past practice, form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof, or enter into any new line of business, in each case that is material to TKB;

(xii) (i) make or change any material Tax election, (ii) adopt or change any annual Tax accounting period, (iii) file any material amended Tax Return, (iv) settle or compromise any material claim, investigation, audit or controversy relating to Taxes, (v) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, (vi) enter into any material closing agreement with respect to any Tax, (vii) surrender or forfeit any right to claim a material Tax refund, or (viii) apply for or enter into a ruling from any Tax authority with respect to Taxes, other than the Tax rulings pursuant to this Agreement and other than Tax rulings in TKB’s ongoing course of business; in each case, outside of the ordinary course of business consistent with past practice;

(xiii) knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action, where such action or failure to act could reasonably be expected to prevent or impede the Intended U.S. Tax Treatment;

(xiv) (A) to the extent such amount is material to the business of TKB, pay, discharge, settle or satisfy any claims, suit, action, investigation, indictment or information, or administrative, arbitration or other proceeding, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of debts, liabilities and obligations, whether accrued or fixed, absolute or contingent or matured or unmatured, including those arising under any Law and those arising under any Contract: (1) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in TKB SEC Reports or (2) incurred in the ordinary course of business consistent with past practice or, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of material value;

(xv) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities; or

(xvi) authorize, or commit or agree to take, any of the foregoing actions.

(c) Nothing contained in this Agreement shall give Wejo, directly or indirectly, the right to control TKB or direct the business or operations of TKB prior to the Effective Time.

Section 5.2 Conduct of Wejo’s Business Pending the Merger.

(a) Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by TKB in writing (including by electronic mail) (such consent not to be unreasonably withheld, conditioned or delayed), and except (A) as disclosed in Section 5.2(a) of the Wejo Disclosure Schedules or the Wejo SEC Reports, (B) as required by applicable Law, (C) for any actions reasonably required in response to COVID-19 or any COVID-19 Measures or (D) as otherwise explicitly required by this Agreement, (i) Wejo shall, and shall cause each Wejo Subsidiary, Holdco, Merger Sub 1 and Merger Sub 2 to, conduct their respective businesses only in, and Wejo, Holdco, Merger Subs and the Wejo Subsidiaries shall not take any action except in the ordinary course of business consistent with past practice in all material respects and (ii) Wejo shall, and shall cause each Wejo Subsidiary to, use their respective commercially reasonable best efforts to preserve intact their business organizations, to preserve their assets and properties in good repair and condition, to keep available the services of their current directors, officers and key employees (other than where termination of such services is for cause) and to preserve, in all material respects, the current relationships of Wejo and the Wejo Subsidiaries with customers, suppliers, licensors, licensees, distributors and other Persons with which Wejo or any Wejo Subsidiary has material business dealings.

(b) Without limiting the generality of the foregoing and whether or not disclosed in the Wejo SEC Reports, except as set forth in Section 5.2(b) of the Wejo Disclosure Schedules, as required by applicable Law or as otherwise explicitly permitted or required by this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by TKB in writing (including by electronic mail) (such consent not to be unreasonably withheld, conditioned or delayed), Wejo shall not, nor shall Wejo permit any Wejo Subsidiary to:

(i) change, modify or amend the Wejo Organizational Documents or the organizational documents of any Wejo Subsidiary (except as set forth in Section 5.2(b)(i) of the Wejo Disclosure Schedule);

(ii) declare or pay any dividends on or make other distributions (whether in cash, shares or property) in respect of any of its share capital or other equity interests (other than dividends or distributions made by any wholly owned Wejo Subsidiary to Wejo or any other wholly owned Wejo Subsidiary);

(iii) subdivide, consolidate, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its respective shares or other equity interest;

(iv) repurchase, redeem or otherwise acquire any Wejo Common Shares;

(v) except as required by applicable Law, adopt, negotiate, terminate, or enter into any collective bargaining agreement, labor union contract, trade union agreement or other works council agreement applicable to the employees of Wejo or any Wejo Subsidiary;

(vi) issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale, or otherwise dispose of or encumber, any Wejo Common Shares or shares of any Wejo Subsidiary, or any other equity interests in Wejo or any Wejo Subsidiary or securities, notes, instruments, options or warrants convertible or exercisable for the foregoing, other than (A) the issuance of shares upon the exercise or settlement, as applicable, of Wejo Stock Options, Wejo RSU Awards and Wejo Warrants, in each case, in accordance with their respective terms as of the date hereof and the terms of this Agreement, or (B) grants of new Wejo Stock Options and Wejo RSU Awards in the ordinary course of business consistent with Wejo’s existing equity grant policy;

(vii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another Person, or repay, redeem or repurchase any such indebtedness (except as set forth in Section 5.2(b)(vii) of the Wejo Disclosure Schedule);

(viii) make any loans, advances or capital contributions to, or any investments in, any other Person (other than loans or advances between Wejo and any Wejo Subsidiary);

(ix) (A) sell, assign, lease, license (other than, with respect to Intellectual Property, non-exclusive licenses granted in the ordinary course of business consistent with past practice), sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any assets or properties (other than commercially reasonable routine Intellectual Property prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business) that are material, individually or in the aggregate, to Wejo and the Wejo Subsidiaries, taken as whole or (B) enter into, modify or amend any lease of property, except for modifications or amendments that are not materially adverse to Wejo or any Wejo Subsidiary;

(x) directly or indirectly acquire (x) by amalgamating, merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) or dispose of any material assets;

(xi) implement or adopt any material change in its accounting policies other than as may be required by applicable Law or GAAP and as concurred with by Wejo’s independent auditors;

(xii) except as expressly required by the terms of any Wejo Benefit Plan in effect on the date hereof or applicable Law: (A) grant to any Wejo Service Provider any new or increased compensation or benefits (including incentive, severance, change-in-control or retention compensation), other than in accordance with Wejo’s budget for the year ended December 31, 2023, (B) establish, enter into, materially modify, materially amend or terminate any Wejo Benefit Plan (or any plan, policy, program, practice, arrangement or agreement that would be a Wejo Benefit Plan if in existence on the date of this Agreement), (C) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any Wejo Benefit Plan or otherwise, (D) terminate the employment or services of any Wejo Employee or Wejo Service Provider, other than for cause, or (E) hire, engage or promote any Wejo Employee or Wejo Service Provider, other than in accordance with Wejo’s budget for the year ended December 31, 2023;

(xiii) waive, release, amend or fail to enforce, in any material respect, the restrictive covenant obligations of any Wejo Employee or material Wejo Service Provider;

(xiv) modify or amend in any material respect or terminate or cancel or waive, release or assign any material rights or claims with respect to, any Wejo Material Contract or material Wejo Lease or enter into any agreement or contract that would qualify as a Wejo Material Contract or material Wejo Lease, except in the ordinary course of business consistent with past practice;

(xv) pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business consistent with past practice or indemnification pursuant to any indemnification agreements in effect as of the date hereof) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any Affiliate of any of its officers or directors;

(xvi) except as in the ordinary course of business consistent with past practice, form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof (other than in the ordinary course of business consistent with past practice) or enter into any new line of business, in each case that is material to Wejo and the Wejo Subsidiaries, taken as a whole;

(xvii) (A) make or change any material Tax election, (B) adopt or change any annual Tax accounting period, (C) file any material amended Tax Return, (D) settle or compromise any material claim, investigation, audit or controversy relating to Taxes, (E) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, (F) enter into any material closing agreement with respect to any Tax, (G) surrender or forfeit any right to claim a material Tax refund, or (H) apply for or enter into a ruling from any Tax authority with respect to Taxes, other than the Tax rulings pursuant to this Agreement and other than Tax rulings in Wejo or any Wejo Subsidiary’s ongoing course of business; in each case, outside of the ordinary course of business consistent with past practice;

(xviii) knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action, where such action or failure to act could reasonably be expected to prevent or impede the Intended U.S. Tax Treatment;

(xix) (A) to the extent such amount is material to the business of Wejo or any applicable Wejo Subsidiary, commence, waive, pay, discharge, settle or satisfy any claims, suit, action, investigation, indictment or information, or administrative, arbitration or other proceeding, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of debts, liabilities and obligations, whether accrued or fixed, absolute or contingent or matured or unmatured, including those arising under any Law and those arising under any Contract: (1) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in Wejo SEC Reports or (2) incurred in the ordinary course of business consistent with past practice, or, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of material value;

(xx) make, incur or agree to make or incur, or authorize, any new out-of-pocket capital expenditures in excess of $100,000, individually, or $1,000,000, in the aggregate;

(xxi) authorize, recommend, propose or announce an intention to adopt a scheme of arrangement or a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of Wejo;

(xxii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

(xxiii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xxiv) fail to take any action necessary or advisable to protect or maintain Wejo Intellectual Property (excluding commercially reasonable routine Patent and trademark prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business consistent with past practices) as to which Wejo or any Wejo Subsidiary has the necessary prosecution rights, in each case, that is material to the conduct of the business of Wejo or any Wejo Subsidiary as currently conducted and planned by Wejo or the relevant Wejo Subsidiary to be conducted, including the prosecution of all pending applications for Patents and Trademarks, the filing of any documents or other information or the payment of any maintenance or other fees related thereto (excluding commercially reasonable routine Patent and Trademark prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business consistent with past practices);

(xxv) fail to renew or maintain material existing insurance policies or comparable replacement policies in each case that are material to Wejo or any Wejo Subsidiary; or

(xxvi) authorize, or commit or agree to take, any of the foregoing actions.

(c) Nothing contained in this Agreement shall give TKB, directly or indirectly, the right to control Wejo or any Wejo Subsidiary or direct the business or operations of Wejo or any Wejo Subsidiary prior to the Effective Time.

Section 5.3 Access to Information; Confidentiality.

(a) Subject to the confidentiality agreement between Wejo and TKB, dated September 29, 2022 (the “Confidentiality Agreement”), and applicable Law, TKB shall afford to Wejo and its Representatives, reasonable access during normal business hours and upon reasonable notice during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time to all its properties, books, contracts, commitments, personnel, financial and operating data and records as Wejo may reasonably request (provided, that such access shall not unreasonably interfere with the business or operations of TKB or create a material risk of damage or destruction to any property or assets of TKB) and, during such period, TKB shall furnish promptly to Wejo (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information concerning their business, properties, assets, litigation matters and personnel as Wejo may reasonably request; provided, that nothing in this Section 5.3 shall require TKB to provide any access, or to disclose any information, if permitting such access or disclosing such information would (A) violate applicable Law (including any Privacy Laws), (B) violate any of its obligations with respect to confidentiality (provided, that TKB shall, upon the request of Wejo, use commercially reasonable efforts to obtain the required consent of any third party to such access or disclosure), or (C) result or give rise to a material risk of resulting in the loss of attorney-client or other privilege (provided, that TKB shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client or other privilege). Wejo shall utilize commercially reasonable security measures and controls in accessing TKB information and IT systems. In addition, TKB and its officers and employees shall reasonably cooperate with Wejo in Wejo’s efforts to comply with the rules and regulations affecting public companies, including the Sarbanes-Oxley Act. Notwithstanding anything to the contrary herein, TKB may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law as a result of COVID-19 or any COVID-19 Measures.

(b) Subject to the Confidentiality Agreement and applicable Law, Wejo shall, and shall cause each Wejo Subsidiary, Holdco and Merger Subs to, afford to TKB and its Representatives, reasonable access during normal business hours and upon reasonable notice during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time to all their properties, books, contracts, commitments, personnel, financial and operating data and records as TKB may reasonably request (provided, that such access shall not unreasonably interfere with the business or operations of Wejo or any Wejo Subsidiary or create a material risk of damage or destruction to any property or assets of Wejo or any Wejo Subsidiary) and, during such period, Wejo shall, and shall cause each Wejo Subsidiary, Holdco and Merger Subs to, furnish promptly to TKB (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information concerning their business, properties, assets, litigation matters and personnel as TKB may reasonably request; provided, that nothing in this Section 5.3 shall require Wejo, any Wejo Subsidiary, Holdco or Merger Subs to provide any access, or to disclose any information, if permitting such access or disclosing such information would (A) violate applicable Law (including any Privacy Laws), (B) violate any of their obligations with respect to confidentiality (provided, that Wejo shall, upon the request of TKB, use commercially reasonable efforts to obtain the required consent of any third party to such access or disclosure), or (C) result or give rise to a material risk of resulting in the loss of attorney-client or other privilege (provided, that Wejo shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client or other privilege). TKB shall utilize commercially reasonable security measures and controls in accessing Wejo information and IT systems. In addition, Wejo and its officers and employees shall reasonably cooperate with TKB in TKB’s efforts to comply with the rules and regulations affecting public companies, including the Sarbanes-Oxley Act. Notwithstanding anything to the contrary herein, Wejo may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law as a result of COVID-19 or any COVID-19 Measures.

(c) No review pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement. All information provided pursuant to this Section 5.3 shall be subject to the terms of the Confidentiality Agreement.

Section 5.4 Notification of Certain Matters. Wejo shall give prompt notice to TKB and TKB shall give prompt notice to Wejo, as the case may be, of the occurrence of any of the following after the date of this Agreement and prior to the Effective Time: (a) receipt of any notice or other communication from any Person alleging (i) that the consent or approval of such Person is or may be required in connection with this Agreement or the transactions contemplated hereby, or (ii) any material non-compliance with any Law by such party or its Affiliates, (b) receipt of any notice or other communication from any Governmental Authority or Nasdaq (or any other securities market) in connection with this Agreement or the transactions contemplated hereby, or (c) such party becoming aware of the occurrence or failure to occur of an event that could prevent or delay beyond the Outside Date the consummation of the transactions contemplated by this Agreement or that would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VI not being satisfied; provided, that failure to give notice under the foregoing clauses (a), (b) or (c) shall not be deemed to be a breach of covenant under this Section 5.4 and shall constitute only a breach of the underlying representation, covenant, condition or agreement, as the case may be. The delivery of any notice pursuant to this Section 5.4 will not limit or otherwise affect the representations, warranties, covenants or agreements of the parties, the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Mergers or the other transactions contemplated by this Agreement.

Section 5.5 Regulatory Filings; Reasonable Best Efforts.

(a) Each party shall make or cause to be made, in cooperation with the other parties and to the extent applicable and as promptly as practicable, all necessary filings, forms, declarations, notifications, registrations and notices with Governmental Authorities under applicable Laws (including Competition Laws and Investment Screening Laws) relating to the transactions contemplated hereby. Each party shall use its reasonable best efforts to respond at the earliest practicable date to any requests for additional information or documents made by any Governmental Authority, and act in good faith and reasonably cooperate with the other party in connection with any investigation of any Governmental Authority. Each party shall use its reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice. Each party shall give the other party reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Authority regarding any filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Authority with respect to the transactions contemplated by the Agreement (subject to redaction for any information that is classified for national security purposes). None of the parties shall independently participate in any meeting, videoconference or teleconference, or engage in any substantive conversation, with any Governmental Authority in respect of any filings or inquiry without giving the other party prior notice of the meeting, videoconference or teleconference and, unless prohibited by such Governmental Authority, the opportunity to attend and participate. The parties will consult and cooperate with one another in connection with any information or proposals submitted in connection with Actions under or relating to any applicable Laws (including Competition Laws and Investment Screening Laws). For the avoidance of doubt, other than as specified in Section 8.15, neither party shall have any obligation to expend funds, other than in immaterial amounts, contest or resist any Action under or relating to any applicable Law (including Competition Laws or Investment Screening Laws), including any administrative or judicial action.

(b) Each of the parties to this Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all necessary notifications, registrations and filings (including filings with Governmental Authorities, if any), (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Mergers that are necessary to consummate the Mergers and the transactions contemplated by this Agreement, (iii) the preparation of the Joint Proxy Statement and the Registration Statement, (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement, and to fully carry out the purposes of, this Agreement, and (v) the providing of all such information concerning such party, its Subsidiaries, its Affiliates and its Subsidiaries’ and Affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in this Section 5.5.

Section 5.6 No Solicitation by Wejo; Wejo Adverse Recommendation Change.

(a) From and after the date of this Agreement and until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, Wejo shall not, nor shall it authorize or permit any Wejo Subsidiary or any of its or their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any Wejo Acquisition Proposal, (ii) enter into any agreement with respect to any Wejo Acquisition Proposal, (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, respond to inquiries or proposals by any Person with respect to, or knowingly furnish to any Person any non-public information with respect to, or knowingly cooperate with, any proposal that constitutes, or is reasonably expected to lead to, any Wejo Acquisition Proposal, (iv) waive or release any Person from, forebear in the enforcement of, or amend any confidentiality, standstill or similar Contract or any confidentiality or standstill provisions of any other Contract, unless the Wejo Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such counterparty is reasonably capable of making a Wejo Acquisition Proposal that is reasonably expected to lead to a Wejo Superior Proposal and the failure to take any such action would reasonably be expected to be inconsistent with the Wejo Board’s fiduciary duties under Bermuda Law in which event Wejo may take the preceding actions solely to the extent necessary to permit a Person to make, on a confidential basis, to the Wejo Board, a Wejo Acquisition Proposal conditioned upon such Person agreeing that (A) Wejo shall not be prohibited from providing any information to TKB (including regarding such Wejo Acquisition Proposal); and (B) such Person entering into a customary confidentiality agreement which shall include a customary “standstill” or similar covenant and provide for the right for Wejo to comply with the terms of this Agreement, including this Section 5.6(a) or (v) resolve or agree to do any of the foregoing. Wejo shall, and shall cause each Wejo Subsidiary and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any proposal that constitutes, or is reasonably expected to lead to, a Wejo Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining Wejo Shareholder Approval, in response to a bona fide written Wejo Acquisition Proposal that the Wejo Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably expected to lead to, a Wejo Superior Proposal, and which Wejo Acquisition Proposal was not solicited after the date hereof in breach of this Section 5.6(a), was made after the date hereof and did not otherwise result from a breach of this Section 5.6(a), Wejo may, if the Wejo Board determines (after receiving the advice of outside counsel) that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under Bermuda Law, and subject to compliance with this Section 5.6(a) and Section 5.6(d) and after giving TKB written notice of such determination, (x) furnish information with respect to Wejo and the Wejo Subsidiaries to the Person making such Wejo Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided that (1) all such information has previously been provided to TKB or is provided to TKB prior to the time it is provided to such Person and (2) such customary confidentiality agreement expressly provides the right for Wejo to comply with the terms of this Agreement, including Section 5.6(d), and (y) participate in discussions or negotiations with the Person making such Wejo Acquisition Proposal (and its Representatives) regarding such Wejo Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.6(a) by any Representative or Affiliate of Wejo or any Wejo Subsidiary shall be deemed to be a breach of this Section 5.6(a) by Wejo.

The term “Wejo Acquisition Proposal” means any proposal or offer or indication of interest from any Person (other than a proposal or offer by TKB) relating to any direct or indirect acquisition or purchase, in one (1) transaction or a series of transactions, of assets or businesses that constitute 15% or more of the consolidated net revenues, net income, or assets (based on the fair market value thereof) of Wejo and the Wejo Subsidiaries, taken as a whole, or 15% or more of any class of voting or equity securities of Wejo, any tender offer or exchange offer or issuance of voting or equity securities that if consummated would result in any Person beneficially owning 15% or more of any class of voting or equity securities of Wejo, or any merger, amalgamation, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Wejo or a Wejo Subsidiary pursuant to which any Person or the stockholders of any Person would own 15% or more of any class of voting or equity securities of Wejo or of the surviving company or of any resulting parent company of Wejo under such transaction, other than the transactions contemplated by this Agreement.

The term “Wejo Superior Proposal” means an unsolicited bona fide Wejo Acquisition Proposal (provided, that for purposes of this definition, references to 15% in the definition of “Wejo Acquisition Proposal” shall be deemed to be references to 50%) which the Wejo Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of Wejo from a financial point of view than the Merger, taking into account all relevant factors (including, without limitation, the possible impact of any TKB Share Redemptions and all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by TKB in response to such offer or otherwise)) and (ii) reasonably capable of being completed as proposed, taking into account all financial, legal, regulatory and other aspects of such proposal, including its conditions.

(b) Neither the Wejo Board nor any committee thereof shall, (i) (A) withdraw (or qualify or modify in a manner adverse to TKB), or publicly propose to withdraw (or qualify or modify in a manner adverse to TKB), the adoption, approval, recommendation or declaration of advisability by the Wejo Board or any such committee thereof of this Agreement, the Wejo Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any Wejo Acquisition Proposal (any action described in this clause (i) being referred to as a “Wejo Adverse Recommendation Change”) or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow Wejo to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably expected to lead to, any Wejo Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.6(a) pursuant to and in accordance with the limitations set forth therein).

(c) Notwithstanding the foregoing, the Wejo Board may make a Wejo Adverse Recommendation Change (1) at any time prior to obtaining Wejo Shareholder Approval, following receipt of a Wejo Acquisition Proposal after execution of this Agreement that did not result from a breach of Section 5.6(a) and that the Wejo Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a Wejo Superior Proposal or (2) from and after the initial filing of the Registration Statement and prior to obtaining the Wejo Shareholder Approval, in response to a Wejo Intervening Event; in each case referred to in the foregoing clauses (1) and (2), only if the Wejo Board determines in good faith (after consultation with outside counsel) that failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under Bermuda Law; provided, however, that Wejo shall not be entitled to exercise its right to make a Wejo Adverse Recommendation Change until after the fourth (4th) Business Day following TKB’s receipt of written notice (a “Wejo Notice of Recommendation Change”) from Wejo advising TKB that the Wejo Board intends to make a Wejo Adverse Recommendation Change and specifying the reasons therefor, including in the case of a Wejo Superior Proposal the terms and conditions of any Wejo Superior Proposal that is the basis of the proposed action by the Wejo Board (it being understood and agreed that any amendment to any material term of such Wejo Superior Proposal shall require a new Wejo Notice of Recommendation Change and a new four (4) Business Day period). In determining whether to make a Wejo Adverse Recommendation Change, the Wejo Board shall take into account any changes to the terms of this Agreement proposed by TKB in response to a Wejo Notice of Recommendation Change or otherwise, and if requested by TKB, Wejo shall engage during the foregoing four (4) Business Day period in good faith negotiations with TKB regarding any changes to the terms of this Agreement proposed by TKB.

(d) In addition to the obligations of Wejo set forth in Section 5.6(a), Section 5.6(b) and Section 5.6(c) (i) Wejo shall promptly advise TKB orally and in writing (and in any case within 48 hours) of the receipt of any Wejo Acquisition Proposal or any inquiry that is reasonably expected to lead to any Wejo Acquisition Proposal, the material terms and conditions of any such Wejo Acquisition Proposal or inquiry (including any changes thereto) and the identity of the Person making any such Wejo Acquisition Proposal or inquiry and (ii) Wejo shall (A) keep TKB fully and promptly informed of the status and material details (including any change to any material term thereof) of any such Wejo Acquisition Proposal or inquiry and (B) provide to TKB promptly after receipt or delivery thereof with copies of any written proposal and draft documentation sent or provided to Wejo or any Wejo Subsidiary from any Person that describes any of the terms or conditions of any Wejo Acquisition Proposal or inquiry.

(e) Nothing contained in this Section 5.6 shall prohibit Wejo from taking and disclosing to its shareholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to Wejo’s shareholders if, in the good faith judgment of the Wejo Board, after consultation with outside counsel, failure to so disclose would be reasonably expected to be inconsistent with its fiduciary duties under Bermuda Law; provided, however, that if any such disclosure pursuant to this Section 5.6(e) has the effect of withdrawing or adversely modifying the Wejo Board’s recommendation to vote for the Wejo Merger and the other transactions contemplated by this Agreement, such disclosure shall be deemed to be a Wejo Adverse Recommendation Change for purposes of this Agreement.

Section 5.7 No Solicitation by TKB; TKB Adverse Recommendation Change.

(a) From and after the date of this Agreement and until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, TKB shall not, nor shall it authorize or permit Sponsor or any of its respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any TKB Acquisition Proposal, (ii) enter into any agreement with respect to any TKB Acquisition Proposal, (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, respond to inquiries or proposals by any Person with respect to, or knowingly furnish to any Person any non-public information with respect to, or knowingly cooperate with, any proposal that constitutes, or is reasonably expected to lead to, any TKB Acquisition Proposal, (iv) waive or release any Person from, forebear in the enforcement of, or amend any confidentiality, standstill or similar Contract or any confidentiality or standstill provisions of any other Contract, unless the TKB Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such counterparty is reasonably capable of making a TKB Acquisition Proposal that is reasonably expected to lead to a TKB Superior Proposal and the failure to take any such action would reasonably be expected to be inconsistent with the TKB Board’s fiduciary duties under Cayman Law in which event TKB may take the preceding actions solely to the extent necessary to permit a Person to make, on a confidential basis, to the TKB Board, a TKB Acquisition Proposal conditioned upon such Person agreeing that (A) TKB shall not be prohibited from providing any information to Wejo (including regarding such TKB Acquisition Proposal); and (B) such Person entering into a customary confidentiality agreement which shall include a customary “standstill” or similar covenant and provide for the right for TKB to comply with the terms of this Agreement, including this Section 5.7(a) or (v) resolve or agree to do any of the foregoing. TKB shall, and shall cause Sponsor and its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any proposal that constitutes, or is reasonably expected to lead to, a TKB Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining TKB Shareholder Approval, in response to a bona fide written TKB Acquisition Proposal that the TKB Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably expected to lead to, a TKB Superior Proposal, and which TKB Acquisition Proposal was not solicited after the date hereof in breach of this Section 5.7(a), was made after the date hereof and did not otherwise result from a breach of this Section 5.7(a), TKB may, if the TKB Board determines (after receiving the advice of outside counsel) that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under Cayman Law, and subject to compliance with this Section 5.7(a) and Section 5.7(d) and after giving Wejo written notice of such determination, (x) furnish information with respect to TKB to the Person making such TKB Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided that (1) all such information has previously been provided to Wejo or is provided to Wejo prior to the time it is provided to such Person and (2) such customary confidentiality agreement expressly provides the right for TKB to comply with the terms of this Agreement, including Section 5.7(d), and (y) participate in discussions or negotiations with the Person making such TKB Acquisition Proposal (and its Representatives) regarding such TKB Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.7(a) by any Representative or Affiliate of TKB (including Sponsor) shall be deemed to be a breach of this Section 5.7(a) by TKB.

The term “TKB Acquisition Proposal” means any proposal or offer or indication of interest from any Person (other than a proposal or offer by Wejo) relating to any direct or indirect Business Combination.

The term “TKB Superior Proposal” means an unsolicited bona fide TKB Acquisition Proposal which the TKB Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of TKB from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Wejo in response to such offer or otherwise)) and (ii) reasonably capable of being completed as proposed, taking into account all financial, legal, regulatory and other aspects of such proposal, including its conditions.

(b) Neither the TKB Board nor any committee thereof shall, (i) (A) withdraw (or qualify or modify in a manner adverse to Wejo), or publicly propose to withdraw (or qualify or modify in a manner adverse to Wejo), the adoption, approval, recommendation or declaration of advisability by the TKB Board or any such committee thereof of this Agreement, the TKB Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any TKB Acquisition Proposal (any action described in this clause (i) being referred to as a “TKB Adverse Recommendation Change”) or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow TKB to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably expected to lead to, any TKB Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.7(a) pursuant to and in accordance with the limitations set forth therein).

(c) Notwithstanding the foregoing, the TKB Board may make a TKB Adverse Recommendation Change (1) at any time prior to obtaining TKB Shareholder Approval, following receipt of a TKB Acquisition Proposal after execution of this Agreement that did not result from a breach of Section 5.7(a) and that the TKB Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a TKB Superior Proposal or (2) from and after the initial filing of the Registration Statement and prior to obtaining the TKB Shareholder Approval, in response to a TKB Intervening Event; in each case referred to in the foregoing clauses (1) and (2), only if the TKB Board determines in good faith (after consultation with outside counsel) that failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under Cayman Law; provided, however, that TKB shall not be entitled to exercise its right to make a TKB Adverse Recommendation Change until after the fourth (4th) Business Day following Wejo’s receipt of written notice (a “TKB Notice of Recommendation Change”) from TKB advising Wejo that the TKB Board intends to make a TKB Adverse Recommendation Change and specifying the reasons therefor, including in the case of a TKB Superior Proposal the terms and conditions of any TKB Superior Proposal that is the basis of the proposed action by the TKB Board (it being understood and agreed that any amendment to any material term of such TKB Superior Proposal shall require a new TKB Notice of Recommendation Change and a new four (4) Business Day period). In determining whether to make a TKB Adverse Recommendation Change, the TKB Board shall take into account any changes to the terms of this Agreement proposed by Wejo in response to a TKB Notice of Recommendation Change or otherwise, and if requested by Wejo, TKB shall engage during the foregoing four (4) Business Day period in good faith negotiations with Wejo regarding any changes to the terms of this Agreement proposed by Wejo.

(d) In addition to the obligations of TKB set forth in Section 5.7(a), Section 5.7(b) and Section 5.7(c) (i) TKB shall promptly advise Wejo orally and in writing (and in any case within 48 hours) of the receipt of any TKB Acquisition Proposal or any inquiry that is reasonably expected to lead to any TKB Acquisition Proposal, the material terms and conditions of any such TKB Acquisition Proposal or inquiry (including any changes thereto) and the identity of the Person making any such TKB Acquisition Proposal or inquiry and (ii) TKB shall (A) keep Wejo fully and promptly informed of the status and material details (including any change to any material term thereof) of any such TKB Acquisition Proposal or inquiry and (B) provide to Wejo promptly after receipt or delivery thereof with copies of any written proposal and draft documentation sent or provided to TKB or Sponsor from any Person that describes any of the terms or conditions of any TKB Acquisition Proposal or inquiry.

(e) Nothing contained in this Section 5.7 shall prohibit TKB from taking and disclosing to its shareholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to TKB’s shareholders if, in the good faith judgment of the TKB Board, after consultation with outside counsel, failure to so disclose would be reasonably expected to be inconsistent with its fiduciary duties under Cayman Law; provided, however, that if any such disclosure pursuant to this Section 5.7(e) has the effect of withdrawing or adversely modifying the TKB Board’s recommendation to vote for the adoption and approval of this Agreement and the TKB Plan of Merger and for the approval of the TKB Merger and the other transactions contemplated by this Agreement, such disclosure shall be deemed to be a TKB Adverse Recommendation Change for purposes of this Agreement.

Section 5.8 Shareholder Litigation.

(a) TKB shall provide Wejo prompt notice (and in any event within forty-eight (48) hours) of any litigation brought by any TKB shareholder or purported TKB shareholder against TKB, the Sponsor or any of their respective directors or officers relating to the Mergers or any other transaction contemplated by this Agreement, the Sponsor Voting Agreement or any other Transaction Agreement, and shall keep Wejo reasonably informed on a prompt (and in any event within three (3) Business Days of any material development or update) and timely basis with respect to the status thereof. TKB shall give Wejo the opportunity to participate (at Wejo’s expense) in (but not control) (subject to a customary joint defense agreement), the defense or settlement of any such litigation and reasonably cooperate with Wejo in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Wejo’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 5.8(a) and Section 5.1, the provisions of this Section 5.8(a) shall control.

(b) Wejo shall provide TKB prompt notice (and in any event within forty-eight (48) hours) of any litigation brought by any Wejo shareholder or purported Wejo shareholder against Wejo, any Wejo Subsidiary or any of their respective directors or officers relating to the Mergers or any other transaction contemplated by this Agreement, the Wejo Voting Agreements or any other Transaction Agreement, and shall keep TKB reasonably informed on a prompt (and in any event within three (3) Business Days of any material development or update) and timely basis with respect to the status thereof. Wejo shall give TKB the opportunity to participate (at TKB’s expense) in (but not control) (subject to a customary joint defense agreement), the defense or settlement of any such litigation and reasonably cooperate with TKB in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without TKB’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 5.8(b) and Section 5.2, the provisions of this Section 5.8(b) shall control.

Section 5.9 Indemnification; Director and Officer Insurance.

(a) The parties agree that (i) all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of TKB (the “TKB D&O Indemnified Persons”) as provided in the TKB Organizational Documents or under any indemnification or other similar agreements between any TKB D&O Indemnified Person and TKB, in each case as disclosed in the TKB Disclosure Schedules, and (ii) all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Wejo (the “Wejo D&O Indemnified Persons”) as provided in the Wejo Organizational Documents or under any indemnification or other similar agreements between any Wejo D&O Indemnified Person and Wejo, in each of (i) and (ii) as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law.

(b) For not less than six (6) years from and after the Effective Time, Holdco shall, and shall cause the TKB Surviving Company to, indemnify and hold harmless all TKB D&O Indemnified Persons to the same extent such TKB D&O Indemnified Persons are indemnified as of the date of this Agreement pursuant to the TKB Organizational Documents, and any indemnification or other similar agreements, if any, in existence on the date of this Agreement and disclosed in the TKB Disclosure Schedules, with any TKB D&O Indemnified Persons for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and to indemnify and hold harmless such TKB D&O Indemnified Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Holdco shall provide, for an aggregate period of not less than six (6) years from the Effective Time, all TKB D&O Indemnified Persons with an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to, and in any event not less favorable in the aggregate than, that offered by TKB’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, Holdco shall purchase a six year “tail” prepaid directors & officers insurance policy on terms, conditions, retentions and limits of liability no less advantageous to the TKB D&O Indemnified Persons than the existing directors’ and officers’ liability insurance maintained by TKB so long as the annual premiums of such policy does not exceed three hundred and fifty percent (350%) of the annual amount paid by TKB for coverage during its current coverage period; provided, that, if the annual premium of such insurance coverage exceeds such amount, Holdco shall be obligated to obtain a “tail” policy with the greatest coverage available for a cost not exceeding such amount from insurance carriers with the same or better credit rating as TKB’s current directors’ and officers’ liability insurance carriers.

(c) For not less than six (6) years from and after the Effective Time, Holdco shall, and shall cause the Wejo Surviving Company to, indemnify and hold harmless all Wejo D&O Indemnified Persons to the same extent such Wejo D&O Indemnified Persons are indemnified as of the date of this Agreement pursuant to the Wejo Organizational Documents, and any indemnification or other similar agreements, if any, in existence on the date of this Agreement, with any Wejo D&O Indemnified Persons for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and to indemnify and hold harmless such Wejo D&O Indemnified Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Holdco shall provide, for an aggregate period of not less than six (6) years from the Effective Time, all Wejo D&O Indemnified Persons with a D&O Insurance that is substantially equivalent to, and in any event not less favorable in the aggregate than, that offered by Wejo’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, Holdco shall purchase a six year “tail” prepaid directors & officers insurance policy on terms, conditions, retentions and limits of liability no less advantageous to the Wejo D&O Indemnified Persons than the existing directors’ and officers’ liability insurance maintained by Wejo so long as the annual premiums of such policy does not exceed three hundred and fifty percent (350%) of the annual amount paid by Wejo for coverage during its current coverage period; provided, that, if the annual premium of such insurance coverage exceeds such amount, Holdco shall be obligated to obtain a “tail” policy with the greatest coverage available for a cost not exceeding such amount from insurance carriers with the same or better credit rating as Wejo’s current directors’ and officers’ liability insurance carriers.

(d) If Holdco or any Surviving Company or any of their respective successors or assigns (i) shall consolidate or amalgamate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation, amalgamation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Holdco or such Surviving Company (as applicable) shall assume all of the obligations set forth in this Section 5.9.

(e) On the Closing Date or as soon as reasonably practicable thereafter, Holdco shall enter into customary indemnification agreements with each Sponsor Director Nominee and Wejo Director Nominee on the same terms as those set forth in the indemnification agreements entered into by Wejo with its current directors, which indemnification agreements shall continue to be effective following the Closing.

(f) The provisions of this Section 5.9 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the Persons specified herein and their respective heirs and representatives, each of whom shall be a third-party beneficiary of the provisions of this Section 5.9.

Section 5.10 Public Announcements. Wejo and TKB shall agree on a press release announcing the entering into of this Agreement, the Mergers and the other transactions contemplated hereby. Thereafter, Wejo and TKB each shall obtain the prior written consent of the other prior to issuing any press releases or making other public statements and communications with respect to the Mergers, the other transactions contemplated by this Agreement, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of Nasdaq in which case, each party shall provide drafts in advance of and as soon as reasonably practicable. In addition, Wejo and TKB shall develop a joint communications strategy and each party shall ensure that all press releases and other public statements and communications (including any communications that would require a filing under the Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act), with analysts, members of the financial community or otherwise, with respect to the Mergers and the other transactions contemplated by this Agreement, shall be consistent in all material respects with such joint communications strategy.

Section 5.11 Preparation of SEC Documents; Shareholders’ Meetings.

(a) As promptly as practicable following the date of this Agreement, Wejo and TKB shall prepare and file with the SEC a joint proxy statement relating to the Wejo Shareholder Approval and TKB Shareholder Approval (such joint proxy statement, as amended or supplemented from time to time, the “Joint Proxy Statement”), and Holdco, TKB and Wejo shall prepare and Holdco shall file with the SEC a registration statement on Form S-4 together with all amendments thereto, (the “Registration Statement”), in which the Joint Proxy Statement will be included as a prospectus and which will include the registration of (x) the issuance by Holdco of the Holdco Common Shares, Wejo Assumed Warrants, and TKB Assumed Warrants in connection with the Mergers and (y) the public resale of Holdco Common Shares, Wejo Assumed Warrants and TKB Assumed Warrants acquired in the Business Combination by each Person who is an “affiliate” of TKB or Wejo for purposes of Rule 145 under the Securities Act. Each of Wejo and TKB shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Wejo will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Wejo’s shareholders, and TKB will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to TKB’s shareholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement or the Joint Proxy Statement will be made by Holdco, Wejo or TKB without the other party’s prior written consent (which shall not be unreasonably withheld or delayed) and without providing the other party the opportunity to review and comment thereon (which comments will be considered in good faith). Holdco will advise Wejo and TKB, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of the Holdco Common Shares, Wejo Assumed Warrants or TKB Assumed Warrants issuable in connection with the Mergers for offering or sale in any jurisdiction, and each party will advise the other promptly of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and shall comply with Section 5.12 with respect to any such responses or requests. If at any time prior to the Effective Time any information (including any Wejo Adverse Recommendation Change or TKB Adverse Recommendation Change) relating to Holdco, Wejo or TKB, or any of their respective Affiliates, officers or directors, should become Known to Wejo or TKB which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of Wejo and the shareholders of TKB.

(b) Each of Holdco, Wejo and TKB shall supply such information specifically for inclusion or incorporation by reference in (i) the Registration Statement necessary so that, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, the Registration Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement necessary so that, at the date it is first mailed to TKB’s shareholders or Wejo’s shareholders or at the time of TKB Shareholders’ Meeting (as defined in Section 5.11(d) below) or the Wejo Shareholders’ Meeting (as defined in Section 5.11(c) below), the Joint Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the parties hereto shall use their reasonable best efforts so that the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and so that the Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

(c) Wejo shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in accordance with applicable Law and the Wejo Organizational Documents, establish a record date for, give, publish the notice of, convene, hold and schedule a meeting of its shareholders as promptly as practicable to consider the approval of this Agreement, the Wejo Merger and the other transactions contemplated by this Agreement (the “Wejo Shareholders’ Meeting”). Unless there has been a Wejo Adverse Recommendation Change, Wejo will use its reasonable best efforts to solicit from its shareholders proxies in favor of resolutions approving (A) the Wejo Merger and the other transactions contemplated by this Agreement, (B) the adjournment or postponement of the Wejo Shareholders’ Meeting if necessary to permit further solicitation of proxies because there are not sufficient votes to approve the Wejo Merger and the other transactions contemplated by this Agreement, (C) the adoption and approval of such other matters as Wejo and TKB shall hereafter mutually determine to be necessary or appropriate in order to effect the Wejo Merger and the other transactions contemplated by this Agreement, and (D) the adoption and approval of any other proposals that the SEC, or staff members thereof, may indicate are necessary in comments to the Registration Statement or Joint Proxy Statement or correspondence related thereto, and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of Nasdaq or applicable Law to obtain such approval. Notwithstanding anything to the contrary contained in this Agreement, Wejo, after good faith consultation with TKB, may adjourn or postpone the Wejo Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its shareholders, as applicable, in advance of a vote on the Wejo Merger or, if, as of the time for which the Wejo Shareholders’ Meeting is originally scheduled, there are insufficient Wejo Common Shares represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Wejo shall ensure that the Wejo Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Wejo Shareholders’ Meeting are solicited in compliance with applicable Law, the rules of Nasdaq and the Wejo Organizational Documents.

(d) TKB shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in accordance with applicable Law and the TKB Organizational Documents, establish a record date for, give, publish the notice of, convene, hold and schedule a meeting of its shareholders as promptly as practicable to consider the adoption and approval of this Agreement, the TKB Plan of Merger, the TKB Merger and the other transactions contemplated by this Agreement (“TKB Shareholders’ Meeting”). Unless there has been a TKB Adverse Recommendation Change, TKB will use its reasonable best efforts to solicit from its shareholders proxies in favor of resolutions approving (A) the adoption and approval of this Agreement, the TKB Plan of Merger and the TKB Merger, (B) the adjournment or postponement of the TKB Shareholders’ Meeting if necessary to permit further solicitation of proxies because there are not sufficient votes to approve the adoption and approval of this Agreement, the TKB Plan of Merger and the TKB Merger, or otherwise in connection with this Agreement and the TKB Merger, (C) the adoption and approval of such other matters as Holdco, TKB and Wejo shall hereafter mutually determine to be necessary or appropriate in order to effect the TKB Merger and the other transactions contemplated by this Agreement, and (D) the adoption and approval of any other proposals that the SEC, or staff members thereof, may indicate are necessary in comments to the Registration Statement or Joint Proxy Statement or correspondence related thereto, and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of Nasdaq or applicable Law to obtain such approvals and (ii) provide the TKB Shareholders with the opportunity to elect to effect a TKB Share Redemption. TKB shall comply with the notice requirements applicable to TKB in respect of the TKB Shareholders’ Meeting pursuant to the Cayman Companies Act and the TKB Organizational Documents. Notwithstanding anything to the contrary contained in this Agreement, TKB, after good faith consultation with Wejo, may adjourn or postpone the TKB Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its shareholders in advance of a vote on the approval and adoption of this Agreement, the TKB Plan of Merger and the TKB Merger, or, if, as of the time for which TKB Shareholders’ Meeting is originally scheduled, there are insufficient TKB Shares represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. TKB shall ensure that the TKB Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the TKB Shareholders’ Meeting are solicited in compliance with applicable Law, the rules of Nasdaq and the TKB Organizational Documents.

(e) Unless there has been a Wejo Adverse Recommendation Change pursuant to Section 5.6(b) or a TKB Adverse Recommendation Change pursuant to Section 5.7(b): (i) the Wejo Board and the TKB Board shall recommend that its shareholders vote in favor of, in the case of Wejo the approval and adoption of this Agreement, the approval of the Wejo Merger, the Wejo Plan of Merger and the other transactions contemplated by this Agreement at the Wejo Shareholders’ Meeting, and in the case of TKB, the approval and adoption of this Agreement, the TKB Plan of Merger and the TKB Merger at the TKB Shareholders’ Meeting, (ii) the Joint Proxy Statement shall include a statement to the effect that the (A) Wejo Board has recommended that Wejo’s shareholders vote in favor of the Wejo Merger and the other transactions contemplated by this Agreement at the Wejo Shareholders’ Meeting and (B) the TKB Board has recommended that the TKB Shareholders vote in favor of approving and adopting this Agreement, the TKB Plan of Merger and the TKB Merger at the TKB Shareholders’ Meeting, and (iii) neither the Wejo Board nor any committee thereof, nor the TKB Board nor any committee thereof, shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to the other party, the recommendation of the Wejo Board or the TKB Board, respectively, that the shareholders of Wejo or TKB, respectively, vote in favor of, in the case of Wejo the approval of the Wejo Merger and the other transactions contemplated by this Agreement, and, in the case of TKB, the approval and adoption of this Agreement, the TKB Plan of Merger and the TKB Merger, except in accordance with Section 5.6(b) or Section 5.7(b), as applicable.

(f) Notwithstanding any TKB Adverse Recommendation Change, TKB shall nonetheless proceed to establish a record date for, give, publish the notice of, convene, hold and schedule the TKB Shareholders’ Meeting and submit this Agreement, the TKB Plan of Merger and the TKB Merger to the shareholders of TKB for adoption at the TKB Shareholders’ Meeting in accordance with the terms of this Agreement, unless this Agreement shall have been terminated in accordance with Article VII prior to the TKB Shareholders’ Meeting, provided that, Wejo shall comply with any reasonable request of TKB to amend or supplement the Joint Proxy Statement to the extent related to (i) a TKB Adverse Recommendation Change, (ii) a statement of the reason of the TKB Board for making such a TKB Adverse Recommendation Change, and (iii) additional information reasonably related to the foregoing TKB Adverse Recommendation Change.

(g) Notwithstanding any Wejo Adverse Recommendation Change, Wejo shall nonetheless proceed to establish a record date for, give, publish the notice of, convene, hold and schedule the Wejo Shareholders’ Meeting and submit the Wejo Merger and the other transactions contemplated by this Agreement to the shareholders of Wejo for adoption at the Wejo Shareholders’ Meeting in accordance with the terms of this Agreement, unless this Agreement shall have been terminated in accordance with Article VII prior to the Wejo Shareholders’ Meeting, provided that, TKB shall comply with any reasonable request of Wejo to amend or supplement the Joint Proxy Statement to the extent related to (i) a Wejo Adverse Recommendation Change, (ii) a statement of the reason of the Wejo Board for making such a Wejo Adverse Recommendation Change, and (iii) additional information reasonably related to the foregoing Wejo Adverse Recommendation Change.

Section 5.12 Nasdaq Listing; Delisting.

(a) From the date hereof through the Effective Time, TKB shall use its reasonable best efforts to ensure that the TKB Units, TKB Class A Shares and TKB Public Warrants remain listed on Nasdaq. In the event that TKB receives any notice that it has failed to satisfy any Nasdaq listing requirement, TKB shall provide prompt written notice of the same to Wejo and Holdco, including a copy of any written notice thereof received from Nasdaq. Prior to the Closing Date, TKB shall use its reasonable best efforts to take such actions as are necessary or advisable to cause the TKB Class A Shares, TKB Public Warrants, and TKB Units to be delisted from Nasdaq and deregistered under the Exchange Act with such delisting and deregistration effective as soon as practicable following the Effective Time.

(b) From the date hereof through the Effective Time, Wejo shall use its reasonable best efforts to ensure that the Wejo Common Shares and Wejo Warrants remain listed on Nasdaq. In the event that Wejo receives any notice that it has failed to satisfy any Nasdaq listing requirement, Wejo shall provide prompt written notice of the same to TKB and Holdco, including a copy of any written notice thereof received from Nasdaq. Prior to the Closing Date, Wejo shall use its reasonable best efforts to take such actions as are necessary or advisable to cause the Wejo Common Shares and Wejo Warrants to be delisted from Nasdaq and deregistered under the Exchange Act with such delisting and deregistration effective as soon as practicable following the Effective Time.

(c) As soon as practicable following the date hereof, Holdco shall prepare and submit to Nasdaq (subject to TKB’s and Wejo’s prior review and approval, which shall not be unreasonably withheld, conditioned, or delayed) an initial listing application for the Holdco Common Shares to be issued and the Wejo Assumed Warrants and TKB Assumed Warrants to be assumed in accordance with this Agreement. Holdco shall use its reasonable best efforts to cause Holdco to satisfy all applicable initial listing requirements of Nasdaq and cause the Holdco Common Shares to be issued and the Wejo Assumed Warrants and TKB Assumed Warrants to be assumed in accordance with this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as practicable after this Agreement.

Section 5.13 Certain Tax Matters.

(a) Each of the parties hereto intends that for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), (i) the TKB Class B Conversion qualifies for the Conversion Intended U.S. Tax Treatment, (ii) the Wejo Merger qualifies for the Wejo Merger Intended U.S. Tax Treatment, (iii) the TKB Merger qualifies for the TKB Merger Intended U.S. Tax Treatment, and (iv) this Agreement be, and is hereby adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Holdco, Wejo, TKB, Merger Sub 1, and Merger Sub 2 are parties under Section 368(b) of the Code. In furtherance of the forgoing, in the 12 months following the Closing Date, Holdco shall not permit Wejo or TKB to liquidate or to be treated as liquidating into Holdco for U.S. federal income tax purposes into Holdco, other than in connection with the combination of Wejo and TKB in a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

(b) Each of the parties hereto shall use commercially reasonable efforts to cause the transactions contemplated hereby to qualify for the Intended U.S. Tax Treatment and, other than any actions contemplated by this Agreement, each party shall not, and shall not permit their respective Subsidiaries to, take or agree to take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the transactions contemplated hereby for the Intended U.S. Tax Treatment. Each of the parties hereto shall report the transactions contemplated hereby on their Tax Returns consistent with the Intended U.S. Tax Treatment and shall not take any position inconsistent with the Intended U.S. Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) Holdco acknowledges that any direct or indirect Wejo or TKB stockholder who owns five percent (5%) or more of the ordinary shares of Holdco immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any direct or indirect Wejo or TKB stockholder made following the Closing Date, Holdco shall (i) use reasonable best efforts to furnish to such Person (to the extent such written request includes the contact information of such Person) such information as such Person reasonably requests in connection with such Person’s preparation of a gain recognition agreement, and (ii) use reasonable best efforts to provide such Person with the information reasonably requested by such Person for purposes of determining whether there has been a gain “triggering event” under the terms of such Person’s gain recognition agreement.

(d) In the event a tax opinion is requested by the SEC with respect to the Wejo Merger Intended U.S. Tax Treatment of the Wejo Merger in connection with the Joint Proxy Statement and Registration Statement, Wejo shall use commercially reasonable best efforts to cause its counsel to render such an opinion, and in the event a tax opinion is requested by the SEC with respect to the Conversion Intended U.S. Tax Treatment or the TKB Merger Intended U.S. Tax Treatment of the TKB Merger in connection with the Joint Proxy Statement and Registration Statement, TKB shall use commercially reasonable best efforts to cause its counsel to render such an opinion. For clarity, advisors to neither Wejo nor TKB will be required to provide any tax opinion as condition precedent to the transactions contemplated hereby. Each party hereto shall use commercially reasonable efforts to cooperate with each other and their respective counsel to document and support the treatment of the transactions contemplated hereby in a manner consistent with the Intended U.S. Tax Treatment, including by providing factual customary support letters reasonably acceptable to each party hereto.

Section 5.14 Rule 16b-3. Prior to the Effective Time, Holdco, Wejo and TKB shall use reasonable best efforts to cause any acquisitions of Holdco Common Shares (including derivative securities with respect to Holdco Common Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 State Takeover Laws. If any takeover Law becomes applicable to the Mergers or the other transactions contemplated by this Agreement, each of Holdco, the Holdco Board, Wejo, the Wejo Board, TKB and the TKB Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.16 Obligations of Merger Subs. Wejo shall take all action necessary to cause Holdco and each Merger Sub to perform its respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, any violation of the obligations of Holdco or Merger Subs under this Agreement shall also be deemed to be a breach of this Agreement by Wejo.

Section 5.17 Further Assurances. The parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Mergers and the other transactions contemplated hereby as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).

Section 5.18 Trust Account Proceeds. The parties agree that at, or as soon as practicable after, the Closing, the funds in the Trust Account, after taking into account payments for the TKB Share Redemptions, shall first be used to pay accrued Transaction Expenses and any unpaid expenses incurred by the parties in connection with the negotiation, execution and performance by the parties of their respective obligations under this Agreement and the Mergers and the other transactions contemplated by this Agreement, including the Registration Statement and the Joint Proxy Statement (collectively, the “Closing Payments”). At least five (5) Business Days prior to the anticipated Closing Date, TKB and Wejo shall exchange written statements setting forth complete and accurate schedules of their good faith estimates of all unpaid Transaction Expenses as of the Closing Date. Upon satisfaction (or, to the extent permitted by applicable Law, waiver by the applicable party or parties entitled to the benefit thereof) of all of the conditions set forth in Article VI (other than those conditions that by their nature or terms are to be satisfied at the Closing), TKB shall provide notice (in accordance with the terms of the Trust Agreement) thereof to the Trustee pursuant to and in accordance with the Trust Agreement, (a) TKB shall (i) cause any notices, certificates or other documents required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered at the time and in the manner required under the Trust Agreement and (ii) use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, at the Closing, (A) pay as and when due all amounts payable to TKB Shareholders pursuant to the TKB Share Redemptions, Transaction Expenses and all Closing Payments, (B) pay all accrued and unpaid Transaction Expenses to the respective payees thereof as set forth on a written statement to be delivered by Wejo with respect to Wejo Transaction Expenses, delivered by TKB with respect to TKB Transaction Expenses, in each case not less than two (2) Business Days prior to the Closing Date, and (C) pay all remaining amounts then available in the Trust Account to TKB for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.19 Financing. Each of Wejo and TKB shall use its reasonable best efforts to obtain, at or prior to the Closing, irrevocable and binding financing commitments for a private investment in (a) Wejo Common Shares at a price per share exceeding the trading price of Wejo Common Shares for an agreed period of time immediately prior to such commitments, (b) a convertible note issued by Wejo or Holdco in terms reasonably satisfactory to TKB and Wejo, or (c) non-redemption agreements, in an aggregate amount of not less than $50,000,000.

Section 5.20 Equity Incentive Plan. At or prior to the Effective Time, (i) Wejo shall take all actions necessary to terminate the Wejo Equity Plan, effective as of, and subject to the occurrence of, the Effective Time, and (ii) Holdco shall approve and adopt an incentive equity plan in a form to be mutually agreed by Wejo and TKB (the “Holdco Equity Plan”), which for the avoidance of doubt, shall provide for a post-Effective Time total available pool of Holdco Common Shares equal to fifteen percent (15%) of Holdco Fully Diluted Common Stock (rounded up to the nearest whole share). For the purposes of this Agreement, “Holdco Fully Diluted Common Stock” means, immediately after the Effective Time, the aggregate number of (a) Holdco Common Shares and (b) securities convertible into or exercisable for Holdco Common Shares (whether vested or unvested). For the avoidance of doubt, all Holdco RSU Awards and Holdco Stock Options that are outstanding as of immediately following the Wejo Effective Time will be governed by, and subject to, the terms of the Holdco Equity Plan.

Section 5.21 Extension Approval. TKB shall (a) as promptly as practicable after the date hereof, and in accordance with applicable Law and the TKB Organizational Documents, establish a record date for, give, publish the notice of, convene, hold and schedule a meeting of the TKB Shareholders (the “Extension Shareholders’ Meeting”) as promptly as practicable to consider the adoption and approval of a proposal to extend the date by which TKB must consummate a Business Combination pursuant to the TKB Organizational Documents to June 29, 2023 (such extension, the “Extension” and such proposal, the “Extension Proposal”); and (b) use reasonable best efforts to obtain approval of the Extension Proposal by the TKB Shareholders at the Extension Shareholders’ Meeting (such approval, the “Extension Approval”).

Section 5.22 Voting Agreements.

(a) Unless there has been a Wejo Adverse Recommendation Change or this Agreement has been validly terminated pursuant to Article VII herein, TKB (i) shall not amend or terminate any Wejo Voting Agreement, in each case without Wejo’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) shall enforce its rights under each Wejo Voting Agreement, and shall use its reasonable best efforts to enforce the obligations of the shareholders of Wejo listed on Schedule A under each Wejo Voting Agreement with respect thereto.

(b) Unless there has been a TKB Adverse Recommendation Change or this Agreement has been validly terminated pursuant to Article VII herein, Wejo (i) shall not amend or terminate the Sponsor Voting Agreement, in each case without TKB’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) shall enforce its rights under the Sponsor Voting Agreement, and shall use its reasonable best efforts to enforce the obligations of Sponsor with respect thereto.

Section 5.23 Holdco Organizational Documents; Contribution of Merger Sub 1.

(a) As promptly as practicable after the date hereof, but in any event no later than five (5) Business Days following the date hereof, (i) Wejo shall cause the Holdco Organizational Documents to be adopted by Holdco in the form attached hereto as Exhibit 5.23 (with such changes as may be agreed in writing by Wejo and TKB) and (ii) Holdco and Merger Sub 2 shall sign a joinder agreement in form and substance reasonably agreed by Wejo and TKB (the “Joinder”), agreeing to be bound by this Agreement as if they were parties hereto on the date hereof.

(b) As promptly as practicable after the date hereof, but in any event no later than five (5) Business Days following the date hereof, Wejo shall (i) contribute to Holdco all of its right, title and interest to its equity interests in Merger Sub 1, free and clear of all Liens, such that Merger Sub 1 shall become a wholly owned Subsidiary of Holdco, (ii) cause Holdco to approve and adopt this Agreement, authorize the Mergers, the issuance of the TKB Merger Consideration and the Wejo Merger Consideration and the other Transaction Agreements to which each Merger Sub is a party, as the sole shareholder of Merger Sub 1 and Merger Sub 2, and (iii) cause the sole director of Merger Sub 2 to approve and adopt this Agreement, authorize the Wejo Merger and the other Transaction Agreements to which Merger Sub 2 is a party and recommend the approval and adoption of this Agreement and the transactions contemplated hereby and thereby to Holdco as the sole shareholder of Merger Sub 2.

Section 5.24 Vesting Waivers. Wejo hereby agrees to take best commercial efforts to cause, as of immediately prior to the Effective Time, each individual set forth on Schedule 5.24 who hold Wejo RSU Awards that will, by their terms, vest in connection with the consummation of the transactions contemplated by this Agreement to the extent that it constitutes a “Change in Control” for purposes of the Wejo Equity Plan, to waive, in writing, his or her rights to such vesting (such that the applicable Wejo RSU Award will convert into a Holdco RSU Award and remain outstanding and eligible to vest in accordance with its terms as though the transactions contemplated by this Agreement had not occurred).

Section 5.25 Sponsor Voting Agreement. As promptly as practicable after the date hereof, but in any event no later than five (5) Business Days following the date hereof, TKB shall deliver to Wejo a counterpart of the Sponsor Voting Agreement duly executed by the TKB Shareholders party thereto, not delivered on the date hereof.

Section 5.26 Wejo Voting Agreement. As promptly as practicable after the date hereof, but in any event no later than five (5) Business Days following the date hereof, Wejo shall take best commercial efforts to deliver to TKB a counterpart of the Wejo Voting Agreement duly executed by the Wejo Shareholder set forth on Schedule 5.26, not delivered on the date hereof.

Article VI

CONDITIONS

Section 6.1 Conditions to the Obligation of Each Party. The respective obligations of each party hereto to effect the Mergers shall be subject to the satisfaction, or waiver by each of Holdco, Wejo, TKB, Merger Sub 1 and Merger Sub 2, in each case on or prior to the Closing Date, of the following conditions:

(a) The Extension Approval shall have been obtained;

(b) The TKB Shareholder Approval shall have been obtained;

(c) The Wejo Shareholder Approval shall have been obtained;

(d) No applicable Law and no Governmental Order entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction shall be in effect which has the effect of prohibiting, preventing, restraining or making illegal the consummation of the Mergers or the other transactions contemplated by this Agreement;

(e) The SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and remain pending;

(f) The Holdco Common Shares, Wejo Assumed Warrants and TKB Assumed Warrants, to be issued as consideration in the Mergers shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(g) There shall not be pending any Action by any Governmental Authority which challenges or seeks to enjoin the Mergers or the other transactions contemplated by this Agreement.

Section 6.2 Conditions to Obligations of Holdco, Wejo and Merger Subs to Effect the Mergers. The obligations of Holdco, Wejo and Merger Subs to effect the Mergers shall be further subject to satisfaction, or waiver by each of Holdco, Wejo and Merger Sub 1 and Merger Sub 2, in each case at or prior to the Closing, of the following conditions:

(a) (i) The representations and warranties set forth in Section 3.1 (Organization and Corporate Power), Section 3.2(a) (Authorization), Section 3.5(a) (Absence of TKB Material Adverse Effect) and Section 3.11 (Brokerage) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of TKB set forth in Section 3.3 (Capitalization) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date) and (iii) the representations and warranties of TKB set forth in this Agreement (other than those identified in clauses (i) and (ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties of TKB to be so true and correct (without giving effect to any “Material Adverse Effect,” “materiality” or similar qualifications contained therein), individually or in the aggregate, has had or would reasonably be expected to have a TKB Material Adverse Effect;

(b) TKB shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) No TKB Material Adverse Effect shall have occurred on or after the date of this Agreement that is continuing and uncured;

(d) Sponsor shall have delivered to Wejo a counterpart of the Registration Rights Agreement duly executed by Sponsor, the Sponsor’s members and its or their transferees and the Sponsor Director Nominees;

(e) In Wejo’s reasonable and good faith assessment, at the Effective Time, there shall be available cash on hand at Wejo or available cash to be borrowed pursuant to binding contractual commitments from third parties, in such amounts that, together with (i) the net proceeds of amounts in the Trust Account (net of Transaction Expenses and following the TKB Share Redemption), (ii) any irrevocable and binding financing commitments entered into pursuant to Section 5.19, and (iii) any non-binding financing commitments or other sources of income that in the reasonable determination of Wejo are reasonably expected to be available following the Closing, will be sufficient to fund ordinary course working capital and other general corporate purposes of Wejo in accordance with Wejo’s mid-term business plan; and

(f) TKB shall have delivered to Wejo a certificate, dated as of the Closing Date and signed by the chief executive officer and chief financial officer of TKB, to the effect that each of the conditions specified in (a), (b) and (c) above is satisfied.

Section 6.3 Conditions to Obligations of TKB to Effect the Mergers. The obligations of TKB to effect the TKB Merger shall be further subject to satisfaction or waiver by TKB at or prior to the Closing of the following conditions:

(a) (i) The representations and warranties set forth in Section 4.1 (Organization and Corporate Power), Section 4.2(b) (Wejo Subsidiaries), Section 4.3(a) (Authorization), Section 4.6(a) (Absence of Wejo Material Adverse Effect) and Section 4.18 (Brokerage) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties set forth in Section 4.4 (Capitalization) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date) and (iii) the representations and warranties of Holdco, Wejo and Merger Subs set forth in this Agreement (other than those identified in clauses (i) and (ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties of Holdco, Wejo and Merger Subs to be so true and correct (without giving effect to any “Material Adverse Effect,” “materiality” or similar qualifications contained therein), individually or in the aggregate, has had or would reasonably be expected to have a Wejo Material Adverse Effect;

(b) Each of Holdco, Wejo and Merger Subs shall have performed in all material respects all obligations, covenants and agreements required to be performed by each of them under this Agreement at or prior to the Closing;

(c) No Wejo Material Adverse Effect shall have occurred on or after the date of this Agreement that is continuing and uncured;

(d) In TKB’s reasonable and good faith assessment, at the Effective Time, there shall be available cash on hand at Wejo or available cash to be borrowed pursuant to binding contractual commitments from third parties, in such amounts that, together with (i) the net proceeds of amounts in the Trust Account (net of Transaction Expenses and following the TKB Share Redemption), (ii) any irrevocable and binding financing commitments entered into pursuant to Section 5.19, and (iii) any non-binding financing commitments or other sources of income that in the reasonable determination of TKB are reasonably expected to be available following the Closing, will be sufficient to fund ordinary course working capital and other general corporate purposes of Wejo in accordance with Wejo’s mid-term business plan;

(e) Holdco shall have duly executed and delivered a counterpart of the Registration Rights Agreement;

(f) Wejo shall have fully terminated the Purchase Agreement without any further Liability to Wejo or any of its Affiliate (including Holdco after the Closing), and provided evidence thereof to TKB;

(g) The Sponsor Director Nominees shall have been appointed to the Holdco Board;

(h) Wejo shall have complied with its obligations pursuant to Section 5.23 in all material respects; and

(i) Wejo shall have delivered to TKB a certificate, dated as of the Closing Date and signed by the chief executive officer and chief financial officer of Wejo, to the effect that each of the conditions specified in (a), (b), (c), (f), (g) and (h) above is satisfied; and

Section 6.4 Frustration of Closing Conditions. Holdco, Wejo and Merger Subs cannot rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by any of Holdco’s, Wejo’s or either Merger Sub’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.5. TKB may not rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by TKB’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.5.

Article VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or after receipt of the TKB Shareholder Approval or the Wejo Shareholder Approval, as applicable:

(a) by mutual written consent of Wejo and TKB;

(b) by either Wejo or TKB:

(i) if the Mergers shall not have been consummated by 11:59 p.m. in New York City on August 31, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any covenant or agreement contained in this Agreement in any material respect has been the primary cause of, or resulted in, the failure of the Mergers to be consummated on or by such date;

(ii) if the Wejo Shareholder Approval shall not have been obtained at the Wejo Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a proper vote on such matters was taken; provided, however, that the right to terminate under this Section 7.1(b)(ii) shall not be available to Wejo where the failure to obtain the Wejo Shareholder Approval shall have been caused by or related to Wejo’s material breach of the Agreement;

(iii) if the TKB Shareholder Approval shall not have been obtained at the TKB Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a proper vote on such matters was taken; provided, however, that the right to terminate under this Section 7.1(b)(iii) shall not be available to TKB where the failure to obtain TKB Shareholder Approval shall have been caused by or related to TKB’s material breach of the Agreement;

(iv) if the Extension Approval is not obtained at the Extension Shareholders’ Meeting or any adjournment or postponement thereof; or

(v) if any applicable Law or Governmental Order prohibiting, preventing, restraining or making illegal the consummation of the Mergers or the other transactions contemplated by this Agreement shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(v) shall not be available to any party whose failure to fulfill any covenant or agreement contained in this Agreement in any material respect has been the primary cause of, or resulted in, the entry, enactment, promulgation, enforcement or issuance of such applicable Law or Governmental Order.

(c) by Wejo:

(i) if TKB shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement or any of the representations and warranties of TKB shall be inaccurate, in either case, in a manner that (i) would give rise to the failure of a condition set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c) and (ii) is incapable of being cured, or is not cured, by TKB by the earlier of (x) (30) Business Days following written notice to TKB by Wejo of such breach or (y) the Business Day prior to the Outside Date; provided that Wejo shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Wejo or Merger Sub are then in breach of any of their covenants or agreements contained in this Agreement, or any of the representations and warranties of Wejo and Merger Sub in this Agreement shall have become inaccurate, in either case in a manner that would give rise to the failure of a condition set forth in Section 6.3(a), Section 6.3(b) or Section 6.3(c);

(ii) at any time prior to obtaining the TKB Shareholder Approval, upon a TKB Adverse Recommendation Change other than in response to a TKB Intervening Event pursuant to Section 5.7(c)(2);

(iii) at any time prior to obtaining the TKB Shareholder Approval, upon a TKB Adverse Recommendation Change in response to a TKB Intervening Event pursuant to Section 5.7(c)(2);

(iv) at any time prior to obtaining the Wejo Shareholder Approval, in order to enter into a definitive agreement providing for a Wejo Superior Proposal; provided that (x) Wejo has complied with the terms of Section 5.6 and (y) substantially concurrently with or prior to (and as a condition to) the termination of this Agreement, Wejo pays to TKB the Wejo Termination Fee pursuant to Section 7.2(b) below; or

(v) within five (5) Business Days following the expiration of the five (5) Business Day period set forth in Section 5.25 if TKB fails to deliver the fully executed Sponsor Voting Agreement.

(d) by TKB:

(i) if Holdco, Wejo or Merger Subs shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, or any of the representations and warranties of Holdco, Wejo or Merger Subs shall be inaccurate, in either case, in a manner that (i) would give rise to the failure of a condition set forth in Section 6.3(a), Section 6.3(b) or Section 6.3(c) and (ii) is incapable of being cured, or is not cured, by Holdco, Wejo or Merger Subs by the earlier of (x) (30) Business Days following written notice to Wejo by TKB of such breach or (y) the Business Day prior to the Outside Date; provided that TKB shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if TKB is then in breach of any of its covenants or agreements contained in this Agreement, or any of the representations and warranties of TKB in this Agreement shall have become inaccurate, in either case in a manner that would give rise to the failure of a condition set forth in Section 6.2(a), Section 6.2(b) or Section 6.3(b);

(ii) at any time prior to obtaining the Wejo Shareholder Approval, upon a Wejo Adverse Recommendation Change, other than in response to a Wejo Intervening Event pursuant to Section 5.6(c)(2);

(iii) at any time prior to obtaining the Wejo Shareholder Approval, upon a Wejo Adverse Recommendation Change in response to a Wejo Intervening Event pursuant to Section 5.6(c)(2);

(iv) at any time prior to obtaining the TKB Shareholder Approval, in order to enter into a definitive agreement providing for a TKB Superior Proposal; provided that (x) TKB has complied with the terms of Section 5.7 and (y) substantially concurrently with or prior to (and as a condition to) the termination of this Agreement, TKB pays to Wejo the TKB Termination Fee pursuant to Section 7.2(c) below; or

(v) within five (5) Business Days following the expiration of the five (5) Business Day period set forth in Section 5.23 if Wejo fails to comply with its obligations pursuant to Section 5.23.

Section 7.2 Effect of Termination.

(a) In the event of the valid termination of this Agreement by either Wejo or TKB pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith be terminated and have no further effect, the obligations of the parties hereunder shall terminate, and there shall be no liability on the part of any party hereto with respect thereto, except that (i) the Confidentiality Agreement, the provisions of this Section 7.2 and Article VIII shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability or damages for any deliberate fraud or willful and material breach hereof.

(b) Wejo Termination Fee.

(i) In the event that this Agreement is terminated by:

(A) Wejo pursuant to Section 7.1(c)(iv), then Wejo shall pay TKB or its designee a fee equal to $4,000,000 (the “Wejo Termination Fee”);

(B) TKB pursuant to Section 7.1(d)(ii), then Wejo shall pay TKB or its designee the Wejo Termination Fee;

(C) (i) TKB or Wejo pursuant to Section 7.1(b)(ii) (or by either TKB or Wejo pursuant to Section 7.1(b)(iii) when either Wejo or TKB could have terminated this Agreement pursuant to Section 7.1(b)(ii)), or (ii) TKB or Wejo pursuant to Section 7.1(b)(i) (but only if Wejo has failed to hold the Wejo Shareholders’ Meeting before the Outside Date), and, in each case, after the date hereof and prior to the termination of this Agreement Wejo (x) has received a Wejo Acquisition Proposal that has been publicly proposed or disclosed and not publicly withdrawn prior to the time of the Wejo Shareholders’ Meeting (a “Public Wejo Acquisition Proposal”) and (y) before the date that is six (6) months after the date of termination of this Agreement, Wejo or any Wejo Subsidiary consummates, or enters into a definitive and binding agreement which subsequently results in the consummation of, a transaction or series of related transactions that would constitute a Wejo Acquisition Proposal, then Wejo shall pay TKB or its designee the Wejo Termination Fee; provided that, on the date of termination pursuant to this Section 7.2(b)(i)(C), all of the conditions set forth in Article VI hereof (other than the conditions set forth in Section 6.1(c) and Section 6.2(e)) shall have been satisfied or, with respect to those conditions that by their nature are to be satisfied at the Closing, capable of being satisfied at the Closing if the Closing occurred on such termination date; and provided, further, that for purposes of this Section 7.2(b)(i)(C), the references to “fifteen percent (15%)” in the definition of Wejo Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”; and

(D) Wejo, for any reason other than pursuant to Section 7.1(b)(iv), Section 7.1(b)(v), Section 7.1(c)(i), Section 7.1(c)(ii), Section 7.1(c)(v), or Section 7.1(d)(iv), Wejo shall pay TKB or its designee for any reasonable and documented fees and out-of-pocket expenses of TKB incurred or payable in connection with the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of TKB, for up to a maximum amount of $250,000 (the “TKB Expense Reimbursement”).

(ii) In the case the Wejo Termination Fee is due pursuant to Section 7.2(b)(i)(A), Wejo shall pay the Wejo Termination Fee prior to or substantially concurrently with, and as a condition to, the termination of the Agreement by Wejo by wire transfer of same-day funds to an account designated in writing by TKB or its designee.

(iii) In the case the Wejo Termination Fee is due pursuant to Section 7.2(b)(i)(B), Wejo shall pay the Wejo Termination Fee no later than three (3) Business Days following the termination of the Agreement by TKB by wire transfer of same-day funds to an account designated in writing by TKB or its designee.

(iv) In the case the Wejo Termination Fee is due pursuant to Section 7.2(b)(i)(C), Wejo shall pay the Wejo Termination Fee no later than three (3) Business Days following the consummation of the transaction or the last of the series of related transactions resulting from the Public Wejo Acquisition Proposal by wire transfer of same-day funds to an account designated in writing by TKB or its designee.

(v) In the case the TKB Expense Reimbursement is due pursuant to Section 7.2(b)(i)(D), Wejo shall pay the TKB Expense Reimbursement no later than three (3) Business Days following the delivery by TKB to Wejo of supporting documentation in accordance with Section 7.2(b)(i)(D) relating to such TKB Expense Reimbursement by wire transfer of same-day funds to an account designated in writing by TKB or its designee.

(vi) For the avoidance of doubt, in no event shall Wejo be obligated to pay the Wejo Termination Fee on more than one occasion. Wejo acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, TKB would not enter into this Agreement. The parties hereto acknowledge that the Wejo Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate TKB in the circumstances in which the Wejo Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. Accordingly, if Wejo fails promptly to pay the amount(s) due pursuant to this Section 7.2(b), and, to obtain such payment, TKB commences an Action which results in a judgment against Wejo for the amount(s) due pursuant to this Section 7.2(b), Wejo shall pay to TKB or its designee its out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(c) TKB Termination Fee.

(i) In the event that this Agreement is terminated by:

(A) TKB pursuant to Section 7.1(d)(iv), then TKB shall pay Wejo or its designee a fee equal to $4,000,000 (the “TKB Termination Fee”);

(B) Wejo pursuant to Section 7.1(c)(ii), then TKB shall pay Wejo or its designee the TKB Termination Fee; and

(C) (i) Wejo or TKB pursuant to Section 7.1(b)(iii) (or by either TKB or Wejo pursuant to Section 7.1(b)(ii) when either Wejo or TKB could have terminated this Agreement pursuant to Section 7.1(b)(iii)) or (ii) TKB or Wejo pursuant to Section 7.1(b)(i) (but only if TKB has failed to hold the TKB Shareholders’ Meeting before the Outside Date), and, in each case, after the date hereof and prior to the termination of this Agreement TKB (x) has received a TKB Acquisition Proposal that has been publicly proposed or disclosed and not publicly withdrawn prior to the time of the TKB Shareholders’ Meeting (a “Public TKB Acquisition Proposal”) and (y) before the date that is six (6) months after the date of termination of this Agreement, TKB or any of its Affiliates consummates, or enters into a definitive and binding agreement which subsequently results in the consummation of, a transaction or series of related transactions that would constitute a TKB Acquisition Proposal, then TKB shall pay Wejo or its designee the TKB Termination Fee; provided that, on the date of termination pursuant to this Section 7.2(c)(i)(C), all of the conditions set forth in Article VI hereof (other than the conditions set forth in Section 6.1(b) and Section 6.3(d)) shall have been satisfied or, with respect to those conditions that by their nature are to be satisfied at the Closing, capable of being satisfied at the Closing if the Closing occurred on such termination date.

(ii) In the case the TKB Termination Fee is due pursuant to Section 7.2(c)(i)(A), TKB shall pay the TKB Termination Fee prior to or substantially concurrently with, and as a condition to, the termination of the Agreement by TKB by wire transfer of same-day funds to an account designated in writing by Wejo or its designee.

(iii) In the case the TKB Termination Fee is due pursuant to Section 7.2(c)(i)(B), TKB shall pay the TKB Termination Fee no later than three (3) Business Days following the termination of the Agreement by Wejo by wire transfer of same-day funds to an account designated in writing by Wejo or its designee.

(iv) In the case the TKB Termination Fee is due pursuant to Section 7.2(c)(i)(C), TKB shall pay the TKB Termination Fee no later than three (3) Business Days following the consummation of the transaction or the last of the series of related transactions resulting from the Public TKB Acquisition Proposal by wire transfer of same-day funds to an account designated in writing by Wejo or its designee.

(v) For the avoidance of doubt, in no event shall TKB be obligated to pay the TKB Termination Fee on more than one occasion. TKB acknowledges that the agreements contained in this Section 7.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Wejo would not enter into this Agreement. The parties hereto acknowledge that the TKB Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Wejo in the circumstances in which the TKB Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. Accordingly, if TKB fails promptly to pay the amount(s) due pursuant to this Section 7.2(c), and, to obtain such payment, Wejo commences an Action which results in a judgment against TKB for the amount(s) due pursuant to this Section 7.2(c), TKB shall pay to Wejo or its designee its out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(d) The parties agree that the monetary remedies set forth in this Section 7.2 and the specific performance remedies set forth in Section 8.14 shall be the sole and exclusive remedies of (i) Wejo, Holdco, Merger Subs and their respective Affiliates against TKB and its Affiliates (including Sponsor) and any of its respective Affiliates and any of their respective former, current or future directors, officers, shareholders, Representatives or affiliates for any loss suffered as a result of the failure of the Mergers or any other transaction contemplated hereby to be consummated, except in the case of deliberate fraud or willful breach of any representation, covenant, agreement or obligation (in which case only TKB shall be liable for damages for such deliberate fraud or willful breach), and upon payment of such amount, none of TKB or any of its respective former, current or future directors, officers, general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except for the liability of TKB in the case of deliberate fraud or willful breach of any representation, covenant, agreement or obligation; and (ii) TKB and its Affiliates (including Sponsor) against Holdco, Wejo, Merger Subs and their respective Affiliates and any of their respective former, current or future directors, officers, shareholders, Representatives or affiliates for any loss suffered as a result of the failure of the Mergers or any other transaction contemplated hereby to be consummated, except in the case of deliberate fraud or willful breach of any representation, covenant, agreement or obligation (in which case only Wejo shall be liable for damages for such deliberate fraud or willful breach), and upon payment of such amount, none of Wejo and its Subsidiaries or any of their respective former, current or future directors, officers, general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except for the liability of Wejo in the case of deliberate fraud or willful breach of any representation, covenant, agreement or obligation.

(e) For the avoidance of doubt, while Wejo may pursue both a grant of specific performance of TKB’s obligations to consummate the TKB Merger or the other transactions contemplated by this Agreement in accordance with Section 8.14 and the payment of the TKB Termination Fee under this Section 7.2, under no circumstances shall Wejo and Merger Sub be permitted or entitled to receive both a grant of such performance requiring TKB to consummate the Mergers or the other transactions contemplated by this Agreement and to pay the TKB Termination Fee. For the avoidance of doubt, while TKB may pursue both a grant of specific performance of Holdco’s Wejo’s and Merger Subs’ obligations to consummate the Mergers or the other transactions contemplated by this Agreement in accordance with Section 8.14 and the payment of the Wejo Termination Fee under this Section 7.2, under no circumstances shall TKB be permitted or entitled to receive both a grant of such performance requiring Holdco, Wejo or Merger Subs to consummate the Mergers or the other transactions contemplated by this Agreement and to pay the Wejo Termination Fee.

Section 7.3 Amendments. Subject to compliance with applicable Law, this Agreement may be amended by Wejo and TKB, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Mergers by the shareholders of Wejo and TKB; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Wejo and TKB, there may not be, without further approval of such shareholders, any amendment of this Agreement that by applicable Law requires the further approval of such shareholders. No amendment shall be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4 Waiver. At any time prior to the Effective Time, whether before or after the TKB Shareholders’ Meeting and the Wejo Shareholders’ Meeting, any party hereto may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Article VIII

GENERAL PROVISIONS

Section 8.1 Trust Account Waiver. Holdco, Wejo and Merger Subs acknowledge that TKB is a blank check company with the powers and privileges to effect a Business Combination. Holdco, Wejo and Merger Subs further acknowledge that, as described in TKB’s final prospectus dated October 26, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of TKB’s assets consist of the cash proceeds of TKB’s initial public offering and private placements of its securities occurring substantially simultaneously with such initial public offering, and substantially all of those proceeds have been deposited in the Trust Account. Each of Holdco, Wejo, Merger Sub 1 and Merger Sub 2 acknowledge that it has been advised by TKB that cash in the Trust Account may be disbursed only in the circumstances and to the Persons described in the Prospectus and in accordance with the TKB Organizational Documents and the Trust Agreement. Holdco, Wejo and Merger Subs further acknowledge that, if the Mergers and the other transactions contemplated by this Agreement, or, in the event of termination of this Agreement, another Business Combination, are not consummated by January 29, 2023 or such later date as approved by the TKB Shareholders to complete a Business Combination, TKB will be obligated to return to its shareholders the amounts being held in the Trust Account. For and in consideration of TKB entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Holdco, Wejo and Merger Sub 1 and Merger Sub 2 hereby irrevocably waives any right, title, interest or claim of any kind (whether based on contract, tort, equity or otherwise) that it has or may have in the future in or to any monies or other assets in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or in connection with, this Agreement or any other negotiations, Contracts or agreements or transactions with TKB. Notwithstanding the foregoing, nothing contained in this Section 8.1 shall limit or prohibit Holdco, Wejo or Merger Subs from (i) pursuing a claim against TKB (A) for specific performance or other equitable relief in connection with the Mergers and the other transactions contemplated by this Agreement (including a claim for TKB to specifically perform its obligations under this Agreement and cause the disbursement of the cash balance remaining in the Trust Account (following any TKB Share Redemption)) or (B) for damages or payment of the TKB Termination Fee (subject to the provisions of this Agreement) against assets of TKB (or any successor entity) held outside of the Trust Account or (ii) being entitled to the use of any remaining amounts in the Trust Account following Closing.

Section 8.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.2 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.

Section 8.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission; provided that, electronic mail received after 6:00 p.m. Eastern Time shall be deemed received on the day following the date of transmission, and provided further that there is no return error message or other notification of non-delivery received by the sender), sent via facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to TKB, to:

TKB Critical Technologies 1

400 Continental Blvd., Suite 600
El Segundo, CA 90245

Attention:	Angela Blatteis

Email:	ablatteis@tk.capital

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention:	Elliott Smith; Bryan Luchs; Emilio Grandío

Email:	elliott.smith@whitecase.com; bryan.luchs@whitecase.com; emilio.grandio@whitecase.com

(b)	if to Holdco, Wejo or Merger Subs, to:

Wejo Group Limited
ABC Building, 21-23 Quay Street

M3 4AE Manchester, United Kingdom

Attention:	Mina Bhama, General Counsel

Email:	mina.bhama@wejo.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street, Canary Wharf

London E14 5DS, United Kingdom

Attention:	Denis Klimentchenko

Email:	denis.klimentchenko@skadden.com

Section 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 8.5 Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement or any other Transaction Agreement (including any of the closing deliverables contemplated hereby) by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Transaction Agreement.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements (including the Confidentiality Agreement and the documents and instruments referred to herein or therein) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.9, is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever.

Section 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.9 Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally (a) consents to submit itself to the personal jurisdiction of the state or federal courts located in the State of New York, and any appellate court from any thereof, for the purpose of any action or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the state or federal courts located in the State of New York, and any appellate court from any thereof and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8.9 in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

Section 8.10 Headings, etc. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The disclosure of any matter in TKB Disclosure Schedules or the Wejo Disclosure Schedules shall expressly not be deemed to constitute an admission by TKB or Wejo, respectively, or to otherwise imply, that any such matter is material for the purpose of this Agreement.

Section 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.12 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.13 Waiver of Jury Trial. EACH OF HOLDCO, WEJO, TKB, MERGER SUB 1 AND MERGER SUB 2 HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGERS AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF HOLDCO, WEJO, TKB, MERGER SUB 1 OR MERGER SUB 2 IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

Section 8.14 Specific Performance.

(a) The parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement (including failure to take such actions as are required of it hereunder to consummate the Mergers or the other transactions contemplated by this Agreement) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case in accordance with Section 8.9, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) The parties’ rights in this Section 8.14 are an integral part of the transactions contemplated by this Agreement and each party hereby waives any objections to any remedy referred to in this Section 8.14 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). In the event any party seeks any remedy referred to in this Section 8.14, such party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 8.15 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Transaction Agreements and the transactions contemplated herein and therein, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid, whether or not the Mergers are consummated, by the party incurring such fees or expenses; provided, that (a) filing fees, costs and expenses incurred in connection with filings, notifications or documentation required under Section 5.5 shall be borne by Wejo (excluding, for the avoidance of doubt, fees and disbursements of counsel, financial advisors, accountants and other advisors), and (b) if the Closing occurs, all expenses payable by Wejo and TKB in connection with the Mergers and the other transactions contemplated by this Agreement shall be payable by Wejo or Merger Subs and may be paid from the Trust Account.

Section 8.16 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the TKB Disclosure Schedules or in the Wejo Disclosure Schedules corresponding to any Section or subsection of Article III (in the case of the TKB Disclosure Schedules) or Article IV (in the case of the Wejo Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article III (in the case of the TKB Disclosure Schedules) or Article IV (in the case of the Wejo Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article III or Article IV may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.17 Certain Definitions.

(a) “Action” shall mean any claim, action, suit, litigation, complaint, assessment, audit, hearing, inquiry, investigation, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or any other similar proceedings.

(b) “Affiliate” shall have the meaning as set forth in Rule 12b-2 promulgated under the Exchange Act.

(c) “Anti-Corruption Laws” shall mean any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Governmental Official or representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, the Bribery Act of 2016 of Bermuda and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

(d) “Anti-Money Laundering Laws” shall mean the European Union Money Laundering Directives and member states’ implementing legislation, the UK Proceeds of Crime Act 2002, the U.S. Bank Secrecy Act, USA Patriot Act and other applicable Laws in the European Union, the United Kingdom, or the United States relating to money laundering and proceeds of crime.

(e) “Bermuda Companies Act” shall mean the Companies Act 1981 of Bermuda.

(f) “Business Combination” shall have the meaning given to such term in the TKB Organizational Documents.

(g) “Business Day” shall mean a day other than Saturday, Sunday or other day on which commercial banks in New York, New York, London, United Kingdom, Hamilton, Bermuda or the Cayman Islands are required by Law to close.

(h) “Cayman Companies Act” shall mean the Companies Act (As Revised), as amended, of the Cayman Islands.

(i) “Cayman Registrar” shall mean the Registrar of Companies of the Cayman Islands.

(j) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(k) “Competition Laws” mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any merger control, competition or antitrust Laws and any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.

(l) “Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

(m) “COVID-19” shall mean SARS-Co V-2, SARS-Co V-2 variants or COVID-19.

(n) “COVID-19 Measures” shall mean quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19 and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

(o) “Environmental Laws” shall mean any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the date hereof.

(p) “Export Control Laws” shall mean shall mean collectively (a) the Arms Export Control Act (22 U.S.C. §§ 2778 et. Seq.), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120 Parts 120-130), the Export Administration Regulations (EAR) (15 C.F.R. Parts 730-774) and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Authorities of other countries relating to prohibition of unauthorized boycotts.

(q) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(r) “ERISA Affiliate” shall mean any entity, trade or business (whether or not incorporated) that is treated as a single employer with any other entity, trade, or business (whether or not incorporated) under Section 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(s) “Forward Purchasers” means, collectively, certain funds managed by Affiliates of Apollo Capital Management, L.P. and certain funds and accounts managed by or Affiliated with Atalaya Capital Management, L.P.

(t) “GM Transaction Documents” has the meaning given to it in the Securities Purchase Agreement, dated as of December 16, 2022, by and among inter alios Wejo and General Motors Holdings LLC.

(u) “Governmental Authority” shall mean any federal, state, provincial, municipal, local or foreign or multinational government, governmental authority, regulatory or administrative agency, legislature, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

(v) “Governmental Order” shall mean any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

(w) “Hazardous Material” shall mean any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar meaning) under applicable Environmental Laws in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, chlorinated solvents, per- and polyfluoroalkyl substances flammable or explosive substances, or pesticides.

(x) “Holdco Board” shall mean the board of directors of Holdco.

(y) “Holdco Common Shares” means common shares, par value $0.001 per common share, of Holdco.

(z) “Holdco Organizational Documents” means the memorandum of association and bye-laws of Holdco to be adopted by Holdco upon its formation.

(aa) “Indebtedness” shall mean with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money; (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person; (iii) obligations of such Person for the deferred purchase price of property or other services (other than trade payables or compensation or benefits incurred in the ordinary course of business); (iv) all obligations as lessee that are required to be capitalized in accordance with GAAP; (v) all obligations of such Person for the reimbursement of any obligor on any line of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against; (vi) all interest rate and currency swaps, caps, collars and similar agreements and hedging devices under which payments are obligated to be made by such Person; (vii) accrued but unpaid bonuses (including bonuses to be paid in connection with the transactions contemplated by this Agreement, if any) with respect to any Wejo Employee or Wejo Service Provider, together with all employer-side payroll and similar Taxes thereon; (viii) unpaid severance with respect to any former employee, individual independent contractor, or other non-employee service provider of Wejo or any Wejo Subsidiary, together with all employer-side payroll and similar Taxes thereon; (ix) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person; (x) any Liabilities in respect of any underfunded or unfunded Wejo Benefit Plan; and (xi) all obligations of the type referred to in clauses (i) through (x) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any (i) amounts for Taxes or (ii) item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.

(bb) “Intellectual Property” shall mean all intellectual property and other proprietary rights created, arising, or protected under applicable Law throughout the world (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (i) patents, patent applications and inventions and all improvements thereto (whether or not patentable or reduced to practice) (collectively, “Patents”), (ii) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, and other indicia of origin (together with the goodwill associated therewith) (collectively, “Trademarks”); (iii) copyrights and all works of authorship (whether or not copyrightable) (collectively, “Copyrights”); (iv) internet domain names, internet websites, and URLs; (v) registrations applications, provisionals, extensions, renewals, divisions, continuations, continuations-in-part, re-examinations, re-issues, interferences and foreign counterparts for any of the foregoing; (vi) trade secrets, know-how, processes, methods, techniques, inventions, formulae, technologies, algorithms, layouts, designs, protocols, specifications, business, technical and financial information, data compilations and databases, and proprietary rights in confidential information (collectively, “Trade Secrets”); (vii) rights in Software; and (viii) moral rights and rights of privacy and publicity; and (ix) rights to exclude others from appropriating any of the foregoing, including the right to sue for, recover damages or other amounts for, and enjoin past, present and future infringements, misappropriation, misuse, or other violation of any of all of the foregoing and rights of priority and protection of interests therein.

(cc) “Intellectual Property Agreements” shall mean all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property and to which any Person is a party, beneficiary or otherwise bound.

(dd) “Investment Screening Laws” means any applicable U.S. or foreign Laws intended to screen, prohibit or regulate foreign investments on public interest or national security grounds, including the NSIA 2021.

(ee) “IRS” shall mean the United States Internal Revenue Service.

(ff) “IT Assets” means computers, Software, hardware, firmware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology and telecommunications equipment.

(gg) “IT Contracts” means all arrangements under which:

(i) any third party provides any element of, or services relating to, IT Assets, including leasing, hire-purchase, software licenses, support, maintenance, services, development and design agreements; and

(ii) a party hereto or any of its respective Subsidiaries provides any third party with any element of, or services relating to, IT Assets, including leasing, hire-purchase, software licenses, support, maintenance services, development and design agreements.

(hh) “Law” means any federal, state, municipal or local, foreign or multinational statute, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

(ii) “Liability” means any and all debts, damages, liabilities of any nature, guarantees, obligations, penalties, fines, or other losses, costs or expenses, in each case whether accrued or fixed, absolute or contingent or matured or unmatured, including those arising under any Law and those arising under any Contract.

(jj) “Lien” shall mean any mortgage, charge, claim, registration, defect in title, contingent right, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

(kk) “Merger Filing Documents” means the TKB Merger Filing Documents and the Wejo Merger Filing Documents.

(ll) “Merger Sub Shares” means the ordinary shares of Merger Sub, par value $1.00 per share.

(mm) “NSIA 2021” means the National Security and Investment Act 2021 (United Kingdom).

(nn) “Open Source Software” means any Software that is subject to or licensed, provided or distributed under (i) any license meeting the definition of an open source license (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” software, including all versions of the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, the Mozilla Public License (MPL), the MIT License or any other license that includes similar terms, or (ii) any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

(oo) “Permitted Lien” shall mean (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent adequate reserves have been established in accordance with the relevant entity’s accounting principles, standards and procedures (i.e., GAAP or other similar applicable accounting principles), as applicable; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which adequate reserves have been established in accordance with the relevant entity’s accounting principles, standards and procedures (i.e., GAAP or other similar applicable accounting principles), as applicable; (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property; (v) Liens that (A) were not incurred in connection with indebtedness for borrowed money and (B) are not material to Wejo and its Subsidiaries, taken as a whole, (vi) Liens that (A) were not incurred in connection with indebtedness for borrowed money and (B) are not material to TKB, (vi) non-exclusive licenses and sublicenses of Intellectual Property granted by Wejo or any Wejo Subsidiary, or TKB (as applicable), in the ordinary course of business that is consistent with past practice of such party, (vii) Liens securing any Indebtedness of Wejo and its Subsidiaries (including Indebtedness incurred pursuant to any Wejo Financing Agreement) existing as of the date of this Agreement and (viii) Liens securing any Indebtedness of TKB existing as of the date of this Agreement.

(pp) “Person” shall mean any individual, corporation, company, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or Governmental Authority.

(qq) “Personal Information” shall mean information relating to an identified or identifiable natural person who can be directly or indirectly identified from that information, whether in isolation or in combination with any other information, or “personal information,” or “personal data” as defined in applicable Privacy Laws, including the U.K. Data Protection Act 2018 and the U.K. GDPR, the GDPR and any national law supplementing the GDPR.

(rr) “Privacy Laws” shall mean all applicable laws, regulations, and regulatory requirements applicable to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure, transfer (including cross-border), or other treatment of Personal Information, including those laws, regulations, and regulatory requirements relating to breach notification in connection with Personal Information (including without limitation the U.K. General Data Protection Regulation as defined by the Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (the “U.K. GDPR”), the General Data Protection Regulation 2016/679 (the “GDPR”) and the California Consumer Privacy Act).

(ss) “Purchase Agreement” means that certain Common Stock Purchase Agreement dated February 14, 2022 by and between Wejo and CG Principal Investments LLC.

(tt) “Redemption Amount” shall mean the aggregate amount payable in connection with the TKB Share Redemption with respect to the TKB Shareholder Approval.

(uu) “Representatives” shall mean the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents to each of Wejo and TKB, as applicable.

(vv) “Sanctions Laws” shall mean all applicable Laws related to economic sanctions imposed, administered or enforced by the US government, including without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State; the European Union or any of its Member States; the United Nations; or His Majesty’s Treasury of the United Kingdom.

(ww) “Securities Laws” shall mean the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

(xx) “Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) application programing interfaces, user interfaces, operating systems, applications, report formats, firmware, platforms, modules, compilers and development tools; (c) data files, databases and other data collections, protocols, specifications; (d) all versions, updates, releases, patches, corrections, enhancements and modifications thereto; and (e) all documentation including user manuals, developer notes, instructions, comments and annotations and other training documentation relating to any of the foregoing.

(yy) “Sponsor” means TKB Sponsor I, LLC.

(zz) “Subsidiary” of any Person means another Person, (i) an amount of the voting securities, other voting rights or voting partnership interests of which that is sufficient to elect at least a majority of its board of directors or other governing body is directly or indirectly owned or controlled by such first Person or by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person) or (ii) of which such first Person or any other Subsidiary of such first Person is a general partner (excluding partnerships, the general partnership interests of which held by such first Person and any Subsidiary of such first Person do not have a majority of the voting interests in such partnership).

(aaa) “Taxes” shall mean any U.S. federal, state, provincial, territorial, local, and non-U.S. taxes of any kind, including without limitation, net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

(bbb) “Tax Return” shall mean any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

(ccc) “TKB Class A Shares” means the Class A ordinary shares of TKB, par value $0.0001 per share.

(ddd) “TKB Class B Shares” means the Class B ordinary shares of TKB, par value $0.0001 per share.

(eee) “TKB Excluded Shares” means, without duplication, each TKB Share, if any, that at the Effective Time is held in the treasury of TKB.

(fff) “TKB Intervening Event” means TKB’s reasonable and good faith assessment, that at the Effective Time, Wejo will not have available cash on hand or available cash to be borrowed pursuant to binding contractual commitments from third parties, in such amounts that, together with (i) the net proceeds of amounts in the Trust Account (net of Transaction Expenses and following the TKB Share Redemption), (ii) any irrevocable and binding financing commitments entered into pursuant to Section 5.19, and (iii) any non-binding financing commitments or other sources of income that in the reasonable determination of Wejo are reasonably expected to be available following the Closing, sufficient to fund ordinary course working capital and other general corporate purposes of Wejo in accordance with Wejo’s mid-term business plan.

(ggg) “TKB Material Adverse Effect” means any Effect which, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of TKB; or (ii) prevents or materially impedes, interferes with, hinders or delays the consummation of the TKB Merger or the other transactions contemplated by this Agreement by TKB; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there exists or has been, a TKB Material Adverse Effect: (A) any changes in the Cayman Islands, the United States or other jurisdiction, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (B) any changes in conditions, practices, guidelines, policies, requirements or standards in any industry or market in which TKB operates, (C) any changes in political, geopolitical, regulatory or legislative conditions in the Cayman Islands, the United States or any other country or region of the world, (D) any changes after the date hereof in GAAP or the interpretation thereof, (E) any changes after the date hereof in applicable Law or the interpretation thereof, (F) the consummation and effects of the TKB Share Redemptions, (G) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, epidemics or pandemics (including COVID-19) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, (H) the execution and delivery of this Agreement, the identity of Wejo, any Wejo Subsidiary or TKB, the pendency or consummation of this Agreement, the TKB Merger and the other transactions contemplated hereby, or the public announcement of this Agreement or the transactions contemplated hereby, including any litigation arising out of or relating to this Agreement or any of the transactions contemplated hereby, in each case only to the extent resulting from the execution and delivery of this Agreement, the identity of Wejo, any Wejo Subsidiary or TKB, the pendency or consummation of this Agreement, the TKB Merger and the other transactions contemplated hereby, or the public announcement of this Agreement and the transactions contemplated hereby, as applicable (provided that this clause (H) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the TKB Merger and any other transaction contemplated hereby or to address the consequences of litigation), (I) any changes in TKB’s share price or the trading volume of the TKB Securities or any change in the ratings or ratings outlook for TKB (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from this definition of a “TKB Material Adverse Effect” may be taken into account), (J) to the extent that it does not prevent or materially impede, hinder or delay the consummation of the TKB Merger or the other transactions contemplated by this Agreement, any suspension of trading in or delisting of any TKB Security by Nasdaq in and of itself, (K) any Effects Known to Wejo as of the date of this Agreement and (L) the Effects of any TKB Share Redemptions; provided, however, that with respect to the exceptions set forth in clauses (A), (B), (C), (D), (E) and (G), if such Effect has had a disproportionate adverse effect on TKB relative to other companies operating in the industry in which TKB operates, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a TKB Material Adverse Effect exists or has occurred.

(hhh) “TKB Merger Filing Documents” means the TKB Plan of Merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law to make the TKB Merger effective.

(iii) “TKB Organizational Documents” means the Amended and Restated Memorandum and Articles of Association of TKB adopted by special resolution of the TKB Shareholders on October 19, 2021, as may be amended in connection with the Extension pursuant to Section 5.21 hereof.

(jjj) “TKB Private Warrant” means each warrant of TKB entitling the Sponsor to purchase one TKB Class A Share per warrant, issued pursuant to the terms of the TKB Private Warrants Purchase Agreement.

(kkk) “TKB Private Warrants Purchase Agreement” means the private placement warrants purchase agreement, dated as of October 26, 2021, by and between the Sponsor and TKB.

(lll) “TKB Public Warrant” means each whole warrant of TKB entitling the holder to purchase one TKB Class A Share per whole warrant, initially issued as a component of the TKB Units.

(mmm) “TKB Redeeming Shares” shall mean TKB Class A Shares validly tendered in connection with the TKB Share Redemption with respect to the TKB Shareholder Approval.

(nnn) “TKB Securities” means, collectively, the TKB Units, the TKB Shares and the TKB Warrants.

(ooo) “TKB Share Redemption” shall mean the election, in connection with the TKB Shareholder Approval or Extension of an eligible (as determined in accordance with the TKB Organizational Documents) TKB Shareholder to have all or a portion of the TKB Class A Shares held by such TKB Shareholder redeemed by TKB, on the terms and subject to the limitation and conditions set forth in the TKB Organizational Documents, at a per-share price, payable in cash, equal to the quotient of (i) the aggregate amount then on deposit in the Trust Account (including interest earned on funds held in the Trust Account and not previously released to TKB to pay Taxes), divided by (ii) the aggregate number of TKB Class A Shares then issued and outstanding.

(ppp) “TKB Shareholder” means any shareholder of TKB prior to the Effective Time.

(qqq) “TKB Shares” means, collectively, the TKB Class A Shares and TKB Class B Shares.

(rrr) “TKB Transaction Expenses” means all fees and expenses of TKB incurred or payable as of the Closing and not paid prior to the Closing in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of TKB, including any all deferred expenses.

(sss) “TKB Unit” means the units issued by TKB, each consisting of one TKB Class A Share and one-half of one TKB Public Warrant.

(ttt) “TKB Warrant Agreement” means the warrant agreement, dated as of October 26, 2021, by and between TKB and Continental Stock Transfer & Trust Company.

(uuu) “TKB Warrants” means, collectively, the TKB Public Warrants and TKB Private Warrants.

(vvv) “Transaction Agreements” shall mean this Agreement, the TKB Plan of Merger, the Wejo Plan of Merger, the Confidentiality Agreement, the Wejo Voting Agreements, the Sponsor Voting Agreement and the Registration Rights Agreements.

(www) “Transaction Expenses” shall mean all fees and expenses of any of Wejo and TKB incurred or payable as of the Closing and not paid prior to the Closing in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of Wejo and TKB, including any all deferred expenses.

(xxx) “Treasury Regulations” shall mean the U.S. Treasury regulations promulgated under the Code.

(yyy) “WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

(zzz) “Wejo Benefit Plans” means all “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and other stock purchase, stock option, equity or equity-based awards, employment, individual consulting, severance, retention, change in control, fringe benefit, incentive, commission, bonus, health and welfare, retirement, supplemental retirement, nonqualified deferred compensation, private medical, retiree medical, life insurance and pension plans, programs, policies or binding agreements or arrangements (in each case, other than any state benefit maintained by any Governmental Authority), whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, which pertain to, or are maintained for the benefit of, any Wejo Employee or Wejo Service Provider (or any beneficiary or dependent thereof), and which any of Wejo or any Wejo Subsidiary maintains, sponsors or contributes to, is required to contribute to, or with respect to which any of Wejo or any Wejo Subsidiary has any Liability (including any such plan or arrangement formerly maintained by any of them). For the purposes of this Agreement, all references to worker or workers shall only apply in relation to individuals engaged as workers in the United Kingdom and “worker” shall, in this Agreement, have the meaning given to it in Section 230(3) of the Employment Rights Act 1996 of the United Kingdom.

(aaaa) “Wejo Bye-Laws” means the Amended and Restated Bye-Laws of Wejo dated November 17, 2021.

(bbbb) “Wejo Common Shares” means common shares, par value $0.001 per common share, of Wejo.

(cccc) “Wejo Employee” means any current or former employee of Wejo or any Wejo Subsidiary.

(dddd) “Wejo Equity Plan” shall mean The Wejo Group Limited 2021 Equity Incentive Plan, as may be amended from time to time.

(eeee) “Wejo Excluded Shares” means, without duplication, each Wejo Common Share, if any, that at the Wejo Effective Time is held in the treasury of Wejo.

(ffff) “Wejo Financing Agreement” means the loan note instrument, dated April 21, 2021, issued by Wejo constituting up to $43 million of fixed rate secured loan notes due 2024.

(gggg) “Wejo Intellectual Property” means all Intellectual Property that is owned or purported to be owned by Wejo or any Wejo Subsidiary, including all Wejo Products owned or purported to be owned by Wejo or any Wejo Subsidiary.

(hhhh) “Wejo Intervening Event” means Wejo’s reasonable and good faith assessment, that at the Effective Time, Wejo will not have available cash on hand or available cash to be borrowed pursuant to binding contractual commitments from third parties, in such amounts that, together with (i) the net proceeds of amounts in the Trust Account (net of Transaction Expenses and following the TKB Share Redemption), (ii) any irrevocable and binding financing commitments entered into pursuant to Section 5.19, and (iii) any non-binding financing commitments or other sources of income that in the reasonable determination of Wejo are reasonably expected to be available following the Closing, sufficient to fund ordinary course working capital and other general corporate purposes of Wejo in accordance with Wejo’s mid-term business plan.

(iiii) “Wejo IT Assets” means all IT Assets that are owned or used by or for Wejo of any Wejo Subsidiary in the conduct of its business.

(jjjj) “Wejo IT Contracts” means all IT Contracts to which Wejo or any Wejo Subsidiary is a party.

(kkkk) “Wejo Material Adverse Effect” shall mean any change, effect, event, occurrence, state of facts, development, circumstance or condition (each, an “Effect”) which, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of Wejo and the Wejo Subsidiaries (taken as a whole); or (ii) prevents or materially impedes, interferes with, hinders or delays the consummation of the Wejo Merger or the other transactions contemplated by this Agreement by Wejo or Merger Sub; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there exists or has been, a Wejo Material Adverse Effect: (A) any changes in Bermuda, the United Kingdom, the United States or other jurisdiction, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (B) any changes in conditions, practices, guidelines, policies, requirements or standards in any industry or market in which Wejo operates, (C) any changes in political, geopolitical, regulatory or legislative conditions in Bermuda, the United Kingdom, the United States or any other country or region of the world, (D) any changes after the date hereof in GAAP or the interpretation thereof, (E) any changes after the date hereof in applicable Law or the interpretation thereof, (F) any failure by Wejo to meet any internal or published projections, estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Wejo to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Wejo Material Adverse Effect” may be taken into account), (G) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, epidemics or pandemics (including COVID-19) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, (H) the execution and delivery of this Agreement, the identity of Wejo, any Wejo Subsidiary or TKB, the pendency or consummation of this Agreement, the Wejo Merger and the other transactions contemplated hereby (including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives), or the public announcement of this Agreement or the transactions contemplated hereby, including any litigation arising out of or relating to this Agreement or any of the transactions contemplated hereby, in each case only to the extent resulting from the execution and delivery of this Agreement, the identity of Wejo, any Wejo Subsidiary or TKB, the pendency or consummation of this Agreement, the Wejo Merger and the other transactions contemplated hereby, or the public announcement of this Agreement and the transactions contemplated hereby, as applicable (provided that this clause (H) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the Wejo Merger and any other transaction contemplated hereby or to address the consequences of litigation), (I) any changes in Wejo’s share price or the trading volume of the Wejo Common Shares or any change in the ratings or ratings outlook for Wejo (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from this definition of a “Wejo Material Adverse Effect” may be taken into account), (J) any Effects Known to TKB as of the date of this Agreement; provided, however, that with respect to the exceptions set forth in clauses (A), (B), (C), (D), (E) and (G), if such Effect has had a disproportionate adverse effect on Wejo and the Wejo Subsidiaries (taken as a whole) relative to other companies operating in the industry in which Wejo and the Wejo Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Wejo Material Adverse Effect exists or has occurred.

(llll) “Wejo Merger Filing Documents” means the Wejo Plan of Merger together with such other documents as may be required in accordance with the applicable provisions of the Bermuda Companies Act or by any other applicable Law to make the Wejo Merger effective.

(mmmm) “Wejo Organizational Documents” means the Memorandum of Association dated May 21, 2021, and the Wejo Bye-Laws, including in each case all amendments as of the date hereof.

(nnnn) “Wejo Products” means all Software, services, or other products from which Wejo or any Wejo Subsidiary have derived within the three (3) years preceding the date hereof, are currently deriving or are scheduled to derive, revenue from the sale, license, maintenance or other provision thereof.

(oooo) “Wejo RSU Award” means each restricted stock unit award (whether subject to time-vesting or performance-vesting criteria) relating to Wejo Common Shares granted under the Wejo Equity Plan.

(pppp) “Wejo Securities” means, collectively, the Wejo Common Shares, the Wejo Warrants, the Wejo Stock Options and the Wejo RSU Awards.

(qqqq) “Wejo Service Provider” means any current or former individual independent contractor or consultant or other individual non-employee service provider to or of Wejo or its Subsidiaries.

(rrrr) “Wejo Stock Option” means each compensatory option to purchase Wejo Common Shares granted under the Wejo Equity Plan.

(ssss) “Wejo Subsidiary” shall mean any Subsidiary of Wejo.

(tttt) “Wejo Transaction Expenses” means all fees and expenses of Wejo incurred or payable as of the Closing and not paid prior to the Closing in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of Wejo, including any all deferred expenses.

(uuuu) “Wejo Warrant” means each warrant to purchase Wejo Common Shares issued and outstanding pursuant to the Wejo Warrant Agreement.

(vvvv) “Wejo Warrant Agreement” means the warrant agreement, dated as of January 21, 2021, by and between Virtuoso Acquisition Corp. and Continental Stock Transfer & Trust Company, as assigned and assumed by Wejo pursuant to that certain warrant assumption agreement dated November 18, 2021, by and among Virtuoso Acquisition Corp., Wejo and Continental Stock Transfer & Trust Company.

(wwww) For purposes of this Agreement, the phrases “to the Knowledge of TKB,” “to TKB’s Knowledge,” “Known to TKB,” and similar formulations shall mean the actual current knowledge, after reasonable investigation, of the people set forth in Exhibit 8.17(wwww).

(xxxx) For purposes of this Agreement, the phrases “to the Knowledge of Wejo”, “to Wejo’s Knowledge,” “Known to Wejo”, and similar formulations shall mean the actual current knowledge, after reasonable investigation, of the people set forth in Exhibit 8.17(xxxx).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Wejo Group Limited, Merger Sub 1 and TKB Critical Technologies 1 have each caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

WEJO GROUP LIMITED

By:	/s/ John Maxwell
	Name:	John Maxwell
	Title:	Chief Financial Officer

GREEN MERGER SUBSIDIARY LIMITED

By:	/s/ Richard Barlow
	Name:	Richard Barlow
	Title:	Director

TKB CRITICAL TECHNOLOGIES 1

By:	/s/ Angela Blatteis
	Name:	Angela Blatteis
	Title:	Co-Chief Executive Officer and Chief Financial Officer

[Signature Page to Merger Agreement]

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